UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Covisint Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock of Covisint Corporation, no par value per share
(2)

Aggregate number of securities to which transaction applies: 41,899,219 shares of common stock, which includes 40,865,897 shares of issued and outstanding common stock, 79,143 shares of common stock issuable upon exercise of “in-the-money” options to purchase shares of common stock and 954,179 shares of common stock issuable pursuant to outstanding awards of restricted stock units, in ease case, as of June 5, 2017.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the merger agreement, (i) each outstanding share of common stock owned by shareholders other than Open Text Corporation and its subsidiaries will be converted into the right to receive $2.45 in cash, without interest; (ii) each outstanding stock option to purchase shares of common stock with a per share exercise price less than $2.45 will be converted into the right to receive a cash payment equal to (a) the excess of $2.45 over the per share exercise price for the shares of common stock subject to such stock option, multiplied by (b) the number of shares of common stock underlying each such stock option; and (iii) each outstanding restricted stock unit will be converted into the right to receive a cash payment equal to $2.45 multiplied by the number of shares of common stock underlying such restricted stock unit. The Company shall not accelerate the vesting of any outstanding stock options or restricted stock units to the extent it is not contractually obligated to do so.

	(4)	Proposed maximum aggregate value of transaction: $102,653,086.55
	(5)	Total fee paid: $11,897.49
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 15, 2017

Covisint Corporation

26533 Evergreen Road, Suite 500

Southfield, Michigan 48076

June [●], 2017

Dear Covisint Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Covisint Corporation, a Michigan corporation (the “Company,” “we,” “our” or “us”), which we will hold on [●], July [●], 2017, at 10:00 a.m., ET. The special meeting will be a virtual meeting of our shareholders. You will be able to participate in the special meeting, vote and submit questions during the special meeting via the Internet by visiting www.virtualshareholdermeeting.com/COVS2017SM. A secure control number that will allow you to attend the meeting electronically can be found on the enclosed proxy card.

At the special meeting, holders of our common stock, no par value per share (“Common Stock”), will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 5, 2017, among the Company, Open Text Corporation, a Canadian corporation (“OpenText”), and Cypress Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of OpenText (“Merger Sub”).

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and each share of our Common Stock outstanding at the Effective Time of the Merger (other than shares owned by the Company, OpenText, Merger Sub or any of their respective subsidiaries) will be canceled and converted into the right to receive $2.45 in cash, without interest and less required withholding taxes, if any.

The board of directors of the Company (the “Board”) unanimously: (i) adopted the Merger Agreement and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders; and (ii) recommends that the shareholders of the Company vote “FOR” the approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

The enclosed proxy statement describes the Merger Agreement and the Merger and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding shares of our Common Stock vote in favor of the approval of the Merger Agreement. If you fail to vote on the approval of the Merger Agreement, the effect will be the same as a vote against the approval of the Merger Agreement.

You will not be able to attend the special meeting in person. You will only be able to attend the special meeting via the Internet. While our shareholders may exercise their right to vote their shares by remote communication at the special meeting, we recognize that many shareholders may not be able to attend the special meeting via the

Internet. Accordingly, we have enclosed a proxy that will enable your shares of Common Stock to be voted on the matters to be considered at the special meeting even if you are unable or do not wish to attend. If you desire your shares of Common Stock to be voted in accordance with the Board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions, sign and date the proxy, and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Common Stock at the special meeting if you subsequently choose to attend.

If you hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Common Stock. Without those instructions, your shares of Common Stock will not be voted, which will have the same effect as voting against the approval of the Merger Agreement.

In connection with the execution of the Merger Agreement, the holders of approximately 1.2% of the total voting power of the shares of Common Stock outstanding as of June 2, 2017 entered into voting agreements with OpenText that provide, among other things, that they will vote in favor of the approval of the Merger Agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, [●], by calling [●] toll-free or [●] collect, or by email at [●].

Thank you for your continued support.

Sincerely,

Samuel M. Inman, III
President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June [●], 2017 and is first being mailed to shareholders on or about such date.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 15, 2017

COVISINT CORPORATION

26533 Evergreen Road, Suite 500

Southfield, Michigan 48076

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Covisint Corporation, a Michigan corporation (the “Company,” “we,” “our” or “us”), will be held on [●], July [●], 2017, at 10:00 a.m., ET. The special meeting will be a virtual meeting of our shareholders to consider and vote upon the following proposals:

1.	to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 5, 2017, among the Company, Open Text Corporation, a Canadian corporation (“OpenText”), and Cypress Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of OpenText (“Merger Sub”);

2.	to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement (the “Adjournment Proposal”); and

3.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of the Company (the “Board”) unanimously: (i) adopted the Merger Agreement and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders; and (ii) recommends that the shareholders of the Company vote “FOR” the approval of the Merger Agreement and “FOR” the Adjournment Proposal.

The holders of record of our common stock, no par value per share (“Common Stock”), as of the close of business on June 15, 2017 (the “Record Date”), are entitled to notice of, and to vote at, the special meeting or at any adjournment thereof. At the close of business on the Record Date, the Company had outstanding and entitled to vote [●] shares of Common Stock. All shareholders are cordially invited to attend the special meeting via the Internet by visiting www.virtualshareholdermeeting.com/COVS2017SM. We encourage you to allow ample time for online check-in, which will begin at 9:30 a.m., ET. Please note that you will not be able to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Common Stock you own. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the special meeting is required for the approval of the Merger Agreement (Proposal 1). The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present by remote communication or represented by proxy at the special meeting is required for the approval of Adjournment Proposal (Proposal 2).

Even if you plan to attend the special meeting via the Internet, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Common Stock will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the enclosed proxy card for using these convenient services. See the section of the accompanying proxy statement entitled “The Special Meeting—Voting; Proxies; Revocation” for additional information.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the Adjournment Proposal. If you fail to vote or fail to submit your proxy, the effect will be that your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the Merger Agreement, but will not affect the vote regarding the Adjournment Proposal.

Under Michigan law and the governing documents of the Company, shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger.

Your proxy may be revoked at any time before the vote is taken at the special meeting by following the procedures outlined in the accompanying proxy statement. You may revoke your proxy by attending the special meeting via the Internet and voting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

John F. Smith
Chairman of the Board of Directors

June [●], 2017

-i-

-ii-

SUMMARY

This summary discusses certain material information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references to direct you to more complete descriptions of the topics presented in this summary.

The Companies (page 19)

Covisint Corporation

Covisint Corporation, referred to as “Covisint,” the “Company,” “we,” “our” or “us,” is a Michigan corporation whose shares of common stock, no par value per share (the “Common Stock”), are traded on The NASDAQ Global Select Market (the “NASDAQ”) under the symbol “COVS”. Covisint provides a leading cloud platform for the development of identity-centric and Internet of Things (“IoT”) solutions (collectively, the “Platform”). Our Platform gives our customers a substantial strategic advantage by enabling them to rapidly develop and deploy these applications faster and more cost-effectively than the alternatives, and in so doing, compete more effectively in their markets. Our Platform has a proven track record of operating globally at an enterprise scale for over 13 years, and it is the technology behind innovative industry solutions such as General Motors’ OnStar and Hyundai’s BlueLink™.

Covisint’s principal executive offices are located at 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076; our telephone number is (248) 483-2000; and our Internet website address is www.covisint.com.

Additional information about us is contained in documents which we have filed with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 86.

Open Text Corporation

Open Text Corporation, referred to as “OpenText,” is a corporation incorporated under the laws of Canada.

OpenText operates in the Enterprise Information Management (“EIM”) market. OpenText is an independent company providing a comprehensive platform and suite of software products and services that assist organizations in finding, utilizing, and sharing business information from any device in ways which are intuitive, efficient and productive. OpenText’s technologies and business solutions address one of the biggest problems encountered by enterprises today: the explosive growth of information volume and formats. OpenText’s software and services allow organizations to manage the information that flows into, out of, and throughout the enterprise as part of daily operations. OpenText’s solutions help to improve customer satisfaction and digital experience, gain analytical insight, improve collaboration with business partners, address the legal and business requirements associated with information governance, and help to ensure that information remains secure and private, as demanded in today’s highly regulated climate.

OpenText’s products and services are designed to provide the benefits of maximizing the value of enterprise information while largely minimizing its risks. OpenText’s solutions incorporate collaborative and mobile technologies and are delivered for on-premises deployment as well as through cloud, hybrid and managed hosted services models to provide the flexibility and cost efficiencies demanded by the market. In addition, OpenText provides solutions that facilitate the exchange of information and transactions that occur between supply chain participants, such as manufacturers, retailers, distributors and financial institutions, and are central to a company’s ability to effectively collaborate with its partners.

OpenText’s initial public offering was on the NASDAQ in 1996 and it was subsequently listed on the Toronto Stock Exchange (“TSX”) in 1998. OpenText is a multinational company and as of March 31, 2017, employed approximately 11,200 people worldwide.

OpenText’s ticker symbol on both the NASDAQ and the TSX is “OTEX”.

Cypress Merger Sub, Inc.

Cypress Merger Sub, Inc., referred to as “Merger Sub,” is a Michigan corporation and a wholly owned subsidiary of OpenText that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

The Merger (page 25)

You are being asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of June 5, 2017, among the Company, OpenText and Merger Sub, which, as it may be amended from time to time, is referred to as the “Merger Agreement.” The Merger Agreement provides, among other things, that at the effective time of the Merger (the “Effective Time” and the date on which the closing of the Merger occurs, the “Closing Date”), Merger Sub will be merged with and into the Company, and each outstanding share of Common Stock, other than shares owned by the Company, OpenText, Merger Sub or any of their respective subsidiaries, will be converted into the right to receive $2.45 in cash, without interest and less required withholding taxes, if any (the “Merger Consideration”).

As a result of the Merger, the Company will become a direct, wholly owned subsidiary of OpenText, the Company’s Common Stock will no longer be publicly traded, and the Company’s shareholders prior to the Merger will cease to have any ownership interest in the Company.

Treatment of Company Stock Options and Restricted Stock Units (page 66)

Stock Options. At the Effective Time, each option to purchase a share of the Company’s Common Stock that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration with respect to each share of Company Common Stock underlying such award, net of the exercise price per share of such option, and less any applicable tax withholding (and subject to the terms and conditions applicable to such option, including any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger). Any option that has an exercise price that equals or exceeds the Merger Consideration will be canceled without consideration.

Restricted Stock Units. At the Effective Time, each outstanding award of restricted stock units that has not been settled prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder, will be canceled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding tax (and subject to the terms and conditions applicable to such award, including any ongoing vesting requirements), equal to the product of (i) the Merger Consideration and (ii) the number of shares of the Company’s Common Stock subject to (or deliverable under) such award of restricted stock units as though such award were fully vested immediately prior to the Effective Time.

The Company shall not accelerate the vesting of any outstanding stock options or restricted stock units to the extent it is not contractually obligated to do so.

Certain Effects of the Merger (page 25)

If the conditions to the closing of the Merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the

Company will continue its corporate existence under Michigan law as the surviving corporation in the Merger, with all of its property, rights, privileges, immunities, licenses, powers, franchises, debts, liabilities and duties continuing unaffected by the Merger. At the Effective Time, each share of the Company’s Common Stock, other than shares owned by the Company, OpenText, Merger Sub or any of their respective subsidiaries will be converted into the right to receive $2.45 in cash, without interest and less required withholding taxes, if any. Following completion of the Merger, the Company’s Common Stock will no longer be publicly traded, and the Company’s shareholders prior to the Merger will cease to have any ownership interest in the Company.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (page 42)

The Company’s board of directors (the “Board”) unanimously recommends that the shareholders of the Company vote “FOR” the approval of the Merger Agreement. For a description of the reasons considered by the Board in deciding to recommend approval of the Merger Agreement, see “The Merger (Proposal 1)—Reasons for the Merger.”

When the Merger Becomes Effective (page 65)

We anticipate completing the Merger in the third calendar quarter of 2017, subject to the approval of the Merger Agreement by our shareholders and the satisfaction of the other closing conditions, as further described herein.

Opinion of Evercore Group L.L.C., financial advisor to the Company (page 50 and Annex C)

Pursuant to an engagement letter dated June 3, 2016, the Company retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with evaluating strategic and financial alternatives, including the Merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company’s Common Stock entitled to receive such Merger Consideration. At a telephonic meeting of the Board held on June 3, 2017, Evercore rendered its oral opinion to the Board, subsequently confirmed by delivery of a written opinion, that, as of June 5, 2017, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the Merger Consideration to be received by the holders of the Company’s Common Stock entitled to receive such Merger Consideration was fair, from a financial point of view, to such holders of the Company’s Common Stock.

The full text of Evercore’s written opinion, dated June 5, 2017, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The Company urges you to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Board in connection with its evaluation of the Merger. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. Evercore’s opinion does not constitute a recommendation to the Board or to any other persons in respect of the Merger, including as to how any holder of the Company’s Common Stock should vote or act in respect of the Merger. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

For a more complete description, please see the section of this Proxy Statement entitled “The Merger (Proposal 1)—Opinion of Evercore Group L.L.C., Financial Advisor to the Company” beginning on page 50.

Interests of the Company’s Directors and Executive Officers in the Merger (page 59)

In considering the recommendation of the Board in favor of the approval of the Merger Agreement by the Company’s shareholders, you should be aware that the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Company’s shareholders generally include:

•	the Merger Agreement provides for acceleration of the vesting and settlement of certain Company options and restricted stock units, in accordance with the terms and conditions applicable to such Company options and restricted stock units;

•	the Company’s executive officers are parties to severance agreements with the Company that provide for severance benefits that may become payable in the event of certain qualifying terminations of employment in connection with or following the Merger; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnifications agreements and the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The Board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and recommending approval of the Merger Agreement by our shareholders.

Material U.S. Federal Income Tax Consequences of the Merger (page 63)

If you are a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. For more information on the material U.S. federal income tax consequences of the Merger, see the section of this proxy statement entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger.” You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 64)

OpenText and the Company have determined that the Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any foreign antitrust or competition laws and that no other governmental consents to the Merger are required.

Appraisal Rights (page 84)

Under Section 762(2)(a) of the Michigan Business Corporation Act (the “MBCA”), as well as the governing documents of Covisint, Company shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger.

Conditions to the Merger (page 77)

Each party’s obligation to complete the Merger is subject to the satisfaction (or waiver by the party or parties entitled to the benefit of the relevant condition, to the extent permitted by applicable law) of the following conditions:

•	the absence of any law or restraint enacted, issued, promulgated or entered by any governmental body which is in effect and has the effect of making illegal or otherwise retraining or prohibiting the consummation of the Merger; and

•	the approval of the Merger Agreement by the required vote of the shareholders of the Company.

The obligations of OpenText and Merger Sub to complete the Merger are also subject to the satisfaction (or waiver by OpenText and Merger Sub, to the extent permitted by applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject in certain cases to specified materiality, material adverse effect and other qualifications);

•	the Company shall have performed in all material respects its obligations and covenants under the Merger Agreement;

•	since the date of the Merger Agreement, no event has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined herein);

•	delivery of an officer’s certificate by the Company confirming that the conditions described in the three preceding bullet points have been satisfied; and

•	delivery of an officer’s certificate by the Company certifying that the shares of Common Stock being acquired in the Merger are not U.S. real property interests for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

The obligation of the Company to complete the Merger is also subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of OpenText and Merger Sub (subject to specified materiality, material adverse effect and other qualifications);

•	OpenText and Merger Sub shall have performed in all material respects their respective obligations and covenants under the Merger Agreement; and

•	delivery of an officer’s certificate by OpenText confirming that the conditions described in the two preceding bullet points have been satisfied.

No Solicitation (page 71)

While the Merger is pending, subject to certain exceptions, the Company, its subsidiaries and their respective representatives are not permitted to:

•	solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement by any person of any offer, proposal or inquiry contemplating or otherwise relating to an Acquisition Proposal (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”);

•	enter into, continue or participate in any discussions or negotiations with any person regarding any Acquisition Proposal or furnish any non-public information to any person in connection therewith;

•	enter into any letter of intent, acquisition agreement or other agreement with respect to any proposal, offer or inquiry that would reasonably be expected to lead to an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the provisions of the Merger Agreement described above, if, prior to the Effective Time, the Company or any of its subsidiaries, or any of its or their respective representatives receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the obligations described above, and the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”) and that failure to take the actions described below would be inconsistent with its fiduciary duties under applicable law, then in accordance with certain procedural requirements the Company may:

•	furnish information with respect to the Company and its subsidiaries to the person making the Acquisition Proposal; and

•	engage in discussions or negotiations with the person or group making such Acquisition Proposal.

While the Merger is pending, subject to certain exceptions, the Board is not permitted to:

•	withhold, withdraw or rescind (or modify or qualify in a manner adverse to OpenText or Merger Sub) the Board’s recommendation to shareholders in favor of approval of the Merger Agreement;

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (other than the Merger Agreement);

•	fail to include the Board’s recommendation that shareholders vote in favor of approval of the Merger Agreement in this proxy statement when disseminated to the Company’s shareholders;

•	if a tender offer for the Company’s Common Stock that constitutes an Acquisition Proposal is commenced, fail to recommend against such offer by the Company’s shareholders within 10 business days after such commencement thereof;

•	take any action to exempt any person or group from any applicable anti-takeover statute;

•	fail to publicly reaffirm the Company’s recommendation that the shareholders approve the Merger Agreement within three business days after request from OpenText following an Acquisition Proposal that has been publicly announced or publicly or privately made known to the shareholders of the Company; or

•	enter into any letter of intent, acquisition agreement or other agreement with respect to any proposal, offer or inquiry that would reasonably be expected to lead to an Acquisition Proposal or that might require or result in the Company abandoning or preventing, or otherwise impeding or interfering with, the Merger Agreement or the Merger.

If the Company receives an Acquisition Proposal, the Company is required to:

•	promptly (and in any event within 24 hours) notify OpenText of its receipt of the Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal and the identity of the person making the Acquisition Proposal, as well as any non-public information with respect to the Acquisition Proposal that is requested from the Company;

•	promptly (and in any event within 24 hours) notify OpenText if the Board determines to begin providing information or engaging in discussions or negotiations concerning such Acquisition Proposal;

•	keep OpenText reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of such Acquisition Proposal; and

•	promptly notify OpenText of any decision by the Company and such person not to pursue such Acquisition Proposal.

In addition and notwithstanding anything to the contrary elsewhere in the Merger Agreement, if the Company receives a Superior Proposal, the Company may, subject to compliance with the obligations set forth in the Merger Agreement, including providing OpenText with prior notice and allowing OpenText the right to negotiate with the Company to match the terms of any Superior Proposal, terminate the Merger Agreement to enter into a transaction agreement with respect to such Superior Proposal, subject to concurrent payment of the termination fee of $3,850,000.

Moreover and notwithstanding anything to the contrary elsewhere in the Merger Agreement, subject to compliance with the obligations set forth in the Merger Agreement, the Board may change its recommendation to the Company’s shareholders in favor of the approval of the Merger Agreement as a result of an Intervening Event (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”), if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

Termination (page 78)

The Company and OpenText may terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time. In addition, either the Company or OpenText may terminate the Merger Agreement if:

•	the closing of the Merger has not occurred on or before September 30, 2017 (as may be extended from time to time, the “Outside Date”), except that this termination right will not be available to OpenText or the Company (as applicable) if the failure to complete the Merger by the Outside Date is primarily attributable to a failure of such party to perform any of its covenants or obligations under the Merger Agreement;

•	a court or other governmental body of competent jurisdiction in the United States shall have issued or enacted any law or issued any final, non-appealable injunction or similar order which has the effect of making the Merger illegal or otherwise preventing consummation of the Merger; or

•	the approval of the Merger Agreement by the required vote of the Company’s shareholders has not been obtained at the Company shareholder meeting (or any adjournment or postponement thereof) duly convened for that purpose and at which a final vote was taken, except that the Company may not terminate the Merger Agreement if the Company has breached its obligations under the Merger Agreement in any manner that was the primary cause of, or resulted in, the failure to obtain the approval of the Company’s shareholders.

OpenText may also terminate the Merger Agreement if:

•	the Board changes its recommendation to the Company’s shareholders with respect to the Merger;

•	the Company has willfully breached its non-solicitation obligations; or

•	the Company has breached or failed to perform (as applicable) any of its representations, warranties, covenants or other obligations contained in the Merger Agreement, other than its non-solicitation obligations, which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described in “The Merger Agreement—Termination”.

The Company may also terminate the Merger Agreement:

•	OpenText or Merger Sub has breached or failed to perform (as applicable) any of their respective representations, warranties, covenants or other obligations contained in the Merger Agreement, which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described in “The Merger Agreement—Termination”; or

•	to enter into a definitive agreement providing for a Superior Proposal or to change the Board’s recommendation to the Company’s shareholders as a result of an Intervening Event, but only if (i) the Company has complied with its non-solicitation obligations under the Merger Agreement and (ii) pays the termination fee of $3,850,000 to OpenText prior to or concurrently with such termination.

Certain of these termination rights are subject to additional conditions or qualifications, which are described in greater detail in “The Merger Agreement—Termination.”

Termination Fee; Reimbursement of Expenses (page 79)

The Company must pay OpenText a termination fee of $3,850,000 in cash if the Merger Agreement is terminated:

•	by OpenText because the Board has changed its recommendation to the Company’s shareholders or if there is a willful breach of the non-solicitation obligations by the Company or its subsidiaries or representatives;

•	by the Company in order to enter into a definitive acquisition agreement or similar agreement providing for a Superior Proposal or as a result of the Board changing its recommendation to the Company’s shareholders as a result of an Intervening Event (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”); or

•	by OpenText or the Company upon the occurrence of the Outside Date or the Company’s shareholders fail to approve the Merger Agreement or as a result of the Company’s breach of the covenants in the Merger Agreement and, prior to the termination of the Merger Agreement, an Acquisition Proposal has been publicly announced or publicly or privately made known to the Company’s shareholders and not withdrawn and within 12 months of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal for 50% or more of any class of the Company’s securities or assets that constitute or account for 50% or more of the Company’s consolidated net revenues, consolidated net income or fair market value of the Company’s assets, that is subsequently completed.

These triggers for the termination fee are subject to additional conditions or qualifications, which are described in greater detail in “The Merger Agreement—Termination Fee; Reimbursement of Expenses.”

The Company must pay OpenText’s reasonable and out-of-pocket expenses incurred in connection with the negotiation and preparation of the Merger Agreement, up to a maximum of $750,000, if the Merger Agreement is terminated by OpenText or the Company upon the occurrence of the Outside Date (unless the failure of the Effective Time to occur by the Outside Date is primarily attributable to the failure of OpenText or Merger Sub to perform any of its covenants or obligations under the Merger Agreement) or the Company’s shareholders fail to approve the Merger Agreement. In the event the termination fee described above becomes payable, any expenses reimbursed to OpenText will be deducted from the amount of the termination fee payable.

Voting Agreements (page 80)

In connection with the execution of the Merger Agreement, each of our directors and certain of our officers (the “Voting Agreement Shareholders”) entered into voting agreements in favor of OpenText (collectively, the “Voting Agreements”). Pursuant to the Voting Agreements, the Voting Agreement Shareholders have agreed to vote, or cause to be voted, all shares of Common Stock beneficially owned by them in favor of the approval of the Merger Agreement and the proposal to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement (the “Adjournment Proposal”). In addition, the Voting Agreement Shareholders have agreed to vote all such shares against (i) any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement, or

(ii) any acquisition transaction or any other action or agreement involving the Company that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement. As of June [●], 2017, the latest practicable date before the printing of this proxy statement, the shares of outstanding Common Stock beneficially owned by the Voting Agreement Shareholders and thus subject to the Voting Agreements constituted approximately [●]% of the total outstanding shares of Common Stock on that date.

The Special Meeting (page 21)

Date, Time and Place. The special meeting will be held on [●], July [●], 2017, at 10:00 a.m., ET. The special meeting will be a virtual meeting of our shareholders. You will be able to participate in the special meeting, vote and submit questions during the special meeting via the Internet by visiting www.virtualshareholdermeeting.com/COVS2017SM. You will not be able to attend the special meeting in person.

Record Date. The holders of record of our Common Stock as of the close of business on June 15, 2017 (the “Record Date”) are entitled to receive notice of and to vote at the special meeting.

Quorum. The presence at the special meeting, by remote communication or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote. Each share of our Common Stock outstanding as of the close of business on the Record Date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the Merger, shareholders holding a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date must vote “FOR” the approval of the Merger Agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the approval of the Merger Agreement.

The Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our Common Stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of this proposal.

As of the close of business on the Record Date, there were [●] shares of our Common Stock outstanding.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all of the questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement for additional information.

Q:	Why am I receiving this proxy statement?

A:	On June 5, 2017, the Company entered into the Merger Agreement which, subject to certain terms and conditions, provides for the acquisition of the Company by OpenText through the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. Following the Effective Time, the Company will be a wholly owned subsidiary of OpenText, and you will no longer own shares in the Company, only the right to receive the Merger Consideration. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the approval of the Merger Agreement and the other matters to be voted on at the special meeting.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $2.45 in cash, without interest and less applicable withholding taxes, if any, for each share of our Common Stock that you own. For example, if you own 100 shares of Common Stock, you will be entitled to receive $245 in cash in exchange for your shares of Common Stock, without interest and less applicable withholding taxes, if any.

Q:	How does the Merger Consideration compare to the market price of our Common Stock prior to the announcement of the Company’s entry into the Merger Agreement?

A:	The Merger Consideration represents a premium of approximately 23% to the closing price of our Common Stock on June 2, 2017, a 27% premium to the Company’s 30-day volume weighted average stock price ending as of that date, and a 46% cash-adjusted premium to the 30-day volume weighted average price (with the cash-adjusted calculation deducting the Company’s cash and cash equivalents of $33 million, or $0.79 per share, as of March 31, 2017 from both its current share price and from the total value of the Merger Consideration in order to better measure the premium being offered).

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:	Shareholders holding a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date for the determination of shareholders entitled to vote at the special meeting must vote “FOR” the approval of the Merger Agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote “against” the approval of the Merger Agreement.

As of the close of business on the Record Date, there were [●] shares of our Common Stock outstanding.

We currently expect that the Company’s directors and executive officers will vote their shares in favor of the approval of the Merger Agreement and the Adjournment Proposal; however, other than the Voting Agreement Shareholders, representing approximately [●]% of the total Common Stock as of June [●], 2017, the latest practicable date before the printing of this proxy statement, the Company’s directors and executive officers have no obligation to do so.

Q:	What vote of our shareholders is required to approve the other matters to be considered at the special meeting?

A:	The Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our Common Stock present by remote communication or represented by proxy at the special meeting and entitled to vote thereon.

Q:	What conditions must be satisfied to complete the Merger?

A:	In addition to the approval of the proposal to approve the Merger Agreement by our shareholders, the Merger is subject to the satisfaction of various other conditions, including, among others: (i) the absence of any law or restraint enacted, issued, promulgated or entered by a governmental body that makes illegal, enjoins or otherwise prohibits the consummation of the Merger; and (ii) the accuracy of the representations and warranties of the parties contained in the Merger Agreement (subject to specified materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects by the parties to the Merger Agreement. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	When do you expect the Merger to be completed?

A:	The Company and OpenText are working towards completing the Merger as soon as possible. Assuming the timely satisfaction of all closing conditions, including approval by our shareholders of the Merger Agreement, we anticipate that the Merger will be completed in the third calendar quarter of 2017.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that our shareholders vote “FOR” the approval of the Merger Agreement and “FOR” the Adjournment Proposal. You should read the section of this proxy statement entitled “The Merger (Proposal 1)—Reasons for the Merger” for a discussion of the factors the Board considered in deciding to recommend voting “FOR” the approval of the Merger Agreement.

In considering the recommendation of the Board in favor of the approval of the Merger Agreement by the Company’s shareholders, you should be aware that aside from their interests in as shareholders of the Company, the Company’s directors and executive officers have interests that are different from, or in addition to, those of other shareholders of the Company generally. For a discussion of these interests, see the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What effects will the Merger have on the Company?

A:	Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the NASDAQ under the symbol “COVS”. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of OpenText. Following the consummation of the Merger, our Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our Common Stock, in each case in accordance with applicable law, rules and regulations.

Q:	What are the material U.S. federal income tax consequences of the Merger to Company shareholders?

A:

If you are a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Common Stock pursuant to the

Merger will generally be a taxable transaction for U.S. federal income tax purposes. For more information on the material U.S. federal income tax consequences of the Merger, see the section of this proxy statement entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger.” You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the Merger Consideration for my shares of Common Stock?

A:	Under Section 762(2)(a) of the MBCA, as well as the governing documents of Covisint, Company shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger.

For additional information, see the section entitled “Appraisal Rights.”

Q:	Where and when is the special meeting?

A:	The special meeting will take place on [●], July [●], 2017, at 10:00 a.m., ET. The special meeting will be a virtual meeting of our shareholders. You will be able to participate in the special meeting, vote and submit questions during the special meeting via the Internet by visiting www.virtualshareholdermeeting.com/COVS2017SM. You will not be able to attend the special meeting in person.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the Merger Agreement;

•	to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement; and

•	to act upon other business, if any, that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	Who may attend and vote at the special meeting?

A:	All holders of our Common Stock as of the close of business on the Record Date for the special meeting, which is June 15, 2017, are entitled to receive notice of and attend the special meeting or any adjournment or postponement thereof and to vote at the special meeting. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the shareholder of record for your shares of Common Stock giving you the right to vote the shares at the meeting.

Q:	How many votes do I have?

A:	Each holder of our Common Stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our Common Stock that such holder owned as of the close of business on the Record Date.

Q:	What do I need to do now? How do I vote my shares of Common Stock?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by logging in at www.virtualshareholdermeeting.com/COVS2017SM with the secure control number set forth on the enclosed proxy card and following the voting instructions.

You can also vote your shares by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by 11:59 p.m. ET on July [●], 2017, the day before the special meeting, to be counted. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Agreement and the Adjournment Proposal.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “against” the approval of the Merger Agreement.

Q:	What happens if I do not vote?

A:	The required vote to approve the Merger Agreement is based on the total number of shares of our Common Stock outstanding as of the close of business on the Record Date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “against” the approval of the Merger Agreement.

Q:	Will my shares of Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares of Common Stock you hold of record, any shares of Common Stock so held will not be combined for voting purposes with shares of Common Stock you hold of record. Similarly, if you own shares of Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Common Stock because they are held in a different form of record ownership. Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Common Stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of Common Stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of Common Stock are voted.

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076, Attention: Secretary,

or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting via the Internet and voting by remote communication (simply attending the special meeting via the Internet will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if the holders of record of at least a majority of shares of Common Stock as of the close of business on the Record Date are present by remote communication or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain from voting on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, known as a “broker non-vote,” your shares will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?

A:	If you transfer your shares of Common Stock prior to the completion of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

The Record Date for shareholders entitled to vote at the special meeting is earlier than the consummation of the Merger. If you transfer your shares of Common Stock after the Record Date but before the closing of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger, but you will have retained the right to vote at the special meeting.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not approved by the Company’s shareholders, or if the Merger is not consummated for any other reason, the Company’s shareholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company, and shares of our Common Stock will continue to be listed and traded on the NASDAQ. If the Merger Agreement is terminated under specified circumstances, the Company may be required to reimburse OpenText for certain of its expenses up to $750,000 or, in other circumstances, pay OpenText a termination fee of $3,850,000. See “The Merger Agreement—Termination Fee; Reimbursement of Expenses.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact [●], our proxy solicitation agent, or the Company.

[●]

[●]

Email: [●]

Call collect: [●]

Call toll-free: [●]

or

Covisint Corporation

26533 Evergreen Road, Suite 500

Southfield, Michigan 48076

Attention: Investor Relations

(248) 483-2000

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

MARKET PRICE OF COVISINT COMMON STOCK

The Company’s Common Stock is traded on the NASDAQ under the symbol “COVS”.

The following table sets forth the high and low sales prices of our Common Stock, as reported on the NASDAQ, during each of the periods indicated below:

	Market Price
	High		Low
Fiscal 2015
First Quarter ended June 30, 2014		$7.49		$3.86
Second Quarter ended September 30, 2014		$5.36		$3.78
Third Quarter ended December 31, 2014		$4.46		$2.06
Fourth Quarter ended March 31, 2015		$2.70		$1.92
Fiscal 2016
First Quarter ended June 30, 2015		$3.29		$1.79
Second Quarter ended September 30, 2015		$3.33		$2.11
Third Quarter ended December 31, 2015		$2.66		$2.00
Fourth Quarter ended March 31, 2016		$2.59		$1.51
Fiscal 2017
First Quarter ended June 30, 2016		$2.48		$1.50
Second Quarter ended September 30, 2016		$2.46		$1.90
Third Quarter ended December 31, 2016		$2.45		$1.85
Fourth Quarter ended March 31, 2017		$2.28		$1.70
Fiscal 2018
First Quarter ended June 30, 2017 (through June [●], 2017)	$	[●]	$	[●]

The closing sale price of our Common Stock on June 2, 2017 was $2.00 per share. On June [●], 2017, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing sale price of our Common Stock was $[●] per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s current assumptions and expectations, including the expected completion and timing of the Merger and other information relating to the Merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law, including the requirements of Schedule 14A. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to obtain the required vote of the Company’s shareholders to approve the Merger Agreement or the failure to satisfy any of the other closing conditions to the Merger, and any delay in connection with any of the foregoing;

•	risks related to the distraction of management’s attention from the Company’s ongoing business operations due to the pendency of the Merger;

•	the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and maintain its operating results and business generally;

•	the outcome of any legal proceedings that may be instituted against the Company, the Board and others relating to the Merger Agreement; and

•	other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K and later filed Current Reports on Form 8-K. See “Where You Can Find Additional Information.”

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee that the Merger will be completed in a timely manner, if at all, and cannot guarantee any other future results, levels of activity, performance or achievements.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company monitors Non-GAAP measures, including earnings before interest, tax, depreciation and amortization (“EBITDA”). EBITDA excludes the impact of certain items (the impact of stock award compensation expense, the amortization and impairment of intangible assets and amounts incurred for capitalized internal software costs) and, therefore, has not been calculated in accordance with GAAP.

The Company monitors Non-GAAP measures to evaluate its on-going operational performance and enhance an overall understanding of its past financial performance. The Company believes that Non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the expenses that are excluded in such Non-GAAP measures. Furthermore, the Company uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. The Company also believes that Non-GAAP measures provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods against other companies in its industry.

THE COMPANIES

Covisint Corporation

Covisint provides a leading cloud platform for the development of identity-centric and IoT solutions. Our Platform gives our customers a substantial strategic advantage by enabling them to rapidly develop and deploy these applications faster and more cost-effectively than the alternatives, and in so doing, compete more effectively in their markets. Our Platform has a proven track record of operating globally at an enterprise scale for over 13 years, and it is the technology behind innovative industry solutions such as General Motors’ OnStar and Hyundai’s BlueLink™.

Our Platform provides a complete set of integrated technologies that address a rapidly growing available market, particularly in the automotive and manufacturing industries. Our Platform is delivered via the cloud as a Platform-as-a-Service. It has supported production-critical applications for over 13 years, and offers unparalleled levels of security, scalability and reliability. Major Platform capabilities span three horizontal use cases:

•	IoT services – capabilities for the dynamic management and governance of relationships among connected entities (users, applications, systems, “things”), including capabilities for building, operating, managing and monitoring connected product ecosystems;

•	Cloud identity and access management – identity and access management capabilities for identity lifecycle management, provisioning, access governance, authentication, federation and identity intelligence; and

•	Business to business collaboration – data integration and exchange capabilities for secure connectivity, multi-protocol support, robust and resilient extraction, mapping, transformation of multiple data elements, any-to-any messaging, orchestration capabilities for defining and executing business rules, workflows and notifications.

Principal Executive Offices and Additional Information

Covisint’s principal executive offices are located at 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076; our telephone number is (248) 483-2000; and our Internet website address is www.covisint.com. The information provided on or accessible through Covisint’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Open Text Corporation

OpenText operates in the EIM market. OpenText is an independent company providing a comprehensive platform and suite of software products and services that assist organizations in finding, utilizing, and sharing business information from any device in ways which are intuitive, efficient and productive. OpenText’s technologies and business solutions address one of the biggest problems encountered by enterprises today: the explosive growth of information volume and formats. OpenText’s software and services allow organizations to manage the information that flows into, out of, and throughout the enterprise as part of daily operations. OpenText’s solutions help to improve customer satisfaction and digital experience, gain analytical insight, improve collaboration with business partners, address the legal and business requirements associated with information governance, and help to ensure that information remains secure and private, as demanded in today’s highly regulated climate.

OpenText’s products and services are designed to provide the benefits of maximizing the value of enterprise information while largely minimizing its risks. OpenText’s solutions incorporate collaborative and mobile technologies and are delivered for on-premises deployment as well as through cloud, hybrid and managed hosted services models to provide the flexibility and cost efficiencies demanded by the market. In addition, OpenText provides solutions that facilitate the exchange of information and transactions that occur between supply chain participants, such as manufacturers, retailers, distributors and financial institutions, and are central to a company’s ability to effectively collaborate with its partners.

OpenText’s initial public offering was on the NASDAQ in 1996 and it was subsequently listed on the TSX in 1998. OpenText is a multinational company and as of March 31, 2017, employed approximately 11,200 people worldwide.

OpenText’s principal executive offices are located at 275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1, and its telephone number is (519) 888-7111.

Shares of OpenText are listed, and trade on, the NASDAQ and the TSX under the symbol “OTEX.”

Cypress Merger Sub, Inc.

Cypress Merger Sub, Inc., referred to as “Merger Sub,” is a Michigan corporation and a wholly owned subsidiary of OpenText that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [●], July [●], 2017, at 10:00 a.m., ET, or at any adjournment or postponement thereof. The special meeting will be a virtual meeting of our shareholders, thus, you will not be able to attend the special meeting in person. You will be able to participate in the special meeting, vote and submit questions during the special meeting via the Internet by visiting www.virtualshareholdermeeting.com/COVS2017SM.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about June [●], 2017.

Purpose of the Special Meeting

The primary purpose of the special meeting is for our shareholders to consider and vote upon the approval of the Merger Agreement. Our shareholders must approve the Merger Agreement for the Merger to occur. If our shareholders fail to approve the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described under the section of this proxy statement entitled “The Merger Agreement.” Our shareholders are also being asked to approve the Adjournment Proposal.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board unanimously adopted the Merger Agreement, the Merger and the transactions contemplated thereby and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement and the Merger can be found in the section of this proxy statement entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The Board unanimously recommends that the Company’s shareholders vote “FOR” the approval of the Merger Agreement and “FOR” the Adjournment Proposal.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on June 15, 2017, the Record Date, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the Record Date, [●] shares of Common Stock were outstanding.

The presence at the special meeting, by remote communication or by proxy, of the holders of record of shares of Common Stock entitled to cast a majority of the votes at a meeting as of the close of business on the Record Date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new Record Date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions, described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes will not be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of our Common Stock outstanding as of the close of business on the Record Date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the Merger, shareholders holding a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date must vote “FOR” the approval of the Merger Agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote “against” the approval of the Merger Agreement.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our Common Stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against this proposal, but the failure to vote your shares will have no effect on the outcome of this proposal.

As of the close of business on the Record Date, there were [●] shares of Common Stock outstanding.

Voting by the Company’s Directors and Executive Officers

The Voting Agreement Shareholders who held approximately 1.2% of the outstanding shares of our Common Stock as of the close of business on the Record Date, entered into Voting Agreements with OpenText that provide, among other things, that they will vote in favor of the approval of the Merger Agreement and the Adjournment Proposal, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval of the Merger Agreement.

Voting; Proxies; Revocation

Voting by Remote Communication

Shareholders of record will be able to vote by remote communication at the special meeting. To vote during the special meeting, you will need to log in at the Internet address for the virtual meeting, www.virtualshareholdermeeting.com/COVS2017SM, using the secure control number set forth on the enclosed proxy card and follow the instructions provided. If you are not a shareholder of record, but instead hold your shares of Common Stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote by remote communication at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Common Stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting via the Internet.

Shares of Common Stock Held by Record Holder

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Common Stock will be voted in the manner directed by you on your proxy card.

If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by 11:59 p.m. ET on July [●], 2017, the day before the special meeting, to be counted.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Agreement and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, unless you attend the special meeting via the Internet and vote by remote communication, the effect will be that your shares of Common Stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “against” the approval of the Merger Agreement and will not affect the vote regarding the Adjournment Proposal.

Shares of Common Stock Held in “Street Name”

If your shares of Common Stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NASDAQ, brokers, banks, trustees or other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote such shares with respect to the proposal to approve the Merger Agreement. Accordingly, if brokers, banks, trustees or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve the Merger Agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will have the same effect as a vote “against” the approval of the Merger Agreement, but will have no effect on the Adjournment Proposal. However, broker non-votes will be counted for purposes of determining whether a quorum is present at the special meeting. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” the approval of the Merger Agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting via the Internet and voting by remote communication; or

•	delivering to the Secretary of the Company a written notice of revocation c/o Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076.

Please note, however, that only your last-dated proxy will count. Attending the special meeting via the Internet without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

Abstentions will occur if a shareholder attends the special meeting, either by remote communication or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Common

Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “against” the approval of the Merger Agreement and a vote “against” the Adjournment Proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies. In the event that there is present, by remote communication or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of our Common Stock present by remote communication or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting, including for the purpose of soliciting additional proxies, will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting when reconvened.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including preparing, assembling, printing and mailing this proxy statement, any amendments thereto, the proxy card and any additional information furnished to our shareholders. We will bear any fees that are payable to the SEC. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of forwarding this proxy statement and other solicitation materials to beneficial owners. [●], a proxy solicitation firm, has been retained to assist us in the solicitation of proxies for the special meeting, and we expect to pay [●] approximately $[●], plus reimbursement of out-of-pocket expenses, in connection with this solicitation. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by [●] or, without additional compensation, by the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Common Stock with the proxy card. If the Merger is completed, the exchange agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Common Stock for the Merger Consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

Upon the consummation of the Merger, each share of our Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company, OpenText, Merger Sub or any of their respective subsidiaries, which will be canceled) will be converted into the right to receive $2.45 in cash, without interest and less required withholding taxes, if any.

Our Common Stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “COVS”. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of OpenText. Following the consummation of the Merger, our Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our Common Stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

In October 2013, the Company was carved out of Compuware Corporation through an initial public offering of the Company’s Common Stock. After the Company’s initial public offering, Compuware Corporation retained approximately 82% of the outstanding shares of the Company’s Common Stock. Shortly after the initial public offering, the Company’s management team conducted an extensive review of the Company’s business and operations to assess the viability of the Company from an operational and profitability standpoint. As a result of this assessment and in light of disappointing ASR bookings, in March 2014, the Company undertook a restructuring of its operations and exited substantially all of its health care subscription business and services business (the “Restructuring”). In October 2014, Compuware Corporation distributed all of the Company’s Common Stock held by it to its shareholders, resulting in significant downward pressure on the value of the Company’s Common Stock and by November 2014, the Company’s Common Stock was trading at approximately $2.50 per share. In fiscal year 2015 and 2016, the Company failed to achieve its subscription revenue forecasts, causing further erosion in the market price of the Company’s Common Stock.

Since its initial public offering in 2013, from time to time, the Company has been approached by various parties regarding their interest in potentially acquiring the Company. Among these parties were the bidders we refer to as “Company A,” “Company B,” “Company C,” “Company D,” as well as OpenText.

Starting in September 2015, Mr. Inman and senior representatives of a bidder we refer to as “Company E” engaged in several serious conversations regarding a potential strategic transaction. On the basis of those discussions, the Company considered Company E as a highly attractive partner for the Company.

On December 2, 2015, Mr. Sam Inman, Chief Executive Officer of the Company and a member of the Board, and Mr. Enrico Digirolamo, Chief Financial Officer of the Company, met with the Chief Executive Officer of Company C at his request in Detroit, Michigan to discuss a potential strategic transaction.

On December 9, 2015, the Company entered into a confidentiality agreement with Company C.

On January 27 and January 28, 2016, Mr. Inman met with the Executive Vice President of Corporate Development of Company C in Detroit, Michigan to discuss the Company’s operations and pipeline.

On February 3, 2016, the Board held a meeting with members of senior management of the Company. The Board discussed the third quarter financial results of fiscal year 2016 and Mr. Digirolamo recommended and the Board agreed to a reduction in guidance for subscription revenue. The Board further extensively discussed preliminary financial targets for 2017. During the meeting, senior management and the Board began evaluating a restructuring of its sales and marketing activities to reposition the Company for growth. Under the new strategy, the Company would focus its internal resources on a direct sales model targeted on the automotive industry. Additionally, Mr. Inman provided the Board with an update on his positive discussions with a senior representative of Company E.

On February 4, 2016, the Company reported third quarter fiscal 2016 financial results. In a press release issued by the Company in connection with the earnings announcement, the Company noted that while total revenue for the quarter was in line with the Company’s expectations, subscription revenue had decreased by 3% year-over-year. Based on the Company’s actual performance through the third quarter, the Company adjusted its guidance for subscription revenue and total revenue downward for fiscal year 2016.

On February 11, 2016, the Company received an unsolicited written indication of interest from Company C, which proposed purchasing the Company for an all cash price of between $3.00 and $3.75 per share. Company C’s letter indicated that it would fund the acquisition with cash on hand and through existing debt facilities, that the Company would need to have a minimum cash balance on hand of $30 million at closing, and that Company C would need to conduct due diligence, with an approximate six-week period of exclusivity to complete its work and enter into definitive agreements with respect to an acquisition.

On February 12, 2016, the Board held a meeting to discuss the proposal the Company had received from Company C. After careful discussion, the Board determined that the potential price range set forth in the indication of interest from Company C did not adequately represent the long term prospects of the Company at that time.

On February 16, 2016, Mr. Inman met with the Chief Executive Officer of Company E in Palo Alto, California, to discuss the terms of a potential strategic transaction, including the structure of such transaction and the organizational structure of the entity following the transaction. The two discussed a preliminary integration of the Company’s Platform business into Company E’s overall business, in a manner that would enhance both businesses.

On February 17, 2016, the Company responded to Company C, indicating that it would not be interested in pursuing discussions with Company C at such time based on its indication of interest.

Shortly thereafter, at the request of several members of the Board, Messrs. Inman and Digirolamo began interviewing financial advisory firms to advise the Board with respect to the interest already expressed by third parties and to consider other strategic alternatives the Company might pursue to increase shareholder value.

On March 4, 2016, Mr. Digirolamo met with a representative of Evercore Group L.L.C. (“Evercore”) at the Company’s headquarters in Southfield, Michigan, to discuss long-term value creation scenarios and the potential retention of Evercore as the Company’s financial advisor. Mr. Digirolamo considered Evercore because of its qualifications, expertise, reputation, and its knowledge of and involvement in recent transactions. Around the same time, Mr. Digirolamo had meetings with two other nationally recognized financial advisory firms.

On March 8, 2016, Mr. Inman met with the Chief Executive Officer of Company C in Phoenix, Arizona to provide context for the Company’s reason for rejecting Company C’s offer. The Chief Executive Officer of Company C explained that Company C’s offer was directly related to the size of the Company’s pipeline. Mr. Inman indicated that the Company remained interested in a potential strategic transaction with Company C at the right price.

On March 18, 2016, representatives of Evercore met with Messrs. Inman and Digirolamo to discuss Evercore’s views on potential strategic alternatives available to the Company. Evercore provided the Company with an update on trends in the Company’s industry, and possible valuation, buyers, and process alternatives available to the Company that could potentially maximize shareholder value.

Between April 14 and June 6, 2016, representatives of Company E conducted a technical due diligence review of the Platform, during which Company E’s team sought an understanding of the Platform’s architecture, products and features, among other things. Throughout the process, representatives of Company E met with Mr. Steven Asam, the Company’s Chief Technology Officer, as well as Messrs. Inman and Digirolamo, to discuss questions related to the Platform.

On May 13, 2016, the Board held a meeting with members of senior management of the Company, during which there was an update on preliminary strategic discussions that had been taking place with parties that had expressed unsolicited interest in the Company. Several members of the Board inquired into the status of engaging a financial advisory firm and Messrs. Inman and Digirolamo indicated that, after interviewing several financial advisory firms, they recommended that the Company retain Evercore.

On May 18, 2016, Roumell Asset Management LLC (“Roumell”), a significant shareholder of the Company, sent a letter to the Board (which letter was also filed under a Schedule 13D with the SEC) wherein Roumell noted that the Company had been unable to grow its subscription revenue sufficiently to justify its cost structure as a public company. Roumell stated that it believed the Company should retain a nationally recognized investment banker to review the Company’s strategic options, including the potential sale of the Company. In addition, Roumell requested that the Company immediately appoint two independent directors to the Board to oversee the strategic review process.

On May 21, 2016, Vector Capital (“Vector”), a significant shareholder of the Company, sent a letter to Mr. Inman (which letter was also filed under a Schedule 13D with the SEC), noting that Vector agreed with the letter sent by Roumell and further stating that Vector was concerned that the Company’s poor financial performance, coupled with a history of losses, portended a continuing erosion of shareholder value should the Company continue under its standalone plan for the coming fiscal year. Vector stated that it would like to pursue a take private transaction with the Company, but it did not propose any offer price in its letter.

On May 24, 2016, the Board held a meeting with members of the senior management of the Company. Mr. Inman advised the Board regarding the letters received from Roumell and Vector. In particular, the Board discussed Vector’s request that the Company delay the due date for the submission of proposals to be included in the Company’s annual proxy statement. The Board ultimately determined not to delay such due date. In addition, the Board discussed Vector’s offer to engage in a strategic transaction with the Company, noting that such offer did not include an offer price.

On May 28, 2016, a member of the Board notified Mr. Inman that he had received a telephone call from Mr. Mark Barrenechea, Chief Executive Officer of OpenText. During the telephone call, Mr. Barrenechea inquired about a possible combination of the two companies. During a follow-up telephone conversation between Messrs. Inman and Barrenechea later that day, Mr. Barrenechea noted that OpenText had recently acquired another software company, that he would like to learn more about the Company, and that he would be visiting the Detroit, Michigan area. Following the meeting, Mr. Inman left Mr. Barrenechea a voicemail to set a meeting date, but no meeting ever occurred.

On June 1, 2016, the Board held a meeting with members of the Company’s senior management team. The Board discussed potential paths for more formally exploring strategic alternatives and parties that may potentially be interested in acquiring the Company. The Board again reviewed the qualifications of Evercore, along with the financial terms of a potential engagement, and unanimously approved retention of Evercore as the Company’s financial advisor to represent it in exploring strategic alternatives.

On June 2, 2016, Dialectic Capital Management LP (“Dialectic”), a shareholder of the Company who held approximately 5.5% of the outstanding shares of common stock of the Company, sent a letter to the Board (which letter was also filed under a Schedule 13D with the SEC). In the letter, Dialectic, among other things, expressed concern with the Company’s failure to meet certain revenue and profit targets previously released by the Company’s senior management team. In addition, Dialectic notified the Board that it had nominated five candidates for election at the Company’s 2016 annual shareholder meeting, but also indicated that it was willing to engage in discussions with the Board regarding the Company’s corporate strategy and Board composition.

On June 3, 2016, the Company formally engaged Evercore to assist in the evaluation of potential strategic alternatives available to the Company.

On June 6, 2016, the Company reported fourth quarter and full year fiscal 2016 financial results. In a press release issued by the Company in connection with the earnings announcement, the Company noted that, while the Company had achieved year-over-year margin improvement, its total revenue, subscription revenue and services revenue decreased by 14%, 4% and 43%, respectively, compared to the prior year. In addition, on a quarterly basis compared to the Company’s prior year quarterly period, total revenue, subscription revenue and services revenue had decreased 15%, 6% and 45%, respectively. In the earnings call for the third quarter of fiscal year 2016, the Company lowered guidance for the fiscal year as a result of the Company achieving ASR or new bookings that were substantially lower than what was anticipated by the Company.

Following the earnings announcement, Messrs. Inman and Digirolamo held telephone conversations with the Company’s top shareholders. Many shareholders indicated their displeasure with, among other things, the Company’s poor performance and delayed earnings release. Many shareholders also indicated that the Company should consider strategic alternatives.

On June 7, 2016, the Company received an unsolicited indication of interest from Company C stating that it was following up on the letter sent in February of 2016. Notably, Company C’s second indication of interest to acquire the Company was for an all cash price of between $3.00 and $3.50 per share (while its first indication of interest was between $3.00 and $3.75 per share). Company C noted the Company’s disappointing financial performance for the Company’s fiscal year 2016, Dialectic’s recent proposal to add five new members to the Board, and the unsolicited overture by Vector as its reason for submitting its updated indication of interest.

On June 12, 2016, the Company received an unsolicited indication of interest from Company A, a financial sponsor, expressing its interest in combining the Company with one of its existing portfolio companies. While Company A stated it could move expeditiously to complete a transaction, the indication of interest did not specify a price or price range Company A was willing to pay for the Company.

On June 13, 2016, Mr. Inman met with the Chief Executive Officer of Company E in Amsterdam, Netherlands to review the results of Company E’s due diligence process and to discuss the next steps of a transaction. The two also discussed the possibility of licensing the Company’s technology should a strategic transaction not be feasible at such time.

On June 14, 2016, Mr. Inman met with the Chief Executive Officer of Company C in Paris, France. Company C’s Chief Executive Officer reiterated to Mr. Inman Company C’s interest in pursuing a strategic transaction with the Company. Company C was particularly interested in gaining an understanding of the Company’s pipeline. During the discussion, Mr. Inman informed Company C’s Chief Executive Officer that the Company had engaged Evercore to evaluate strategic alternatives for the Company.

On June 15, 2016, representatives of Roumell sent a second letter to the Board, reiterating Roumell’s position that it wanted the Company to appoint two independent Board members and to undertake a strategic process to sell the Company.

On June 16, 2016, representatives of Evercore spoke further with Company A with regard to its portfolio company, and Company A wanted to confirm whether or not the Company was far along in a sale to another party.

On June 22, 2016, the Board held a meeting with members of senior management of the Company, with representatives of Evercore in attendance. The representatives of Evercore made a presentation which provided an update to the Board regarding its review of the Company’s strategic alternatives, including progress on the near-term plan to complete the marketing materials and Evercore’s due diligence of the Company, a summary of inbound interest from potential buyers, a framework for valuation and process timeline considerations. The representatives of Evercore advised the Board that Evercore was serving as the Company’s contact for those parties that had expressed an unsolicited interest in the Company and noted that the Company had received unsolicited inbound interest from five parties: Company A, Company C, Vector, Company E and OpenText.

On June 24, 2016, representatives of Company C’s financial advisor communicated to representatives of Evercore that Company C was interested in exploring a transaction with the Company at an all cash price range of $3.00 to $3.50 per share, as stated in the June 7, 2016 letter from Company C. Representatives of Evercore explained that it had been engaged to explore all strategic options, and that it would contact Company C when the Company was ready to have a discussion. At the end of the discussion, representatives of Company C’s financial advisor noted that Company C would remain open to a friendly transaction, but that Company C could take its offer directly to the Company’s shareholders, if necessary.

During the period from June 22 through July 12, 2016, representatives of Evercore had preliminary discussions with seven more potential bidders, resulting in discussions with a total of 13 different potential bidders.

On June 30, 2016, Messrs. Inman and Digirolamo had an in-person meeting with a representative of Company E at the Company’s offices in San Francisco, California. During the meeting, the group discussed the potential synergies between Company E and the Company, reviewed the Company’s financial statements, the Platform’s technological capabilities and marketing information. Also, the group discussed Company E’s potential circulation of an indication of interest.

On July 1, 2016, representatives of Evercore had a conversation with a representative of Company E, who noted that Company E had a strong interest in the Platform, but that Company E was evaluating the merits of licensing the Platform relative to making an offer to acquire the Company. Further, the representative of Company E noted that Company E would be slowing down Company E’s due diligence process until Company E’s new Chief Technology Officer joined the company later in the summer. Representatives of Evercore explained the nature of the current situation, the potential timeline, and that representatives of Evercore would let Company E know if process timing accelerated for any reason.

On July 12, 2016, representatives of Evercore had a conversation with representatives of Company E during which representatives of Company E explained that while an acquisition was Company E’s preferred alternative, Company E still intended to consider a commercial arrangement or alliance framework with the Company. Later that day, Mr. Inman and the Chief Executive Officer of Company E had a follow-up e-mail exchange regarding the meeting and to review the next steps in the strategic transaction process.

Also on July 12, 2016, the Board held a telephonic meeting with members of the Company’s senior management team and representatives of Evercore in attendance. Representatives of Evercore provided an update on their progress in preparing marketing materials for the Company and managing communications with potential bidders. Representatives of Evercore indicated that they would provide a more detailed review of discussions to date during the Board meeting scheduled for August 3, 2016.

During the period from July 13 through August 3, 2016, Evercore had preliminary discussions with 13 more potential bidders, including, a bidder we refer to as “Company F”, resulting in discussions with a total of 25 different potential bidders.

On July 18, 2016, Company A contacted Evercore to inquire about details around process and timing, and to schedule an informal meeting with management.

On July 21, 2016, Evercore had a discussion with a representative of Company E, who stated that while Company E needed more time to prepare for a potential acquisition of the Company, Company E was very interested in utilizing the Company’s technology and human capital to compete with technology disruptors in the automotive industry.

On July 27, 2016, representatives of Evercore contacted Company A to schedule a confidential management meeting during August. Company A agreed to confirm dates and follow up with Evercore.

During the period from August 2 to August 15, 2016, Mr. Asam met with the new Chief Technology Officer of Company E in Majorca, Spain to continue technical due diligence, including a demonstration of the Company’s proof of concept to illustrate the feasibility of a collaborative project.

On August 3, 2016, the Board held a meeting at the offices of Evercore in New York City with members of senior management of the Company, during which it reviewed the Company’s first quarter results and discussed certain matters related to the 2016 annual meeting of shareholders. In addition, representatives of Evercore attended a portion of the meeting.

The representatives of Evercore made a presentation to the Board which discussed the current trends and market data related to the industry in which the Company operates, and provided a framework for how the Company might evaluate pursuing strategic alternatives. Evercore’s presentation noted that M&A activity in the software industry continued to be strong in 2016. In addition, representatives of Evercore presented a detailed analysis of the performance and valuation of three tiers of SaaS companies, observing that companies that were in transition with respect to their business models were valued significantly lower than other SaaS providers with stable or significant revenue growth. In focusing its analysis on the Company, representatives of Evercore noted that, while the Company had improved gross margins and subscription revenue, the Company had experienced challenges in increasing direct sales growth. Representatives of Evercore also analyzed the Company’s Base Case Projections, as defined below, and, when compared against the historical and projected operational metrics of other SaaS companies, representatives of Evercore noted that it was of the opinion that the market was valuing the Company in a manner comparable to SaaS companies in transition. Representatives of Evercore also updated the Company on their views of potential parties who might be interested in a strategic combination with the Company and recent discussions with certain of such parties. In discussing the approaches the Company might take in pursuing strategic alternatives, representatives of Evercore recommended that, if the Company were to undertake a sale process, the Company should take a “targeted” approach and focus its efforts on bidders who would undertake the necessary due diligence to understand the Company’s business and opportunities and have a reasonable probability of making a compelling offer.

On August 4, 2016, the Company announced its financial results for the Company’s first quarter of fiscal year 2017. The Company reported a decrease in total revenue and subscription revenue of 6% and 7%, respectively, compared to the prior year period. The Company’s reported ASR or new bookings was substantially behind what the Company had anticipated in its internal budget. Service revenue increased 1% compared to the prior year period.

During the period from August 4 through October 4, 2016, representatives of Evercore had preliminary discussions with three additional companies regarding potential interest in the Company, resulting in discussions with a total of 28 different potential bidders.

On August 19, 2016, the Board held a telephonic meeting to discuss the terms of the cooperation agreement with Dialectic and its affiliates (the “ Cooperation Agreement”), which management had negotiated with representatives of Dialectic as a result of Dialectic’s June 2, 2016 letter.

On August 25, 2016, the Company entered into the Cooperation Agreement, pursuant to which the Company agreed to, among other things, increase the size of its Board from six to nine members, appoint Messrs. Andreas Mai, John F. Smith, and Jonathan Yaron to the Board, and appoint the new directors to committees of the Board. In exchange, Dialectic agreed to, among other things, certain standstill provisions and termination of its proxy contest.

Also on August 25, 2016, the Company met with representatives of Company E at the Company’s headquarters in Southfield, Michigan to discuss the status of a potential strategic transaction. Representatives of Company E indicated that technical due diligence was finished, but that the executives at Company E needed to review the terms of the potential transaction before the process could move forward.

On August 29, 2016, representatives of Evercore facilitated a teleconference call between Messrs. Inman and Digirolamo, a representative from Company A, and a representative of Company A’s portfolio company to discuss the Company’s business, operations, technology, and financials. It was agreed that Company A would follow up with Evercore with respect to its level of interest following an internal discussion.

On September 13, 2016, Company A contacted representatives of Evercore to note that it was primarily interested in the supply chain business of the Company and that it was less interested in the connected vehicle business of the Company. Representatives of Evercore noted that while splitting up the business was unlikely, there was a possibility that Company A could partner with another buyer to separate the Company into two business segments. Representatives of Evercore agreed to follow up with Company A should such a transaction become a viable opportunity.

On September 30, 2016, Mr. Inman met with a representative of Company E in the Company’s San Francisco, California office. During the meeting, the representative of Company E indicated that while Company E had strong interest in the Platform, it was not interested in the remainder of the Company’s business. The group discussed the Company’s licensing the Platform to Company E, but the representative indicated that Company E would not be interested in such an arrangement. Subsequently, Company E contacted a representative of Evercore to inform Evercore that Company E would not be moving forward in the process.

On October 4, 2016, the Board held a meeting at the Company’s headquarters in Southfield, Michigan, with members of senior management of the Company and representatives of Evercore and Paul Hastings LLP (“Paul Hastings”), the Company’s outside M&A counsel, in attendance. Representatives of Evercore reviewed for the Board various valuation methodologies as applied to the Company and stated that they believed that the Company was currently valued comparably with other SaaS companies in transition, noting that the Company’s current market value reflected, among other things, the market’s concern about the Company’s ability to increase revenue. The Board discussed alternatives to selling the Company versus taking steps to make the Company profitable. The Board discussed the possibility of selling the Company to a single bidder or selling parts of the Company to maximize stockholder value. The Board also discussed with representatives of Evercore the potential likely levels of interest in the Company from both strategic and financial buyers. At this point, the Board authorized Evercore to continue informal discussions with certain key potential strategic acquirors, but directed Evercore to analyze the potential valuations the Company could receive if the Company was profitable before the Board was willing to authorize a formal sale process. Representatives of Paul Hastings reviewed with the Board legal considerations related to conducting a potential sale process for the Company, including the Board’s fiduciary duties with respect thereto.

During the period from October 5 through November 1, 2016, representatives of Evercore had preliminary discussions with one more potential acquirer who had submitted an unsolicited indication of interest, resulting in discussions with a total of 29 different potential bidders.

On October 13, 2016, Company A executed a confidentiality agreement with the Company.

On October 31, 2016, representatives of Evercore received a telephone call from a representative of OpenText, who indicated that OpenText was interested in exploring a potential strategic transaction with the Company. The representatives of Evercore told a representative of OpenText that the Company was preparing for a potential sale process and that they would follow-up with OpenText regarding timing of potential next steps.

On November 1, 2016, the Board held a meeting at the Company’s headquarters in Southfield, Michigan, with members of senior management of the Company in attendance. Mr. Digirolamo led the Board through the Company’s results of operation for the second quarter of fiscal year 2017, and provided the Board with a revised forecast for fiscal year 2017. Mr. Digirolamo also discussed the Company’s forward-looking plan, including cost structure, revenue forecast and expected cash balance for end of fiscal year 2017. Mr. Digirolamo noted that the Company only had ASR or new bookings of $1.3 million during the year to date period, which was substantially less than the Company’s budget for the year.

After careful discussion, the Board directed management to adjust its guidance for fiscal year 2017 by reducing guidance on subscription revenue and services revenue.

During the period from November 2 through November 21, 2016, representatives of Evercore had preliminary discussions with one more potential acquiror who had expressed interest in a potential strategic transaction with the Company resulting in discussions with a total of 30 different potential bidders.

On November 3, 2016, the Company announced its financial results for the Company’s second quarter of fiscal year 2017. The Company reported a decrease in total revenue, subscription revenue and service revenue of 7%, 4% and 18%, respectively, compared to the prior year period. The Company lowered revenue guidance, and for the first time announced cash guidance for fiscal year 2018 and also a target that was eighteen months from the current date. Following the second quarter of fiscal year 2017 earnings announcement, the Company’s stock decreased by approximately 11%, from a closing price per share of $2.25 on November 2, 2016 to a closing price per share of $2.00 on November 4, 2016.

On November 21, 2016, the Board held a meeting at the offices of Evercore in New York City with members of senior management of the Company and representatives of Evercore and Paul Hastings in attendance via teleconference. Representatives of Evercore first made a presentation to the Board regarding its preliminary valuation analysis of the Company noting, among other things, that the Company had not experienced any meaningful recent growth in revenue and how such lack of growth potentially impacted the Company’s valuation. Evercore also noted that the Company’s existing business, which is comprised of at least three main sub-segments with multiple revenue streams, significantly narrowed the number of strategic partners who would be willing to pay a premium for the business as a whole. The Board engaged in extensive discussion regarding the possibility of selling different business units of the Company to different bidders, including the impact on overall valuation, the potential corporate level tax, and the complexity of transactions of this nature. In connection with such discussion, Evercore presented a valuation analysis of the Company if it were sold in parts and an analysis of the valuation of the Company if it were sold to a single bidder. The Board engaged in a detailed discussion of the advantages and disadvantages of entering into a sales process at such time. After a fulsome discussion among the Board and its advisors, the Board authorized Evercore to commence a formal, targeted sales process.

During the period from November 22, 2016 through January 3, 2017, representatives of Evercore had preliminary discussions with three additional potential acquirors to explore whether there was any strategic interest in the Company, resulting in discussions with a total of 33 different potential bidders.

On December 1, 2016, representatives of Evercore had a telephonic conversation with representatives of OpenText, to discuss a potential transaction with the Company. During the conversation, OpenText requested that the Company provide OpenText with a confidentiality agreement so that it could obtain non-public information concerning the Company. On December 8, 2016, a representative again contacted Evercore to follow up about the status of the confidentiality agreement. On January 1, 2017, representatives of Evercore and representatives of OpenText discussed setting up a meeting between the Company and representatives of OpenText.

Starting on January 3, 2017, Evercore formally initiated the outreach process to determine which parties were seriously interested in pursuing a potential acquisition of the Company. Evercore shared preliminary information and confidentiality agreements with potential bidders and indicated that a confidential information memorandum would be available for distribution by mid-January, and that the Company’s senior management team would be available for in-person meetings starting shortly thereafter.

On January 6, 2017, Evercore re-connected with Company C’s financial advisor and shared a confidentiality agreement to be used by Company C if it wished to pursue discussions with the Company as part of the sale process.

On January 11, 2017, the Company and OpenText executed a confidentiality agreement. Representatives of Evercore had a conversation with a representative of OpenText who requested more detail about the next steps in the process. Representatives of Evercore noted that the confidential information memorandum would be ready for distribution by mid-January, and that the Company was preparing for management meetings during the third week of January. Representatives of Evercore told a representative of OpenText that it would follow-up with OpenText on next steps.

On January 17, 2017, Evercore distributed the confidential information memorandum to OpenText and requested dates that the OpenText team would be available for an in-person meeting with the Company’s senior management team.

On January 20, 2017, a representative of OpenText confirmed scheduling an in-person management presentation with the Company in Detroit, Michigan on February 6, 2017 and told representatives of Evercore that OpenText wanted exclusivity prior to engaging in a full due diligence exercise. Evercore informed OpenText that exclusivity would not be granted at that time.

Also on January 20, 2017, Company C and the Company executed a confidentiality agreement.

On January 23, 2017, representatives of Evercore had a similar conversation with a representative of OpenText as took place on January 20, 2017.

On January 25, 2017, Messrs. Inman, Digirolamo and Asam, and a representative of Evercore met with representatives of Company D at an off-site meeting location near the Company’s headquarters in Southfield, Michigan for an in-person confidential management meeting. The group discussed the Company’s business strategy, operations, technology and financials.

On January 27, 2017, representatives of Evercore had a conversation with a representative of Company A. The representative of Company A noted that Company A was not interested in acquiring all of the Company, since Company A would subsequently need to separate the businesses. Representatives of Evercore recommended that Company A submit an indication of interest detailing the precise scope of their interest.

On January 31, 2017, Messrs. Inman, Digirolamo, Asam, and representatives of Evercore met with representatives of Company C and their financial advisor at an off-site meeting location near the Company’s headquarters in Southfield, Michigan where the Company’s management discussed the Company’s business strategy, operations, technology, and financials.

On February 1, 2017, representatives of Evercore had a conversation with a representative of OpenText to review OpenText’s questions following OpenText’s review of the confidential information memorandum. During the conversation, representatives of Evercore and a representative of OpenText also discussed the meeting agenda for the confidential management presentation scheduled for February 6, 2017 and the participants that would be attending the meeting. A representative of OpenText also noted that Mr. Barrenechea expressed an interested in reviewing the Company’s financial statements, including balance sheet data for the fiscal third quarter ended December 31, 2016.

Also on February 1, 2017, Messrs. Inman, Digirolamo, Asam and representatives of Evercore had a confidential management meeting via videoconference with representatives of Company B. The group discussed the Company’s business strategy, operations, technology and financials.

On February 2, 2017, a representative of a bidder we refer to as, “Company G”, informed a representative of Evercore that Company G would not be submitting a bid.

On February 6, 2017, Messrs. Inman, Digirolamo, Asam, and a representative of Evercore met with representatives of OpenText at an off-site meeting location near the Company’s headquarters in Southfield, Michigan for an in-person management meeting. In attendance from OpenText were representatives of OpenText. The group discussed the Company’s business strategy, operations, technology, and financials.

On February 7, 2017, the Company had a due diligence call via teleconference with Company D to discuss detailed questions about the Company’s revenue forecast, new business bookings and sales pipeline.

Also on February 7, 2017, the Board held a meeting with members of senior management and representatives of Evercore and Paul Hastings in attendance. Representatives of Evercore updated the Board on the status of out-reach to potential acquirors of the Company. Representatives from Evercore informed the Board that from the time Evercore had been contacted by the Company to act as its financial advisor to date, Evercore had conducted discussions with no less than 52 potential buyers representing a mix of strategic and financial companies to gauge their interest in acquiring the Company. As a part of the process, 21 parties entered into confidentiality agreements with the Company and management of the Company held confidential management meetings with four potential acquirors: OpenText and Company B, Company C, and Company D. In addition, further confidential management meetings were scheduled with four more potential bidders: Company F, and three potential bidders that we refer to as: “Company H,” “Company I,” and “Company J.” Certain of the Company’s existing customers, which we refer to as “Company K” and “Company L,” were also aware that the Company was exploring strategic alternatives. Evercore’s representatives advised that a process letter would be circulated requesting indications of interest from all potential acquirors of the Company by February 23, 2017.

On February 9, 2017, Messrs. Inman, Digirolamo, Asam, and representatives of Evercore had a confidential management meeting via teleconference with representatives of Company I. The group discussed the Company’s business strategy, operations, technology and financials.

On February 9, 2017, the Company announced its financial results for the Company’s third quarter of fiscal year 2017. The Company reported a decrease in total revenue, subscription revenue and service revenue of 13%, 3% and 51%, respectively, compared to the prior year period.

Also on February 9, 2017, Evercore commenced the distribution of a process letter to 10 parties, including OpenText, each of whom had executed confidentiality agreements with the Company and remained interested in pursuing a potential strategic transaction with the Company. The process letter outlined the timing and procedures for a submission of preliminary indications of interest regarding a potential transaction to acquire 100% of the outstanding equity of the Company. The process letter noted that written, non-binding indications were due by 5:00 p.m. ET on Wednesday, February 22, 2017. By February 14, 2017, Evercore had distributed the process letter to three additional parties, resulting in a total of 13 parties.

On February 10, 2017, the Company had a follow-up due diligence session regarding the Platform’s construction, technology and engineering via videoconference with Company C.

On February, 10, 2017, representatives of Evercore had a conversation with Company K, who indicated during such conversation that it withdrew from the sale process.

On February, 17, 2017, Messrs. Inman, Digirolamo, Asam, and representatives of Evercore had a confidential management meeting via teleconference with representatives of a bidder we refer to as “Company M.” The group discussed the Company’s business strategy, operations, technology and financials.

On February 22, 2017, representatives of Evercore had a telephonic conversation with representatives of Company C’s financial advisor, who indicated that Company C would not be submitting a bid.

On February 24, 2017, representatives of Evercore had a telephonic conversation with a representative of OpenText who noted that OpenText was unable to submit a preliminary written indication of interest by the designated deadline. A representative of OpenText indicated OpenText’s strong interest in the Company and that it hoped to submit a proposal during the week of February 27, 2017. A representative of OpenText noted that OpenText would provide an update on timing prior to the company’s scheduled Board meeting on Sunday, February 26, 2017.

Also on February 24, 2017, representatives of Evercore had a telephonic conversation with Company A, who noted that it would not be submitting an indication of interest.

On February 26, 2017, the Board held a meeting with members of senior management and representatives of Evercore and Paul Hastings in attendance. Evercore’s representatives updated the Board on the status of the process to review the Company’s strategic alternatives. Evercore advised the Board that on February 22 and 23, 2017, Evercore had received preliminary written indications of interest from two financial buyers, Company B and Company D, and two strategic bidders, Company M and Company I. Evercore also noted that it had not received a written indication of interest from Company C, and that it had confirmed with Company C’s financial advisor that Company C would not be making a submission. Company D’s indication of interest proposed an all cash bid price of between $2.25 and $2.50 per share of Company common stock. While Company D’s indication of interest did not contain a financing contingency, it did indicate that Company D would be seeking financing to fund a portion of the purchase price and that it would obtain commitment letters from third party lenders with whom Company D had worked in the past. Company B’s indication of interest proposed an all cash bid price of between $2.25 and $2.50 per share with no financing contingency, but required, among other conditions, that the Company have certain amounts of cash and working capital on hand and that the key members of the Company’s management team continue on with the Company post-closing. Company M’s indication of interest provided for a fixed all cash bid price of $2.19 per share, to be financed with cash and debt. Company I’s indication of interest proposed an all cash bid price of between $2.25 to $2.75, payable with cash on hand and subject to satisfactory completion of due diligence. In addition, Evercore’s representatives advised the Board that, while they had not received anything in writing, OpenText had orally indicated to Evercore that it anticipated submitting a written indication of interest within the coming week. Representatives of Evercore informed the Board that they had had follow-on conversations with representatives from Company M and informed Company M that it needed to increase its bid price to be competitive. Evercore reported to the Board that Company M informed Evercore that it was not able to increase its bid. The Board extensively discussed the indications of interest from Company B, Company D, Company I, and Company M, and the potential indication of interest by OpenText. During the discussion, the Board requested that management prepare the Base Case Projections and Sensitized Projections as described in the Section entitled “The Merger (Proposal 1)—Certain Financial Projections”, beginning on page 46. Following the discussions, the Board authorized management to continue the conversations with Company B, Company D, and Company I regarding a potential acquisition of the Company, including granting the bidders access to the electronic data room that had been established by the Company, and authorized Mr. John Smith, chairman of the Board, to evaluate any indication of interest from OpenText to determine whether to provide OpenText with access to the electronic data room and management.

On February 27, 2017, representatives of Evercore had a discussion with a representative of OpenText regarding OpenText’s internal timeline to determine whether OpenText would proceed with providing an indication of interest to the Company.

On March 6, 2017, a representative of OpenText submitted to representatives of Evercore, OpenText’s written indication of interest, which included an all cash price of $2.15 per share in cash and also a request for exclusivity through April 18, 2017, with automatic successive one-week extensions to the extent OpenText was continuing to engage in negotiations with respect to a transaction. During a telephone conversation shortly thereafter, representatives of Evercore indicated to a representative of OpenText that this price was not sufficient to move forward in the process. A representative of OpenText noted that this was the highest price OpenText was willing to offer for the Company.

On March 7, 2017, Messrs. Inman, Digirolamo, Asam, and a representative of Evercore met with representatives of Company B at an off-site meeting location near the Company’s headquarters in Southfield, Michigan for an in-person confidential management meeting. The group discussed the Company’s business strategy, operations, technology, and financials.

During the afternoon of March 7, 2017, representatives of Evercore updated the Board via email on OpenText’s offer of $2.15 per share and conveyed OpenText’s position to the Board that OpenText was not willing to increase its price.

On March 9, 2017, given the low price being offered by OpenText when compared to the other indications of interest that had been received by the Company to date, the Board directed Evercore and the management of the Company via email not to include OpenText in the next stage of the process.

Later in the day on March 9, 2017, representatives of Evercore received a telephone call from a representative of OpenText noting OpenText’s willingness to increase its all cash bid to $2.35 per share and re-submit their indication of interest. A representative of OpenText again reiterated OpenText’s requirement that it obtain exclusivity. Representatives of Evercore told a representative of OpenText that the Company would not consider granting exclusivity at the proposed bid price from OpenText.

During the period between March 14 and March 15, 2017, representatives from Evercore had multiple conversations with a representative of OpenText, during which he re-affirmed OpenText’s intention to submit a revised indication of interest with an increased all cash price of $2.35 per share, but was insistent on the Company granting OpenText exclusivity in return. Representatives of Evercore noted that while the price was sufficient to move forward, they reiterated to a representative of OpenText that the Company would not be willing to grant exclusivity at such time under the bid price proposed by OpenText. Representatives of Evercore also strongly recommended to a representative of OpenText that OpenText should complete its due diligence so that it would be in a position to submit a mark-up to the definitive agreement that had been posted in the electronic data room.

On March 16, 2017, representatives of Evercore updated Mr. Smith and members of the Company’s management team on the status of discussions with OpenText. Representatives of Paul Hastings discussed the Board’s fiduciary duties in the context of a sale or transaction. Following the discussion, Evercore was instructed to continue discussions with OpenText.

On March 17, 2017, representatives from Evercore had a conversation with a representative of OpenText, during which he indicated that OpenText would be submitting a revised indication of interest with an increased all cash bid price of $2.45 per share, as well as a request for exclusivity.

On March 20, 2017, representatives of Evercore verbally communicated to Company B, Company D, and Company I on separate calls, that they should provide their final bids by March 30, 2017, including the mark-up of the definitive agreement. At the direction of management of the Company, Evercore also indicated to each bidder that it would be helpful if each could submit a single bid price (as opposed to a range) prior to March 27, 2017.

During Evercore’s call with representatives of Company D, such representatives noted that their ultimate bid price would depend on the Company’s actual fiscal 2017 bookings and indicated that bookings of $4-5 million would result in a bid at the lower end of their all cash $2.25 - $2.50 price per share range and bookings of $7-8 million would result in a bid at the higher end of the offer price per share range.

Later in the day on March 20, 2017, a representative of OpenText submitted to Evercore an updated written indication of interest with an all cash offer price of $2.45 per share and a request for exclusivity. Following authorization from the Board, representatives of Evercore noted to a representative of OpenText that OpenText would receive access to the electronic data room so that they could provide a markup of the merger agreement. A representative of OpenText noted that OpenText was not willing to markup the definitive agreement until it was granted exclusivity and requested that its indication of interest be considered by the Board.

On March 21, 2017, Messrs. Inman, Digirolamo, Asam, and a representative of Evercore met with representatives of Company I at an off-site meeting location near the Company’s headquarters in Southfield, Michigan for an in-person confidential management meeting. The group discussed the Company’s business strategy, operations, technology, and financials.

During the period between March 23 and March 24, 2017, the Company hosted an in-person due diligence session with Company B. Messrs. Inman, Digirolamo, and Asam; Joel Kremke, Company’s Senior Vice President of Strategic Alliances; and a representative of Evercore met with representatives of Company B at an off-site meeting location near the Company’s headquarters in Southfield, Michigan. The group discussed the Company’s business strategy, operations, technology and financials.

On March 24, 2017, representatives of Evercore had a telephone conversation with representatives of Company D, during which the representatives of Company D clarified that its bid price was not as binary or linearly related to the range of ASR bookings as communicated in a prior conversation. Instead, the representatives of Company D noted that they would be able to bid at the higher end of their all cash $2.25 to $2.50 per share range if additional information could be provided reflecting the Company’s path to profitability.

On the morning of March 27, 2017, the Board held a meeting with members of senior management and representatives of Evercore and Paul Hastings in attendance. Prior to the meeting each member of the Board received a copy the Base Case Projections and the Sensitized Projections for the Company, as previously requested by the Board, as well as a presentation from Evercore on the status of the strategic process.

Representatives of Evercore first advised the Board on the status of the strategic alternatives process, noting that since the last Board meeting, access to the Company’s electronic data room had been provided to Company D, Company B, and Company I and that members of the Company’s management team had met with each of the parties for due diligence meetings. Evercore noted that each of the parties had been informed that the final bid with a fixed price, rather than a range, and a mark-up to the merger agreement that had been provided in the electronic data room was due by March 30, 2017. Representatives of Evercore also informed the Board that it had received a revised, written indication of interest from OpenText with an all cash purchase price of $2.45 per share, but that OpenText was not willing to mark up the definitive agreement unless the Company granted OpenText exclusivity. Representatives of Evercore also informed the Board that it had received a revised written indication of interest from Company I with an offer price of $2.25 per share in cash. Representatives of Evercore noted for the Board that the prices reflected in each of the party’s bids appeared to reflect a financial analysis of the Company and its business and did not appear to attribute significant value to the Company’s cloud Platform. Representatives of Evercore also noted that buyers were very focused on the lack of historical revenue growth, lack of pipeline conversion, and lack of visibility around new bookings. Next, Mr. Digirolamo presented the Base

Case Projections and the Sensitized Projections to the Board. Representatives of Evercore led the Board through a standalone valuation of the Company based on the Base Case Projections and the Sensitized Projections and discussed with the Board the work performed by Evercore in its valuation analyses of the Company. Representatives of Evercore led the Board through a preliminary valuation analysis of the Company based on the Base Case Projections and the Sensitized Projections and discussed with the Board the work performed by Evercore in its valuation analyses of the Company. There was extensive discussion between the Board and its advisors regarding the feasibility and risks involved in pursuing each of the financial plans presented to the Board and Evercore’s valuation analyses. A minority of the members of the Board indicated that they did not favor a sale of the Company in the $2.50 range at such time and believed that the Company should either pursue a course of action for the business similar to the Sensitized Projections or other alternatives to increase profitability, with a goal to again potentially explore strategic alternatives in twelve months. The majority of the Board indicated that they were supportive of a sale of the Company in the $2.50 per share range, citing concerns that there was significant downside risk in the Company pursuing a course of action similar to the Sensitized Projections, including the impact such approach would have on the Company’s customer base. After further discussion, the Board determined to continue to move forward with the sale process.

On March 28, 2017, the Company held a due diligence telephone call with Company D to discuss the Sensitized Projections and the potential to run the Company at a higher profitability level.

On March 31, 2017, representatives of Evercore received a revised indication of interest from Company B with an all cash offer price of $2.15 per share, which was lower than its original all cash offer price of $2.25 to $2.50 per share. The indication of interest also included a request for 20-day exclusivity period. Company B confirmed that it was not able to bid a higher price.

On the morning of April 1, 2017, Company D sent an e-mail to a representative of Evercore indicating that Company D remained within its original all cash range of $2.25 to $2.50 per share based on the latest discussions on ASRs and the potential for future profitability, but also indicated that it had internal support for a fixed price of $2.35 per share, and could potentially work towards a higher subject to additional confirmatory due diligence to satisfy their lenders.

On the evening of April 1, 2017, the Board held a telephonic meeting with members of the Company’s management team, with representatives of Evercore and Paul Hastings in attendance. Evercore’s representatives provided an update on the strategic alternatives process, including updated bids. Representatives of Evercore informed the Board that Company B confirmed its all cash bid price of $2.15 per share and Company I confirmed its all cash bid price of $2.25 per share. Evercore informed the Board that Company D had indicated it could fix its all cash bid price at $2.35 per share, with an indication that it could increase its bid price following confirmatory due diligence. Company D’s bid did not include a financing contingency, but Company D indicated that it intended to raise third-party debt. Representatives of Evercore informed the Board that OpenText’s bid remained at $2.45 per share with a requirement of exclusivity. Evercore also noted that OpenText had not yet entered the electronic data room. The Board had an extensive, detailed discussion of the status of the process, including possible strategies to increase the bids. The Board also discussed whether the Company’s shareholders would support a sale of the Company at the potential price levels. A minority of the Board again reiterated their view that they continued to believe that the Company should pursue the Sensitized Projections or pursue other alternatives to increase profitability. A majority of the Board indicated that they were supportive of continuing the sale process and having Evercore engage with each of the bidders in an attempt to have them increase their bids. The Board directed Evercore to request that OpenText increase its offer to $2.50 per share and to offer a three-week exclusivity period to OpenText if OpenText provided the Company with a mark-up of the merger agreement in the first week and actively conducted due diligence.

On April 2, 2017, representatives of Evercore had a telephonic conversation with a representative of OpenText during which they noted the Board’s request to OpenText regarding increasing its offer to $2.50 and granting exclusivity on the terms the Board had authorized. A representative of OpenText indicated that he would take the request back to OpenText for consideration and get back to Evercore as soon as he had an answer.

Also, on April 2, 2017, representatives of Evercore informed Company D that there was a potential path forward if Company D could limit its due diligence period to three weeks, increase its bid to $2.50, and eliminate the debt financing risk inherent in its proposal. Company D noted that this would be challenging for them.

Also, on April 2, 2017, representatives of Evercore informed representatives of Company I that they could be granted exclusivity if they would increase their bid to $2.50. The representatives of Company I noted they would check internally and follow-up.

On April 3, 2017, a representative of OpenText called representatives of Evercore to indicate that OpenText needed to obtain approval to move forward and to provide a markup of the definitive agreement, which would not occur until Wednesday, April 5, 2017.

On April 5, 2017, a representative of OpenText notified representatives of Evercore via email that OpenText had requested that the Company provide its flash fiscal year 2017 actual results in order for OpenText to provide a response to the offer of exclusivity at $2.50 per share.

Also on April 5, 2017, representatives of Company I noted that they were standing firm at $2.25 per share.

On April 6, 2017, the Board held a telephonic meeting with members of senior management and representatives of Evercore and Paul Hastings in attendance. Evercore’s representatives indicated that Company D, Company B, and Company I all stood firm on their previous bids, none of which exceeded $2.35 per share. Evercore also noted that at the time of the Board meeting, OpenText had not finalized its response to the Company’s request that OpenText increase its offer from $2.45 to $2.50 in return for exclusivity. The Board directed Evercore to request that OpenText promptly respond to the Company’s offer of exclusivity at $2.50 per share and also share the flash fiscal year 2017 results with OpenText. The Board extensively discussed Company B’s and Company I’s bids and directed Evercore to remove Company B and Company I from the process. The Board decided to wait to respond to Company D until the Company received further feedback from OpenText.

On April 6, 2017, Evercore provided a representative of OpenText with the Company’s flash fiscal year 2017 financials.

On April 7, 2017, a representative of OpenText informed Evercore that OpenText did not yet have a response to the Company’s offer of exclusivity for a $2.50 purchase price and that OpenText would respond as soon as they had an answer.

On April 13, 2017, consistent with direction from the Board, a representative of Evercore emailed a representative of OpenText for an update, following up on an unreturned phone call.

On April 18, 2017, Mr. Mark Barrenechea contacted Mr. David Hansen, a member of the Board, indicating that OpenText wanted to re-engage in discussions with the Company.

That same day, representatives of Evercore sent to OpenText a revised flash summary for the Company’s fiscal year 2017 which was also posted to the electronic data room and accessible by Company D.

On April 20, 2017, Mr. Barrenechea indicated that he would respond to Evercore with a confirmed bid price.

On April 21, 2017, a representative of Company I emailed representatives of Evercore to follow up on the status of the sale process, noting it had been about three weeks since Evercore had last discussed the transaction with Company I. Evercore did not respond to Company I.

On April 25, 2017, Evercore received an inbound request for a conversation from Company K, a potential acquiror of the Company that had previously entered into a confidentiality agreement with the Company, but had declined to participate in the sale process.

On April 27, 2017, representatives of Evercore had a discussion with Company K during which Company K indicated that it would like to receive a copy of the confidential information memorandum and was interested in updating its strategic analysis of the Company. Evercore subsequently distributed the confidential information memorandum to Company K.

On April 27, 2017, a representative of OpenText called representatives of Evercore to inform them that OpenText was prepared to move forward with an all cash offer of $2.45 per share, provided that it received exclusivity as previously noted. A representative of OpenText also indicated that OpenText was not willing to increase its bid to $2.50 per share and that the OpenText team and its legal advisors were ready to commence the diligence and documentation process.

On April 28, 2017, Evercore received an updated written indication of interest from a representative of OpenText, which provided for an all cash offer of $2.45 per share, funded entirely out of available funds. In addition, OpenText insisted on a 30-day exclusivity period while it finalized due diligence, site visits, and a definitive agreement. Over the weekend, as directed by the Company, representatives of Evercore discussed revisions to the terms of exclusivity with OpenText.

On April 30, 2017, the Board held a meeting with members of senior management and representatives of Evercore and Paul Hastings in attendance. Evercore provided the Board with an update on the strategic alternatives process and discussed the terms OpenText’s written offer. The Board discussed OpenText’s request for exclusivity with the representatives from Evercore and Paul Hastings. Evercore also advised the Board of its conversation with Company K. After further discussion, the Board authorized management to grant exclusivity to OpenText, which OpenText agreed to, and expeditiously move to provide OpenText with any remaining diligence items and execute a definitive agreement.

Also on April 30, 2017, the Company entered into exclusivity with OpenText and on May 1, 2017 representatives of OpenText were granted access to the electronic data room.

On May 3, 2017, a representative of Company I emailed representatives of Evercore to follow up on status of the sales process. Evercore responded that no further update was available at this time.

On May 3, 2017, Company K submitted to Evercore a due diligence request. Evercore informed Company K that the Company had entered into exclusivity with a third party and was unable to provide any additional information.

Between May 4 and May 8, 2017, the management of the Company and representatives of Evercore had various telephonic conversations with representatives of OpenText to discuss operational matters such as finance, operations, customers, suppliers, contracts and human resources.

On May 7, 2017, the Company received a mark-up of the definitive agreement from OpenText prepared by OpenText’s M&A Counsel, Crowell & Moring LLP (“Crowell”).

On May 10 and 11, 2017, the Company hosted representatives of OpenText at a meeting location near the Company’s headquarters for detailed in-person due diligence meetings. The Company continued to host due diligence calls, and in-person meetings during the period from May 12, 2017 through the signing of the definitive agreement on June 5, 2017.

On May 11, 2017, a representative of Company I again emailed representatives of Evercore asking for an update on status of the process. Evercore responded that no further update was available at this time.

On May 16, 2017, the Board held a meeting with members of the Company’s senior management team and representatives from Evercore and Paul Hastings in attendance. Representatives of Evercore provided the Board with an update on the sale process. In addition, representatives of Paul Hastings identified for the Board the material terms of the definitive agreement that was still being negotiated between the parties.

On May 17, 2017, a representative of Company I again emailed representatives of Evercore asking for an update on the process. Evercore again noted that no further updates were available at such time.

On May 31, 2017, a representative of Company D called a representative of Evercore to inquire about the process. Evercore noted that it was under exclusivity with a third party and was unable to provide any additional information.

Between May 12 and June 5, 2017, representatives of Paul Hastings, the Company, Crowell, and OpenText negotiated the terms of the definitive agreement. During this period, representatives of Crowell advised representatives of Paul Hastings that OpenText was also requesting that all directors and the members of the Company’s senior management team that had been involved in the transaction sign voting agreements agreeing to vote their shares of the Company in favor of the transaction with OpenText.

On Saturday, June 3, 2017, the Board convened a meeting at 12:00 p.m. ET to consider the proposed transaction. Mr. Smith confirmed with each Board member that they had previously received a copy of Evercore’s fairness opinion presentation, as well as a copy of the fairness opinion letter Evercore was prepared to deliver, a copy of the substantially final draft of the Merger Agreement and Voting Agreement, a summary of the material terms of the transaction and draft Board resolutions. First, representatives of Evercore provided the Board with a final update on the strategic transaction process, noting that during the process, (i) Evercore had contacted or been contacted by a total of 52 potential bidders, both financial and strategic, (ii) Evercore had distributed confidential information memorandums to 22 potential bidders, (iii) Evercore had distributed process letters to 13 potential bidders, (iv) the Company’s management team had meaningful discussions with nine potential bidders, (v) the Company had received preliminary written indications of interest from four potential bidders, (vi) the Company’s management team had engaged in in-person meetings and detailed due diligence discussions with four potential bidders, and (vii) the Company received final bids from four potential bidders, including OpenText. Representatives from Evercore then discussed the key financial terms of the proposed transaction with OpenText. Representatives of Evercore then reviewed for the Board Evercore’s financial analyses of the proposed transaction with OpenText. Following such presentation and the answering of questions from various members of the Board, a representative of Evercore delivered to the Board Evercore’s oral opinion (which was confirmed by the delivery of a written opinion dated June 5, 2017) to the effect that, as of such date and based upon and subject to various assumptions and limitations set forth in such opinion, the $2.45 per share offer price to be received by the holders of the Company’s common stock was fair, from a financial point of view, to such holders. Next, representatives of Paul Hastings then advised the Board on several issues that had been under negotiation with representatives of OpenText, and then summarized for the Board the material terms of the Merger Agreement and the Voting Agreement, including the following: (i) the material terms of the “no-shop” and “fiduciary out” provisions contained in the Merger Agreement; (ii) the conditions to closing of the proposed transaction; (iii) the termination fee of $3,850,000 (which was equal to approximately 3.75% of the transaction’s equity value); (iv) an expense reimbursement of up to $750,000; and (v) the circumstances under which such termination fee and expense reimbursement would be payable by the Company to OpenText.

The Board next engaged in a lengthy discussion of the pros and cons of the transaction with OpenText. While Mr. Andreas Mai voted in favor of the transaction with OpenText to give shareholders an option to sell their shares, he also expressed that there are other viable strategic alternatives to increase shareholder value at this time, including reducing expenses as part of a broader restructuring strategy, to make the Company profitable, and thereby enabling the Company to pay dividends and/or to make strategic investments in the growing IoT market.

In addition, each of the other members of the Board presented their respective views regarding the proposed transaction with OpenText. Mr. Smith acknowledged all views expressed by the members of the Board, and then called for a vote on the transaction, whereby the Board unanimously voted to approve the transaction with OpenText.

Between June 3 and June 5, 2017, representatives from Paul Hastings and Crowell negotiated several remaining points on the Merger Agreement and the Company and OpenText finalized and exchanged signature pages to the Merger Agreement and the Voting Agreements after the close of market trading on the afternoon of June 5, 2017. Thereafter, each of the Company and OpenText issued press releases announcing the signing of the transaction and the Company held its prearranged earnings announcement for the fiscal year ended 2018 in which it also announced the signing of the transaction with OpenText.

Reasons for the Merger

At a meeting duly called and held on June 3, 2017, after careful consideration at this and prior Board meetings, the Board unanimously approved the Merger Agreement and determined that the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company and its shareholders. The Board also unanimously resolved that the Merger Agreement be submitted for consideration by the Company’s shareholders at a special meeting of shareholders and to recommend that the shareholders vote to approve the Merger Agreement.

In reaching its decision, the Board consulted with the Company’s senior management and its financial advisor and outside legal counsel at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board believes support its decision:

Best Alternative for Maximizing Company Prospects: Although the Company has made progress on its business transformation, the Company’s Board and management believe that increasing the Company’s bookings and revenue growth would require a significant investment in its sales and marketing team and other aspects of the Company’s business. Given the uncertain nature of these type of investments and the small size of the business relative to many competitors (as measured by total revenue and total market capitalization), the Board and management team believe that making these investments as a public company would put the Company’s stock price under pressure, and could be executed more effectively with the backing of a larger parent company. Further, there continues to be significant risks associated with executing the Company’s short-term and long-term business plans, including risks of creating and maintaining product and technology leadership in a competitive market environment, and the risks of finding, hiring and retaining key talent that will enable the Company to maintain its product and technology leadership.

Best Alternative for Maximizing Shareholder Value: The Merger Consideration was more favorable to the Company’s shareholders than the value that might result from other potential transactions or remaining independent. This decision was based on, among other things, the Company Board’s assessment of:

•	the Board’s belief that the process conducted by the Company, with the assistance of our senior management and its financial advisor and outside legal counsel, had resulted in the highest price reasonably available to the Company’s shareholders;

•	the Board’s belief that it negotiated the highest price per share for the Common Stock that a potential acquirer, was willing to pay;

•	the Board considered the possible alternatives to the acquisition of the Company, including other potential acquisitions, partnerships and opportunities for strategic transactions, as well as the possibility of continuing as an independent company, selling one or more of the Company’s businesses to increase shareholder value, expanding through organic growth, acquisitions or a combination of the two, the range of potential benefits to our shareholders of these alternatives and the timing and the likelihood, taking into account risks of execution as well as business, competitive, industry and market risks, of accomplishing the goals of such alternatives;

•	the Company’s historical operating and financial performance, including that the Company had experienced significant declines in its annualized subscription revenue (“ASR”) bookings and revenue growth since the time of the Company’s initial public offering in September 2013; and

•	the advantages of entering into the Merger Agreement in comparison with the risks of remaining independent, including risks related to achieving the Company’s financial projections as a standalone company.

Best Price and Terms from OpenText following Extensive Negotiations

•	The Board believes that, after extensive negotiations with representatives of OpenText resulting in an increase in the $2.15 per share price initially offered by OpenText, the Company obtained the highest price that OpenText was willing to pay for the Company.

•	The Board also considered numerous changes in the terms and conditions of the Merger Agreement from the terms and conditions initially requested by OpenText that were favorable to the Company’s shareholders, and the results of the process through which it solicited other potential buyers for the Company, leading to its belief that $2.45 per share was OpenText’s best and final offer and that the terms of the Merger Agreement include the most favorable terms to the Company and its shareholders to which OpenText was willing to agree.

•	In addition, the Board considered the fact that, while there were discussions and meetings with other potential third party acquirors, each of those potential acquirors, other than OpenText, ultimately indicated that they had either determined not to pursue a transaction to purchase the Company or they were not willing to offer a purchase price at or above $2.45 per share. Based on the pricing, timing, availability of financing and other terms and conditions communicated by the other third party bidders, and the operational and financial risks associated with continuing as an independent company, the Board ultimately determined that the Merger was more favorable to our shareholders than any other strategic alternative reasonably available to us, including continuing as an independent company.

Attractive Price to Shareholders. The Board considered the Merger Consideration in relation to (i) the historical market prices of the Common Stock and (ii) the Board’s estimate of the current and future value of Covisint as an independent company. The Board further considered the fact that the Merger Consideration represents a premium of approximately:

•	23% to the closing price per share of the Common Stock on June 2, 2017;

•	27% to the volume-weighted average trading price per share of the Common Stock for the 30-day period ending on June 2, 2017; and

•	46% to the cash-adjusted price per share of the Common Stock for the 30-day period ending on June 2, 2017 (with the cash-adjusted calculation deducting the Company’s cash and cash equivalents of $33 million, or $0.79 per share, as of March 31, 2017, from both its current share price and from the total value of the Merger Consideration in order to better measure the premium being offered).

Certainty of Value in Cash Consideration. The Board considered the fact that the form of consideration payable to the Company’s shareholders will be all cash, which will provide our shareholders with certainty of value and immediate liquidity, while reducing the market and long-term business risks, including risks related to the Company’s historical operating results and future growth prospects, as described below.

Financial Advisor’s Opinion. The Board considered the fact that it received the oral opinion dated June 3, 2017, which was subsequently confirmed in writing, from Evercore that, as of such date, and based on and subject to the various factors, assumptions and limitations set forth in such written opinions, the Merger Consideration to be paid to holders of our Common Stock in the Merger was fair, from a financial point of view, to the holders of shares of the Company’s Common Stock entitled to receive such Merger Consideration, as more fully described below under the heading “The Merger (Proposal 1)—Opinion of Evercore Group L.L.C., Financial Advisor to the Company” beginning on page 50 of this proxy statement.

Operating and Financial Condition and Prospects. The Board considered the current and historical financial condition, results of operations, competitive position, business strategy, strategic options and the future growth prospects of the Company, including the financial projections (as described below), and assessed a range of possible values to our shareholders associated with continuing to operate Covisint as an independent company. The Board discussed and deliberated at length with respect to the Company’s recent financial performance, current financial prospects and risks associated with achieving and executing upon the Company’s operating plan, particularly in light of (i) the Company’s recent historical difficulty in selling its products as an independent publicly traded company, (ii) the potential that the Company would not be able to turn around its performance, which would lead to the continued decrease in the Company’s stock price, (iii) the intensely competitive nature of the industries in which the Company currently and prospectively markets its technologies, products and services, and (iv) the other factors set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed by us on June 5, 2017 with the SEC, as well as the risks and other factors set forth from time to time in our other filings with the SEC, including the disclosures set forth in the section entitled “Risk Factors” in those filings.

Terms of the Merger Agreement. The Board’s view that the Merger Agreement was the product of arm’s-length negotiations and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the Merger Agreement, including:

•	Ability to Respond to Certain Unsolicited Acquisition Proposals. At any time prior to the Effective Time, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation obligations of the Company under the Merger Agreement and that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the Board that failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, furnish information with respect to the Company and its subsidiaries to any person making such alternative Acquisition Proposal and participate in discussions or negotiations with such person regarding such Acquisition Proposal.

•	Ability to Terminate the Merger Agreement and Accept a Superior Proposal. At any time prior to the Effective Time, if the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation obligations of the Company under the Merger Agreement and that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, the Company may terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal if the Board concludes in good faith, after consultation with its financial advisor and outside legal counsel and allowing OpenText certain matching rights, that the failure to enter into such agreement would be inconsistent with its fiduciary duties.

•	Ability to Change Recommendation as a Result of an Intervening Event. At any time prior to the approval of the Merger by the Company’s shareholders, the Board may withdraw or change its recommendation in favor of the Merger Agreement as a result of an Intervening Event if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel and engaging in discussions with OpenText for a specified period of time, that failure to do so would be inconsistent with its fiduciary duties.

•	Reasonable Termination Fee. The Board considered the $3,850,000 termination fee, representing approximately 3.75% of the aggregate Merger Consideration to be paid to our shareholders, that could become payable by the Company pursuant to the Merger Agreement under certain circumstances, including, among others, if the Company terminates the Merger Agreement to accept a Superior Proposal. The Board considered that such termination fee could have the effect of deterring third parties who might be interested in exploring an acquisition of the Company, but believed that such termination fee was reasonable in the context of comparable transactions.

•	Specific Performance. The Board considered that the Company may specifically enforce the terms of the Merger Agreement and cause OpenText and Merger Sub to cause the Merger and other transactions contemplated thereby to be consummated (if all closing conditions are satisfied or waived).

•	Material Adverse Effect. The Board considered the provisions in the Merger Agreement related to the impact that a material adverse effect on the Company would have on the obligations of OpenText and Merger Sub to complete the Merger, and particularly that any effect, change, condition, event, occurrence, circumstance or development related to the Company’s or its subsidiaries’ business, assets, financial condition or results of operations or its ability to complete the transactions contemplated by the Merger Agreement resulting from, among other things, the Company’s failure to meet any operating projections or forecasts or published revenue or earnings predictions, any events attributable to the taking of any action by the Company that are contemplated or required by the Merger Agreement, or any events attributable to the announcement or performance of the Merger Agreement or the completion of the transactions contemplated thereby or the pendency of the Merger, in each case, subject to certain exceptions, are excluded from the determination of whether a material adverse effect on the Company has occurred that would permit OpenText and Merger Sub to elect not to complete the Merger.

Likelihood of Completing the Merger. The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to completion of the Merger and remedies available to us under the Merger Agreement in the event of a breach of the Merger Agreement by OpenText.

Loss of Opportunity. The Board considered the possibility that, if it declined to adopt the Merger Agreement, there may not be another opportunity for our shareholders to receive a comparably priced transaction and that the short-term market price for our Common Stock might not increase above the $2.45 per share in cash to be paid as Merger Consideration, and possibly could fall substantially lower than the current trading prices of our Common Stock.

The Board also considered certain potentially negative factors in its deliberations concerning the Merger, including the following:

No Shareholder Participation in Future Growth or Earnings. The Board considered that if the Merger is completed, the Company’s shareholders will receive the Merger Consideration in cash for their shares of Common Stock and will no longer have the opportunity to participate in any future earnings or growth of the Company or to benefit from any potential future appreciation in the value of the Common Stock, including any value that could be achieved if the Company engages in future strategic or other transactions.

Impact of Announcement on the Company’s Business. The Board considered the effect of a public announcement of the Merger on the Company’s operations, share price, employees, relationships with existing and prospective customers, suppliers and business partners, and its ability to attract and retain key management, research and sales personnel while the Merger is pending, and the potential adverse effects on the financial results of the Company as a result of that disruption in the event the Merger fails to be consummated for any reason.

Interim Restrictions on the Operation of the Company’s Business. The Board considered that, under the terms of the Merger Agreement, the Company has agreed that, prior to the completion of the Merger, it will conduct its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that the Company will not undertake various actions related to the conduct of its business without the prior written consent of OpenText. The Board further considered that these provisions may limit the Company’s ability to pursue business opportunities that would otherwise be in the best interests of the Company and its shareholders.

No Solicitation. The Board considered the fact that the Merger Agreement prohibits the Company from actively soliciting alternative Acquisition Proposals and only allows the Company to interact with third parties with respect to unsolicited Acquisition Proposal under certain circumstances and subject to certain conditions, in each case as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 71.

Effect of Failure to Complete the Merger. The Board considered the possibility that the Merger might not be completed, including the adverse effects that a failure to complete the Merger could have on the Company’s business, the market price for the Common Stock and the Company’s relationships with customers and employees, including the fact that (i) the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger, (ii) the Company will have incurred significant transaction costs, (iii) the Company’s prospects could be adversely affected, or may be perceived by the market as having been adversely affected, and (iv) the Company’s continuing business relationships may be disrupted.

Possible Deterrence of Competing Offers. The Board considered the risk that various provisions of the Merger Agreement, including the requirement that the Company must pay to OpenText a break-up fee of $3,850,000 if the Merger Agreement is terminated in connection with a Superior Proposal, may discourage other parties potentially interested in an acquisition of, or combination with, the Company from pursuing that opportunity. See “The Merger Agreement—Termination Fee; Reimbursement of Expenses” beginning on page 79 of this proxy statement.

Merger Consideration Taxable. The Board considered the fact that the receipt of cash by certain of the Company’s shareholders pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and such shareholders generally will recognize capital gain or loss equal to the difference, if any, between the cash that the shareholder receives in the Merger and the shareholder’s adjusted tax basis in the Common Stock surrendered. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this proxy statement.

In addition, the Board was aware of and considered the interests that our directors and executive officers may have with respect to the Merger that are in addition to, or different from, their interests as shareholders of the Company generally, as described in “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement.

This discussion of the information and factors considered by the Board is not intended to be exhaustive, but is intended to summarize certain material factors considered by the Board in connection with its approval and recommendation of the Merger Agreement and the other related transactions described in this proxy statement. In view of the wide variety of factors considered, the Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, the Board unanimously concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for our shareholders than other strategic alternatives. Therefore, after taking into account all of the factors set forth above, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board unanimously adopted the Merger Agreement, the Merger and the transactions contemplated thereby and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement and the Merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The Board unanimously recommends that the Company’s shareholders vote “FOR” the approval of the Merger Agreement and “FOR” the Adjournment Proposal.

Certain Financial Projections

Other than guidance for Subscription Revenue, Services Revenue as a percentage of Total Revenue, Non-GAAP Gross Margin, Non-GAAP Net Loss, Cash on Hand and Total Shares Outstanding which the Company has historically provided for the fiscal year, and updated on a quarterly basis, the Company does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings, or other results, given, among other things, the unpredictability of the underlying assumptions and estimates. Further, sell-side analyst research coverage of the Company ceased during mid-2016.

In connection with the strategic alternatives process and to provide some guidance for the Board to take into account as it considered various potential strategic alternatives, in March 2017, the Company’s management prepared, based on information available at that time, preliminary financial projections for the continued operation of the Company’s business assuming a focus on automotive customers and a “land and expand” growth operating scenario. In May 2017, the Company’s management updated such preliminary projections to reflect actual financials for the fiscal year ended March 31, 2017, and updated the preliminary projections for the fiscal year ending March 31, 2018 to reflect the flow through of the actual new business bookings achieved during fiscal year 2017 – the impact of the May 2017 update was immaterial. Such projections, as updated, are referred to herein as the “Base Case Projections.” The Base Case Projections were prepared based on assumptions reflecting the best currently available information at the time, and on estimates of and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company.

At the Board’s request and in order to further assist the Board with its assessment of the appropriateness of engaging in a strategic transaction, the Company’s management also prepared an alternative three-to-five-year set of projections reflecting a conservative view of the Company’s potential future business performance, assuming that the Company’s revenue growth remained nearly flat and pursuant to which the Company would focus on a cash-generating business model. This second set of projections is described under “Sensitized Projections” below and is referred to herein as the “Sensitized Projections.” The Base Case Projections and Sensitized Projections were provided to the Board and to Evercore in connection with its financial analyses. OpenText and other potential acquirors received a set of fiscal year 2018 financial projections as part of the confidential information memorandum. The fiscal year 2018 financial projections received by OpenText and other potential acquirors were identical to the fiscal year 2018 financial projections included within the Base Case Projections. The Sensitized Projections were not provided to any potential acquiror, including OpenText or its representatives.

The Base Case Projections and the Sensitized Projections are collectively referred to herein as the “Projections.” As a result of these different assumptions, the Sensitized Projections are materially different from the Base Case Projections.

Based on the assessments of the Company’s management and our Board regarding the Sensitized Projections relative to the Base Case Projections, the Board directed Evercore to use and rely on the Base Case Projections for purposes of its analyses and fairness opinion described in the section entitled “The Merger (Proposal 1)—Opinion of Evercore Group L.L.C., Financial Advisor to the Company,” as reflective of the best estimates and judgments of the Company’s management as to the future financial results and condition of the Company’s business as a continued operation (and with associated costs) of a public company on a standalone basis and the other matters covered thereby. Evercore performed analyses on the Sensitized Projections for illustration purposes only.

The Projections were not prepared with a view toward public disclosure, however, the Company has included below a summary of the Projections to provide you with access to certain non-public information that was furnished to our Board, the Company’s financial advisor and third parties in connection with the Merger. The inclusion of the Projections should not be regarded as an indication that the Board, the Company, OpenText, Merger Sub, Evercore or any other recipient of any of this information considered, or now considers, it to be an assurance of the achievement of future results. The Company views the Projections as non-material because of the inherent risks and uncertainties associated with such long-range financial projections.

The Company’s internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that any of the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use to assist the Board in its review and analysis of the proposed Merger and to assist OpenText and Evercore with their respective due diligence investigations of the Company. The Projections were not prepared with a view toward public disclosure or toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Grant Thornton LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the Projections, and accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information and does not extend to the Projections and should not be read to do so. Please read the information set forth below under the heading “Important Information About the Financial Projections.”

Base Case Projections

Key assumptions in the Base Case Projections include:

•	Growth operating scenario that focuses on the automotive industry as well as “land and expand” opportunities with new customers.

•	$8 million in new ASR, which is defined as the annualized value of new committed subscription revenue during a given period for new contracts and incremental committed subscription revenue for existing contracts, resulting in a 7% compounded average growth rate in core subscription revenue over the period from March 2017 through fiscal year 2021.

•	Maintaining cost of goods sold, sales and marketing, research and development and general and administrative expenses at levels that are broadly in-line with current operations.

•	5% attrition in subscription revenue.

	Fiscal Year (amounts in millions)
	2016A	2017A	2018E	2019E	2020E	2021E
Total Revenue	$76	$70	$72	$78	$82	$87
Total Gross Profit	$45	$41	$46	$50	$53	$58
EBITDA(1)(2)	$(9)	$(6)	$2	$6	$8	$10
Cash	$40	$33	$33	$38	$44	$52

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization, which the Company calculates as revenue, minus total operating costs and expenses, plus depreciation and amortization. EBITDA is a Non-GAAP financial measure, which excludes the impact of certain items (the impact of stock award compensation expense, the amortization and impairment of intangible assets and amounts incurred for capitalized internal software costs).
(2)

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and Non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company monitors Non-GAAP measures to evaluate its on-going operational performance and enhance an overall understanding of its past financial performance. The Company believes that Non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the expenses that are excluded in such Non-GAAP measures. Furthermore, the Company uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. The Company also believes that Non-GAAP measures provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods against other companies in its industry. A reconciliation of the historical EBITDA figures discussed above to the most directly comparable GAAP financial measures is provided at the end of this section.

Sensitized Projections

Key assumptions in the Sensitized Projections include:

•	Hypothetical cash-generating business model that focuses on the renewal of existing business contracts and responding to inbound new business requests from existing automotive customers.

•	$4 million in ASR per year, resulting in a 2% compounded average growth rate in core subscription revenue over the period from March 2017 through fiscal year 2021.

•	A significant reduction in the Company’s fixed cost structure, including the closing of the Company’s San Francisco and Europe locations and ceasing most outbound sales activities, reduced research and development expenses to keep a minimum level of innovation, reduced executive staff and general and administrative expenses.

	Fiscal Year (amounts in millions)
	2016A	2017E	2018E	2019E	2020E	2021E
Total Revenue	$76	$70	$69	$70	$71	$72
Total Gross Profit	$45	$40	$43	$44	$45	$46
EBITDA(1)(2)	$(9)	$(8)	$3	$18	$19	$21
Cash	$40	$33	$33	$48	$65	$84

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization, which the Company calculates as revenue, minus total operating costs and expenses, plus depreciation and amortization. EBITDA is a Non-GAAP financial measure, which excludes the impact of certain items (the impact of stock award compensation expense, the amortization and impairment of intangible assets and amounts incurred for capitalized internal software costs).
(2)	Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and Non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company monitors Non-GAAP measures to evaluate its on-going operational performance and enhance an overall understanding of its past financial performance. The Company believes that Non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the expenses that are excluded in such Non-GAAP measures. Furthermore, the Company uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. The Company also believes that Non-GAAP measures provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods against other companies in its industry. A reconciliation of the historical EBITDA figures discussed above to the most directly comparable GAAP financial measures is provided at the end of this section.

Important Information About the Projections

While the Projections were prepared in good faith and the Company believes the assumptions on which the Projections were based were reasonable for the scenarios considered, no assurance can be made regarding future events. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Projections involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” all of

which are difficult to predict and many of which are beyond the Company’s and/or OpenText’s control and will be beyond their control following the Merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results may differ materially from those reflected in the Projections, whether or not the Merger is completed.

By including in this proxy statement a summary of the Projections, neither the Company nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company’s business compared to the information contained in the Company’s Projections. The Company has made no representation to OpenText, in the Merger Agreement or otherwise, concerning the Projections. The Projections summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of their preparation or any actual results of the Company’s business. The Company undertakes no obligation, except as required by law, to update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, or to reflect changes in general economic or industry conditions.

The foregoing summary of the Projections is included in this proxy statement for informational purposes only and not in order to induce any shareholder to vote in favor of the proposal to approve the Merger.

Non-GAAP Reconciliation

A reconciliation of the EBITDA figures discussed above to the most directly comparable GAAP financial measures is as follows:

Reconciliation: GAAP Net Income to Non-GAAP EBITDA

	FY2016	FY2017
GAAP Net Loss Per 10-K Filings	(14,894)	(12,726)
Capitalized Internal Software	(4,238)	(2,819)
Amortization of Capitalized Software	3,398	4,274
Stock Compensation Expense	2,817	1,899

Non-GAAP Net Loss per Earnings Call	(12,917)	(9,372)

Depreciation	3,374	2,936

Non-GAAP EBITDA per Proxy	(9,543)	(6,436)

Opinion of Evercore Group L.L.C., Financial Advisor to the Company

Pursuant to an engagement letter dated June 3, 2016, the Company retained Evercore to act as its financial advisor in connection with evaluating strategic and financial alternatives, including the Merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company’s Common Stock (other than the Company and its subsidiaries and OpenText and its affiliates) entitled to receive such Merger Consideration. At a telephonic meeting of the Board held on June 3, 2017, Evercore rendered its oral opinion to the Board, subsequently confirmed by delivery of a written opinion dated June 5, 2017, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the Merger Consideration to be received by the holders of the Company’s Common Stock (other than the Company and its subsidiaries and OpenText and its affiliates) entitled to receive such Merger Consideration was fair, from a financial point of view, to such holders of the Company’s Common Stock.

The full text of Evercore’s written opinion, dated June 5, 2017, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference in its entirety. The Company urges you to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Board in connection with its evaluation of the Merger. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Evercore’s opinion does not constitute a recommendation to the Board or to any other persons in respect of the Merger, including as to how any holder of the Company’s Common Stock should vote or act in respect of the Merger. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion attached as Annex C to this proxy statement. Evercore has consented to the inclusion of its opinion letter as Annex C to this proxy statement.

In connection with rendering its opinion, Evercore has, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public projected financial data relating to the Company, including the future growth prospects of the Company under alternative business assumptions, prepared and furnished to Evercore by management of the Company;

•	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•	participated in various meetings of the Board during which the possibility of the Merger was discussed;

•	reviewed the reported prices and the historical trading activity of the Company’s Common Stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

•	compared the financial terms of the Merger, including the premiums paid, to the extent publicly available, with those of certain other transactions that Evercore deemed relevant;

•	reviewed certain analyses related to the tax attributes of the Company in connection with the Merger, furnished to Evercore by management of the Company;

•	performed discounted cash flow analyses based on forecasts and other data provided by management of the Company;

•	reviewed a draft of the Merger Agreement, dated June 2, 2017, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore’s analysis;

•	reviewed a draft of the form of Voting Agreement in favor of OpenText to be executed by certain executive officers and each of the directors of the Company, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore’s analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore has assumed no liability therefor. With respect to the projected financial data relating to the Company referred to above, Evercore has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. Evercore utilized and relied on the financial projections described below, but expressed no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering Evercore’s opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement and in the Voting Agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Voting Agreement and that all conditions to the consummation of the Merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company’s Common Stock of the Merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of June 1, 2017, and financial, economic, market and other conditions as they existed and as could be evaluated on June 1, 2017. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Company’s Common Stock (other than the Company and its subsidiaries and OpenText and its affiliates), from a financial point of view, entitled to receive the Merger Consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise.

Evercore assumed that any modification to the structure of the Merger would not vary its analysis in any material respect. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been or might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. Evercore’s letter, and its opinion, did not constitute a recommendation to the Board or to any other persons in respect of the Merger, including as to how any holder of shares of Company’s Common Stock should vote or act in respect of the Merger. Evercore expressed no opinion in its letter as to the price at which shares of the Company would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Board imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the Merger Consideration.

Summary of Financial Analyses

The following is a summary of the material financial analyses reviewed by Evercore with the Board on June 3, 2017 in connection with rendering Evercore’s opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 1, 2017 (the last trading date prior to the rendering of Evercore’s opinion) and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In performing the financial analyses summarized below, Evercore utilized and relied upon the projected financial data related to the Company prepared and furnished to Evercore by the Company’s management included in the “Base Case Projections” and the “Sensitized Projections,” each as described in the section entitled “The Merger (Proposal 1)—Certain Financial Projections”, beginning on page 46. At the direction of management of the Company, for purposes of its opinion, Evercore relied on the Base Case Projections.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company, which is a method used to estimate the implied present value of an asset by calculating the present value of the estimated future cash flows to be generated by that asset. The present value of those future cash flows is then obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, capital expenditures, increases in net working capital and certain other cash expenses, as applicable.

Evercore’s discounted cash flow analysis was intended to estimate the implied present value, as of March 31, 2017, of (i) the unlevered, after-tax free cash flows that the Company would generate during the period from April 1, 2017 through March 31, 2021, plus (ii) the estimated terminal value of the Company as of March 31, 2021, using both the perpetuity growth methodology and the terminal value methodology. Evercore performed its discounted cash flow analysis for the Company on a standalone basis and assumed the mid-year cash flow discounting convention. Evercore’s discounted cash flow analyses include value attributable to the pre-tax value of certain tax attributes of $75.8 million outstanding as of March 31, 2017, including $46.1 million attributable to net operating losses, $27.5 million attributable to step-up and goodwill related tax attributes and $2.2 million attributable to other tax attributes (collectively, the “Tax Attributes”). Evercore incorporated the present value of the savings generated from the use of the Tax Attributes assuming no change of control Section 382 limitation for the Company’s net operating losses into its discounted cash flow analysis. Evercore conducted its discounted cash flow analysis based on the financial projections included in the Base Case Projections and the Sensitized Projections.

Under the perpetuity growth methodology for the Base Case Projections, Evercore estimated a terminal value for the Company by applying a perpetuity growth rate of 2.0% to 5.0% to the estimated unlevered free cash flow of the Company for the terminal year, which assumed an equivalent level of projected capital expenditures and projected depreciation and amortization. This resulted in an implied trailing (for the last twelve months) terminal revenue multiple of approximately 0.47x to 0.78x and an implied trailing (for the last twelve months) terminal EBITDA multiple of approximately 4.0x to 6.7x. The cash flows and terminal value were then discounted to present value using a range of discount rates from 13.0% to 15.0%, based on an estimate of the Company’s weighted average cost of capital. Evercore estimated the Company’s weighted average cost of capital based on application of the capital asset pricing model, and its professional judgment given the nature of the Company’s business and its industry. The resulting range of implied enterprise values for the Company was then increased by the amount of the Company’s projected net cash (calculated as cash and cash equivalents less debt) as of March 31, 2017 and increased by the present value of the savings generated from the use of the Tax Attributes (based on assumptions provided by the Company’s management), as discounted to present value as of March 31, 2017 using a discount rate of 15.0%, to produce a range of implied equity values for the Company. Under the perpetuity growth methodology for the Base Case Projections, Evercore’s discounted cash flow analysis indicated an implied per-share equity value for the Company on a standalone basis of approximately $1.83 to $2.28.

Under the terminal value multiple methodology for the Base Case Projections, Evercore estimated a terminal value for the Company by applying a multiple range of 6.0x to 8.0x to the projected trailing (for the last twelve months) EBITDA of the Company for the terminal year. This resulted in an implied perpetuity growth rate of approximately 6.0% when assuming a discount rate of 15.0% and an implied perpetuity growth rate of 6.3% when assuming a discount rate of 13.0%. The range of discount rates as described above was applied to the estimated free cash flow of the Company for the terminal year. Evercore estimated the terminal value multiple based on the financial projections included in the Base Case Projections and on its professional judgment given the nature of the Company and its business and industry. The cash flows and the terminal value were then discounted to present value using the same range of discount rates as described above, and converted to implied equity value using the same adjustments as described above. Under the terminal value multiple methodology for the Base Case Projections, Evercore’s discounted cash flow analysis indicated an implied per-share equity value for the Company on a standalone basis of approximately $2.11 to $2.48.

Under the perpetuity growth methodology for the Sensitized Projections, Evercore estimated a terminal value for the Company by applying a perpetuity growth rate of -5.0% to -3.0% to the estimated unlevered free cash flow of the Company for the terminal year, which assumed an equivalent level of projected capital expenditures and projected depreciation and amortization. This resulted in an implied trailing (for the last twelve months) terminal revenue multiple of approximately 0.56x to 0.71x and an implied trailing (for the last twelve months) terminal EBITDA multiple of approximately 2.7x to 3.4x. The cash flows and terminal value were then discounted to present value using the same range of discount rates as described above, and converted to implied equity value using the same adjustments as described above. Under the perpetuity growth methodology for the Sensitized Projections, Evercore’s discounted cash flow analysis indicated an implied per-share equity value for the Company on a standalone basis of approximately $2.28 to $2.50. At the Company’s direction, the calculation of unlevered free cash flow for the terminal year under the Sensitized Projections included an adjustment to reflect a long-term target cost structure. The implied trailing (for the last 12 months) revenue multiple, the implied trailing (for the last 12 months) EBITDA multiple, and the implied per-share equity value indicated in Evercore’s discounted cash flow analysis under the perpetuity growth methodology for the Sensitized Projections as described above reflect this adjustment.

Under the terminal value multiple methodology for the Sensitized Projections, Evercore estimated a terminal value for the Company by applying a multiple range of 2.0x to 4.0x to the projected trailing (for the last twelve months) EBITDA of the Company for the terminal year. This resulted in an implied perpetuity growth rate of approximately -10.5% when assuming a discount rate of 15.0% and an implied perpetuity growth rate of approximately -1.0% when assuming a discount rate of 13.0%. The range of discount rates above was applied to the estimated free cash flow of the Company for the terminal year. Evercore estimated the terminal value multiple based on the financial projections included in the Sensitized Projections and on its professional judgment given the nature of the Company and its business and industry. The cash flows and the terminal value were then discounted to present value using the same range of discount rates as described above, and converted to an implied per-share equity value using the same adjustments as described above. Under the terminal value multiple methodology for the Sensitized Projections, Evercore’s discounted cash flow analysis indicated an implied per-share equity value for the Company on a standalone basis of approximately $2.14 to $2.63. At the Company’s direction, the calculation of the projected trailing (for the last 12 months) EBITDA for the terminal year under the Sensitized Projections included an adjustment to reflect a long-term target cost structure. The implied perpetuity growth rate and the implied per-share equity value indicated in Evercore’s discounted cash flow analysis under the terminal value multiple methodology for the Sensitized Projections as described above reflect this adjustment.

Evercore compared the results of this analysis to the Merger Consideration.

Peer Group Trading Multiples Analysis

Evercore performed a peer group trading multiples analysis of the Company by reviewing and comparing the total enterprise values (“TEVs”) (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) and trading multiples of the following five publicly traded companies.

•	Brightcove Inc.

•	eGain Corporation

•	Guidance Software, Inc.

•	Jive Software, Inc. (peer group trading multiples analysis for Jive Software, Inc. based on market data as of May 1, 2017, pre-announcement of acquisition by ESW Capital)

•	Marin Software Incorporated

Although none of these companies are directly comparable to the Company, Evercore selected the companies for the peer group trading multiple analysis based on its professional judgment because these companies had operating characteristics, products and services that, for purposes of its analysis, Evercore considered similar to certain of Company’s operating characteristics, products and services.

For each of the selected companies identified above, Evercore calculated multiples of TEV to estimated net revenue for calendar year 2017 based on closing stock prices as of June 1, 2017 and financial data, which Evercore obtained from filings made with the SEC and consensus estimates based on publicly available equity research analysts’ projections. Evercore’s peer group trading multiple analyses include value attributable to the present value of the savings generated from the use of the Tax Attributes.

The analysis indicated the following:

Metric	High	Mean	Median	Low
TEV / 2017E Revenue	1.79x	1.15x	1.25x	0.27x

Based upon the information presented in the tables above and the application of Evercore’s professional judgment, Evercore selected a reference multiple range of 0.50x to 1.25x for the Base Case Projections. The range was then applied to the Company’s projected revenue for fiscal year 2018 under the Base Case Projections, as provided by the management of the Company, and Evercore determined an implied equity value per share range of $1.93 per share to $3.20 per share.

Based upon the information presented in the tables above and the application of Evercore’s professional judgment, Evercore selected a reference multiple range of 0.50x to 1.00x for the Sensitized Projections. The range was then applied to the Company’s projected revenue for fiscal year 2018 under the Sensitized Projections, as provided by the management of the Company, and Evercore determined an implied equity value per share range of $1.99 per share to $2.81 per share.

Evercore compared the results of this analysis to the Merger Consideration.

Precedent Transactions Analysis

Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the Merger. Evercore analyzed a group of 17 merger and acquisition transactions that were announced during the preceding five-year period involving the acquisition of selected software companies with TEVs up to $500 million (the “Selected Transactions”). Evercore’s precedent transactions analysis includes value attributable to the present value of the savings generated from the use of the Tax Attributes.

While none of the companies included in the Selected Transactions is directly comparable to the Company and none of the transactions in the selected precedent transactions analysis is directly comparable to the Merger, Evercore selected these transactions based on its professional judgment and because each of the target companies was a software business and had operating characteristics, products and services that, for purposes of its analysis, may be considered similar to certain of the Company’s operating characteristics, products and services.

The Selected Transactions are set forth in the table below:

Date Announced	Acquiror	Target

5/26/2017	Vector Capital Corporation	Sandvine Corporation

5/1/2017	Aurea / (ESW Capital)	Jive Software, Inc.

4/28/17	Asentinel	Tangoe, Inc.

1/31/2017	Carbonite	Double-Take Software, Inc.

8/3/2016	Vector Capital	Sizmek Inc.

6/20/2016	OpenText	HP Inc.’s Customer Communications Management assets

6/2/2016	OpenText	Recommind, Inc.

5/31/2016	Accel-KKR	SciQuest, Inc.

4/27/2016	OpenText	ANXeBusiness Corp.

4/18/2016	OpenText	HP Inc.’s Customer Experience Content Management assets

6/9/2015	Perfect Commerce Holdings	Hubwoo S.A.

2/10/2015	Vector Capital	Saba Software, Inc.

2/5/2015	Insight Venture Partners	E2open Inc.

12/4/2014	OpenText	Actuate Corporation

7/7/2014	Accellos Inc.	HighJump Software Inc.

4/22/2013	Birch Hill Equity Partners	Softchoice Corporation

5/1/2012	OpenText	EasyLink Services International Corporation

For each of the Selected Transactions, using publicly available information, Evercore reviewed transaction values and calculated the transaction TEV (“Transaction TEV”) implied for each target company based on the consideration paid in the Selected Transaction, as a multiple of the target company’s trailing last twelve months’ (“LTM”) revenue (in each case, calculated for the 12-month period prior to the latest available data preceding the date of announcement of such transaction).

Evercore calculated and analyzed the Transaction TEV to LTM revenue multiples of the Selected Transactions. This analysis indicated the following:

Metric	High	Mean	Median	Low
Transaction TEV / LTM Revenue	3.4x	1.8x	1.7x	0.3x

Based on the multiples it derived for the selected transactions and based on its professional judgment and experience, Evercore applied a Transaction TEV to LTM revenue multiple reference range of 0.5x to 1.75x to the Company’s revenue for fiscal year 2017 or trailing LTM revenue. This analysis implied an implied equity value range per share of the Company’s Common Stock of $1.90 to $3.97, as compared to the Merger Consideration.

Although the Selected Transactions were used for comparison purposes, none of those transactions is identical or directly comparable to the Merger, and none of the target companies in the Selected Transactions is identical or directly comparable to the Company. In evaluating the Selected Transactions, Evercore made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Company, the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using transaction data of the Selected Transactions.

Premiums Paid Analysis

Evercore reviewed the premiums for acquisitions of 100% of the equity of U.S. target companies across all industries announced over the last 10 years with equity values between $100 million and $1 billion. Evercore identified 585 transactions with the foregoing criteria. Using publicly available information, premiums paid were calculated as the percentage by which the per-share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day, one week and four weeks prior to announcement of each transaction. This analysis indicated the following implied premiums for the selected transactions:

	1 Day Prior	1 Week Prior	4 Weeks Prior
25th Percentile	17.5%	18.0%	19.8%
Median	31.1%	32.5%	34.0%
Mean	37.2%	38.6%	41.2%
75th Percentile	47.1%	48.2%	50.2%

Based on the above analysis, Evercore then applied a range of selected premiums from 20.0% to 50.0% derived from the selected transactions to the closing price of shares of the Company’s Common Stock on June 1, 2017. This analysis indicated a range of implied equity values of $2.34 to $2.93 per share of the Company’s Common Stock, as compared to the consideration of $2.45 per share of the Company’s Common Stock. Evercore also applied such range of selected premiums to the closing price of shares of the Company’s Common Stock on June 1, 2017, adjusted to exclude the Company’s cash and cash equivalents balance of $33 million or $0.79 per share as of March 31, 2017. This analysis indicated a range of implied equity values of $2.18 to $2.53 per share of the Company’s Common Stock, as compared to the consideration of $2.45 per share of the Company’s Common Stock.

Historical Trading Range Analysis

Evercore also reviewed, for reference and informational purposes only, the public trading prices for shares of the Company’s Common Stock for the 52 weeks ended on June 1, 2017. Evercore noted that during this time period the closing trading price of the shares of the Company’s Common Stock ranged from a low of $1.75 to a high of $2.40, as compared to the Merger Consideration. Industry analyst coverage of the Company’s Common Stock ceased in 2016; however, for reference and informational purposes only, Evercore reviewed the most recent industry analyst price target for the Company as of February 6, 2016, which indicated a per share price target of $1.75.

General

In connection with the review of the Merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of the Company. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the Merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Board as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company’s Common Stock (other than the Company and its subsidiaries and OpenText and its affiliates) entitled to receive such Merger Consideration. These analyses do not purport to be appraisals of the Company or to necessarily reflect the prices at which the Company or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Under the terms of Evercore’s engagement, Evercore provided the Board with financial advisory services and delivered a fairness opinion in connection with the Merger. Pursuant to the terms of its engagement letter, the Company has agreed to pay Evercore fees for its services in connection with its engagement, including an initial fee of $100,000, an opinion fee of $1,000,000 and a success fee in the event the Merger is consummated of $3,000,000 (against which the initial fee and opinion fee are creditable). Evercore earned (i) the initial fee of $100,000 upon execution of its engagement letter on June 3, 2016 and (ii) the opinion fee of $1,000,000 upon delivery of its fairness opinion to the Board on June 5, 2017. In addition, the Company has agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify

Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

During the two-year period prior to the date of Evercore’s opinion, no material relationship existed between Evercore and its affiliates and OpenText pursuant to which compensation was received by Evercore or its affiliates as a result of such relationship. Evercore or its affiliates may provide financial or other services to the Company in the future and in connection with any such services Evercore and its affiliates may receive compensation.

In the ordinary course of business, Evercore and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, OpenText or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Board engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Funding of the Merger Consideration

The Company and OpenText estimate that the total amount of funds required to complete the Merger and related transactions (excluding advisory fees and expenses) will be approximately $103,000,000. OpenText has informed the Company that it intends to fund this amount with cash on hand.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board in favor of the approval of the Merger Agreement by the Company’s shareholders, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other shareholders of the Company generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that our shareholders approve the Merger Agreement. See the sections entitled “The Merger (Proposal 1)—Background of the Merger” and “The Merger (Proposal 1)—Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Stock Options and Restricted Stock Units

Certain of our directors and executive officers hold options to purchase shares of Common Stock and/or restricted stock units granted to them under our 2009 Long Term Incentive Plan (the “LTIP”), which will be treated as follows in the Merger:

Stock Options. At the Effective Time, each option to purchase a share of the Company’s Common Stock that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration with respect to each share of Company Common Stock underlying such award, net of the exercise price per share of such option, and less any applicable tax withholding and subject to the terms and conditions applicable to such option (including any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger). Any option that has an exercise price that equals or exceeds the Merger Consideration will be canceled without consideration.

Restricted Stock Units. At the Effective Time, each outstanding award of restricted stock units that has not been settled prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder, will be canceled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding tax (and subject to the terms and conditions applicable to such award, including any ongoing vesting requirements), equal to the product of (i) the Merger Consideration and (ii) the number of shares of the Company’s Common Stock subject to (or deliverable under) such award of restricted stock units.

The Company shall not accelerate the vesting of any outstanding stock options or restricted stock units to the extent it is not contractually obligated to do so.

Severance Agreements with Samuel M. Inman, III, Enrico Digirolamo and Steven R. Asam

On July 1, 2014, the Company entered into a severance agreement with Mr. Samuel M. Inman, III, the Company’s President and Chief Executive Officer. The severance agreement with Mr. Inman had an original term through December 31, 2016, but automatically renews annually unless one party provides 15 months’ notice to the other party of its intent not to renew. Mr. Inman’s severance agreement will expire 12 months following the date of a change in control of the Company (as such term is defined in the severance agreement) during the term of the severance agreement. Under the severance agreement, Mr. Inman agrees, following a potential change in control to remain employed until the earliest of (i) a change in control, (ii) six months after a potential change in control or (iii) the date of his termination of employment for any reason. For the purpose of the severance agreement, a “potential change in control” occurs if: (1) the Company enters into an agreement that, if consummated, would result in a change in control; (2) the Company publicly announces an intention to take or consider actions that, if consummated, would result in a change in control; (3) any person becomes a beneficial owner of 20% of the Company’s Common Stock; or (4) the Board adopts a resolution to the effect that a potential change in control has occurred.

Under the terms of Mr. Inman’s severance agreement, if Mr. Inman experiences a “qualifying termination,” the Company will provide him with the following severance payments and benefits: (i) a cash lump sum payment in an amount equal to his annual base salary and the target annual cash bonus; (ii) reimbursement for 12 months of COBRA continuation coverage, provided Mr. Inman timely elects such COBRA coverage through the Company’s COBRA administrator and such COBRA coverage remains in effect for the 12-month period; (iii) a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to him for any year prior to the year of termination and which is contingent only on his continued employment and an amount equal to the pro rata portion of the award he would have earned with respect to the year in which the termination occurs; and (iv) full vesting of any outstanding stock options or stock awards. For this purpose, a “qualifying termination” means Mr. Inman’s employment is terminated by the Company for any reason other than for “cause” or Mr. Inman terminates his employment for “good reason” following a change in control (or, in certain circumstances, within six months prior to a change in control) and during the term of Mr. Inman’s severance agreement (as such terms are defined in such severance agreement). A resignation for “good reason” generally means the assignment of duties materially inconsistent with Mr. Inman’s status or a substantial adverse alteration in the nature or status of his responsibilities, a reduction in base salary or target bonus percentage, a relocation of greater than 25 miles and certain failures of the Company to pay compensation due to him or provide certain benefits or to fulfill certain contractual obligations. Mr. Inman’s severance agreement provides that if payments and benefits provided to Mr. Inman would constitute an “excess parachute payment” for purposes of Section 280G of the Code, he will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit to Mr. Inman, taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

On August 25, 2016, the Company entered into a severance agreement with Mr. Enrico Digirolamo, the Company’s Chief Financial Officer. Under the terms of the agreement, if Mr. Digirolamo’s employment is terminated within one year following a change in control, either by the Company without cause or by Mr. Digirolamo for good reason, he would be entitled to receive (i) a lump sum severance payment, in cash equal to the sum of his base salary and his target annual bonus under any annual bonus or incentive plan applicable to him; (ii) reimbursement for 12 months of COBRA continuation coverage, provided Mr. Digirolamo timely elects such COBRA coverage through the Company’s COBRA administrator and such COBRA coverage remains in effect for the 12-month period; (iii) a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to him for any year prior to the year of termination and which is contingent only on his continued employment; and (iv) full vesting of any outstanding stock options. A resignation for “good reason” generally means the assignment of duties materially inconsistent with Mr. Digirolamo’s status, duties, and responsibilities as a chief financial officer of a publicly traded company or a substantial adverse alteration in the nature or status of his responsibilities, a reduction in base salary or target bonus percentage, a relocation of greater than 25 miles and certain failures of the Company to pay compensation due to him or provide certain benefits or to fulfill certain contractual obligations. Mr. Digirolamo’s severance agreement provides that if payments and benefits provided to Mr. Digirolamo would constitute an “excess parachute payment” for purposes of Section 280G of the Code, he will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit to Mr. Digirolamo, taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

On September 29, 2016, the Company entered into a severance agreement with Steven Asam, the Company’s Senior Vice President of Delivery, Operations and Engineering. Under the terms of the agreement, if Mr. Asam’s employment is terminated within one year following a change in control, either by the Company without cause or by Mr. Asam for good reason, he would be entitled to receive: (i) a lump sum severance payment, in cash equal to the sum of his base salary and his target annual bonus under any annual bonus or incentive plan applicable to him; (ii) reimbursement for 12 months of COBRA continuation coverage, provided Mr. Asam timely elects such COBRA coverage through the Company’s COBRA administrator and such COBRA coverage remains in effect for the 12-month period; (iii) a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to him for any year prior to the year of termination and which is contingent only on his continued employment; and (iv) full vesting of any outstanding stock options. A resignation with “good reason” generally means the assignment of duties materially inconsistent with Mr. Asam’s status, duties, and responsibilities as a Senior Vice President of Delivery, Operations and Engineering of a publicly traded company or a substantial adverse alteration in the nature or status of his responsibilities, a reduction in base salary or target bonus percentage, a relocation of greater than 25 miles and certain failures of the Company to pay compensation due to him or provide certain benefits or to fulfill certain contractual obligations. Mr. Asam’s severance agreement provides that if payments and benefits provided to Mr. Asam would constitute an “excess parachute payment” for purposes of Section 280G of the Code, he will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit to Mr. Asam, taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

For an estimate of the value of the payments and benefits described above that could become payable to Messrs. Inman, Digirolamo and Asam under their severance agreements, see “—Quantification of Payments and Benefits to Certain of the Company’s Executive Officers.”

Indemnification and Insurance

The Company’s Amended and Restated Bylaws provide certain indemnification rights to each of the Company’s directors and executive officers that requires the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Quantification of Payments and Benefits to Certain of the Company’s Executive Officers

Except as otherwise noted below, the table below sets forth the amount of payments and benefits that certain of the Company’s executive officers would receive in connection with the Merger, assuming that the Merger was consummated and each such executive officer experienced a qualifying termination on March 31, 2017. The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and the disclosure included in this proxy statement is intended to comply with the requirements applicable to emerging growth companies.

Some of the amounts set forth in the table below would be payable solely by virtue of consummation of the Merger, whereas others would only be payable upon a qualifying termination. The amounts below are determined using a price per share of Company Common Stock of $2.45 (except as otherwise noted), and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below.

Quantification of Change in Control Payments

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Total ($)(4)
Samuel M. Inman, III	1,440,000	490,000	21,180	—	1,951,180
Enrico Digirolamo	1,025,000	37,125	—	—	1,062,125
Steven R. Asam	450,000	284,600	21,180	—	755,780

(1)	As described in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Existing Severance Agreements with Samuel M. Inman, III, Enrico Digirolamo and Steven R. Asam,” the amounts reported are based on one year of base salary and one year of target bonus for each executive officer. The amount reported for Mr. Inman also includes a pro-rata bonus equal to one year of base salary, which has been calculated assuming he is subject to a qualifying termination immediately before the end of the fiscal year. The pro-rata bonus would be lower if he is subject to a qualifying termination earlier in the fiscal year. The amount reported for Mr. Digirolamo also includes a retention bonus payable in two installments.
(2)

As described in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Existing Severance Agreements with Samuel M. Inman, III, Enrico Digirolamo and Steven R. Asam,” one hundred percent of the executive officer’s outstanding equity awards will vest upon a qualifying termination. The amounts reported set forth the in-the-money value for unvested options and the value of the shares subject to unvested restricted stock units. The value of the acceleration of the Company’s options is calculated by multiplying the number of shares subject to accelerated company options with an exercise price less than $2.45 by the difference between $2.45 and the exercise price. The value of the Company’s restricted stock units is based on the number of outstanding restricted stock units, multiplied by $2.45.
(3)	As described in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Existing Severance Agreements with Samuel M. Inman, III, Enrico Digirolamo and Steven R. Asam,” these amounts equal the value of reimbursement for COBRA coverage for 12 months following a qualifying termination for Mr. Inman or if Mr. Asam’s employment is terminated within one year following a change in control (either by the Company without cause or by Mr. Asam for good reason).
(4)	The amounts reported are subject to reduction in the event the executive officer would be better off on an after-tax basis being cut back than paying the excise tax under Section 4999 of the Code.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to consider all aspects of potential tax consequences. This discussion does not address any tax consequences arising under state, local or foreign tax laws or U.S. federal tax laws that do not pertain to the U.S. federal income tax, such as gift or estate tax law. This discussion also does not address the receipt of cash in connection with the cancellation of options to purchase shares of Common Stock or restricted stock units, or any other matters relating to equity compensation or benefit plans. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, tax-qualified retirement plans, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the Merger, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, gift or estate tax, and any other U.S. federal, state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in its shares of Common Stock. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Medicare Tax on Net Investment Income

Certain taxable U.S. holders that are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of their “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a non-corporate U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

OpenText and the Company have determined that the Merger is not subject to the requirements of the HSR Act or any foreign antitrust or competition laws, and that no other governmental consents to the Merger are required.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. While this summary is intended to provide shareholders with information regarding its terms, this summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the dates specified therein, were solely for the benefit of the parties to the Merger Agreement (and have been disclosed and summarized herein to provide disclosure to the Company’s shareholders regarding the terms and conditions of the Merger and the allocation of rights and responsibilities among the parties related to the Merger), may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties instead of establishing these matters as facts (any qualification contained in such confidential disclosures that is material has been disclosed herein or if such a qualification becomes material after the date hereof, will be disclosed in a supplement to this proxy statement), and may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from those applicable to shareholders. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures if such updates are not required by law or are not necessary to provide the Company’s shareholders with a materially complete understanding of the Merger Agreement and the transactions contemplated thereby. You are likewise cautioned that you are not a third-party beneficiary under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings with the SEC. See “Where You Can Find Additional Information.”

Structure of the Merger

At the Effective Time of the Merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger and will continue its corporate existence as a Michigan corporation after the Merger. As a result of the Merger, the Company will become a wholly owned subsidiary of OpenText. At the Effective Time, the articles of incorporation of the surviving corporation will be amended and restated in its entirety to read in the form attached as an exhibit to the Merger Agreement until thereafter amended.

When the Merger Becomes Effective; Closing and Effective Time

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or on such other day as the Company and OpenText shall mutually designate.

The Merger will become effective upon the date and time of the filing of a certificate of merger with the Michigan Department of Licensing and Regulatory Affairs or such other date and time as may be mutually agreed upon by the Company and OpenText and set forth in the certificate of merger.

Merger Consideration

At the Effective Time, each share of the Company’s Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company, OpenText, Merger Sub or any of their respective subsidiaries), will be converted automatically into and will represent the right to receive $2.45 in cash, without interest and less required withholding taxes, if any.

OpenText, the surviving corporation, and the exchange agent for the Merger Consideration will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement, and any such withheld amounts that are timely paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally deducted and withheld.

Treatment of Company Stock Options and Restricted Stock Units

Stock Options. At the Effective Time, each option to purchase a share of the Company’s Common Stock that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration with respect to each share of Company Common Stock underlying such award, net of the exercise price per share of such option, and less any applicable tax withholding and subject to the terms and conditions applicable to such option (including any ongoing vesting requirements). Any option that has an exercise price that equals or exceeds the Merger Consideration will be canceled without consideration.

Restricted Stock Units. At the Effective Time, each outstanding award of restricted stock units that has not been settled prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder, will be canceled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding tax (and subject to the terms and conditions applicable to such award, including any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger), equal to the product of (i) the Merger Consideration and (ii) the number of shares of the Company’s Common Stock subject to (or deliverable under) such award of restricted stock units as though such award were fully vested immediately prior to the Effective Time.

The Company shall not accelerate the vesting of any outstanding stock options or restricted stock units to the extent it is not contractually obligated to do so.

Payment of Merger Consideration

At or prior to the closing, OpenText will designate a reputable bank or trust company reasonably acceptable to the Company as exchange agent for the Merger and deposit with such exchange agent cash in an amount sufficient to pay the aggregate Merger Consideration to which the Company’s shareholders will become entitled pursuant to the Merger Agreement.

As soon as reasonably practicable after the Effective Time and in any case within two business days following the Closing Date, the exchange agent shall mail to each holder of record of Common Stock a letter of transmittal and customary instructions for use in effecting the submission of an agent’s message with respect to such shares in exchange for the Merger Consideration (less any applicable withholding taxes).

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by the Company to OpenText and Merger Sub. Specifically, the representations and warranties of the Company regarding it and its subsidiaries in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by the Company to OpenText and Merger Sub, as may or may not be specifically indicated in the text of the Merger Agreement) relate to the following subject matters, among other things:

•	organization, good standing and qualification to do business;

•	subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•	the approval of the Merger Agreement by the Company’s Board, the vote of the Company’s shareholders required to adopt the Merger Agreement and the absence of any other required approvals of the holders of the Company’s securities to approve the transactions contemplated by the Merger Agreement;

•	the absence of violations of the organizational documents of the Company and its subsidiaries;

•	the absence of certain violations, breaches, conflicts, defaults or consent requirements in connection with the Company’s entry into the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	the absence of anti-takeover laws applicable to the Merger Agreement or the Merger;

•	the capitalization of the Company, including with respect to the Company’s equity awards, the absence of a shareholder rights plan and ownership of the capital stock of the Company’s subsidiaries;

•	the due authorization and valid issuance of the shares of capital stock of the Company’s subsidiaries;

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the Company’s SEC filings;

•	the design and maintenance of disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	the absence of certain interested party transactions;

•	the conduct of the Company’s business and the absence of certain changes between March 31, 2017 and the date of the Merger Agreement;

•	title to assets of the Company and its subsidiaries;

•	intellectual property matters;

•	material contracts (as defined in the Merger Agreement) of the Company and its subsidiaries;

•	compliance with laws and possession of necessary permits and other governmental authorizations by the Company and its subsidiaries;

•	compliance with anti-bribery and anti-corruption laws;

•	certain details with respect to the Company’s and its subsidiaries’ tax returns, filings and other tax matters;

•	the Company’s employee benefit plans and other agreements with its employees;

•	labor matters related to the Company and its subsidiaries;

•	real property leased by the Company and its subsidiaries;

•	existence or pendency of certain types of legal proceedings;

•	the absence of pending or threatened legal proceedings, and the absence of certain orders or judgments;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;

•	compliance with customs and international trade laws, and the absence of government sanctions against the Company, its subsidiaries or any of its officers or directors pursuant to such laws;

•	certain top customers and suppliers of the Company and its subsidiaries; and

•	the absence of undisclosed fees owed to investment bankers or brokers, other than those that may become payable to Evercore.

The Merger Agreement contains customary representations and warranties made by OpenText and Merger Sub to the Company. Specifically, the representations and warranties of OpenText and Merger Sub in the Merger Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things:

•	organization, good standing and qualification to do business;

•	corporate power and authority to enter into the Merger Agreement, to perform their respective obligations thereunder and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of certain violations, breaches, conflicts, defaults or consent requirements in connection with OpenText’s and Merger Sub’s entry into the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	the absence of pending or threatened legal proceedings, and the absence of certain orders or judgments;

•	the absence of any previous business activities by Merger Sub other than in connection with the transactions contemplated by the Merger Agreement;

•	the availability to OpenText of sufficient funds to complete the Merger; and

•	the fact that none of OpenText, Merger Sub, OpenText’s or their subsidiaries or any of their respective affiliates or associates was at the time the Merger Agreement was executed, or has been, an “interested shareholder” of the Company as defined in Section 778(2) of the MBCA.

Company Material Adverse Effect

Some of the representations, warranties, covenants, and closing conditions contained in the Merger Agreement refer to the concept of “Company Material Adverse Effect.”

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, condition, event, occurrence, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets (tangible or intangible), financial condition, or results of operations of the Company and its subsidiaries, taken as a whole or (ii) prevents, materially impedes, or materially delays the consummation by the Company of the Merger or the other transactions contemplated by the Merger Agreement. However, in the case of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect with respect to, or resulting from:

•	changes in the U.S. or global economy, changes in geopolitical conditions, or changes in general economic conditions, including changes in the credit, debt, financial or capital markets, in each case, in the United States or anywhere else in the world;

•	changes in the operating, business, regulatory or other conditions generally affecting the industry in which the Company or its subsidiaries conduct business;

•	changes in applicable law or in GAAP or other applicable accounting rules or the interpretation or enforcement thereof;

•	changes in the market price or trading volume of the Company’s Common Stock on NASDAQ (but excluding the underlying cause of such changes, unless the underlying cause of such changes would be excluded from this definition);

•	any failure by the Company or any of its subsidiaries to meet any operating projections or forecasts, or published revenue or earnings predictions or estimates (but excluding the underlying cause of such failure(s), unless the underlying cause of such failure(s) would be excluded from this definition);

•	any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing;

•	any legal proceeding against the Company or any of its directors by the shareholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by the Merger Agreement;

•	events attributable to the announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company or any of its subsidiaries), or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s or any of its subsidiaries’ relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners; or

•	any action taken or the failure to take action by the Company or its subsidiaries pursuant to OpenText’s or its affiliates’ or their respective representatives’ written request or any action expressly permitted or required by, or the failure to take any action expressly prohibited by, the terms of the Merger Agreement or consented to by OpenText in writing.

However, with respect to the matters described in the first, second, third or sixth bullet point above, such matters may be taken into account in determining the occurrence of a Company Material Adverse Effect if such change or event has a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other companies that operate in the industries in which the Company and its subsidiaries operate.

Conduct of Business Pending the Merger

During the period between signing of the Merger Agreement and the Effective Time, the Company and its subsidiaries are required to conduct their respective businesses in all material respects in the ordinary course of business and consistent with past practices and in compliance in all material respects with applicable laws, and shall use commercially reasonable efforts to (i) maintain and preserve intact their business organization, assets and technology, and present relationships with those persons having significant business relationships with them, (ii) keep available the services of their current executive officers and key employees and (iii) maintain in effect all material governmental authorizations.

The Company has agreed to customary covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Merger or the earlier termination of the Merger Agreement. The Company has agreed, among other things (subject in some cases to exceptions or qualifications specified in the Merger Agreement or set forth in the confidential disclosure schedules delivered by the Company to Parent and Merger Sub) that it will not:

•	amend or permit the adoption of any amendment of the articles of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries;

•	effect or become party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;

•	acquire, redeem or otherwise reacquire any shares of our capital stock or other securities;

•	sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security, or any option, warrant or other right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security, other than (i) the issuance of shares of Common Stock upon exercise of Company stock options or vesting of Company restricted stock units, and (ii) the adoption of a shareholder rights plan (which shall be inapplicable to OpenText and Merger Sub) in response to an Acquisition Proposal (as defined below) and issuance of rights to shareholders in connection with such plan;

•	amend or otherwise modify any of the terms of any security of the Company or any of its subsidiaries;

•	adopt any plan of Merger, consolidation, reorganization, liquidation or dissolution of the Company or any of its subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy law on behalf of the Company or any of its subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of its subsidiaries under any similar law;

•	create any direct or indirect subsidiary or establish a branch or other permanent establishment of the Company or any of its subsidiaries;

•	make or forgive any loan to any person (other than advances to Company employees in the ordinary course of business consistent with past practice for travel and other routine expense reimbursement), or incur or guarantee any indebtedness for borrowed money;

•	change any of its methods of accounting or accounting policies or practices in any material respect, other than as required by GAAP or SEC rules and regulations;

•	change in any material respects the Company’s policies or practices regarding the collection or payment of accounts receivable or accounts payable or fail to comply in any material respect with such policies or practices;

•	accelerate, terminate, cancel, materially amend or enter into any material contract or lease agreement, except in the ordinary course of business consistent with past practice;

•	enter into any lease agreement or contract that would constitute a material contract if in effect as of the date of the Merger Agreement, except in the ordinary course of business consistent with past practice;

•	make any capital expenditures in excess of $100,000 in the aggregate;

•	grant or suffer to exist any material encumbrance on any properties or assets, tangible or intangible, of the Company or any of its subsidiaries other than certain permitted encumbrances;

•	sell, lease, pledge, abandon, license, assign or otherwise dispose of any of the material tangible or intangible assets, properties or rights of the Company or any of its subsidiaries except for (i) non-exclusive licenses of Company intellectual property in the ordinary course of business consistent with past practice and (ii) the sale, lease, license or disposal of the products and services of the Company and its subsidiaries in the ordinary course of business;

•	make any of the Company’s proprietary software available to the public or cause such software to be subject to any “copyleft” or other similar obligation or condition that requires or conditions the distribution of such Company software on the disclosure, licensing or distribution of the source code for such software, except to the extent such Company software was subject to such obligations prior to the date of the Merger Agreement;

•	purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in or all or substantially all of the assets of any person;

•	enter into a new line of business or abandon or discontinue any existing line of business;

•	settle, pay, discharge or satisfy any legal proceedings against the Company, except those that do not (i) involve payment of monetary damages greater than $50,000 and (ii) impose any material restrictions or limitations upon OpenText, Merger Sub, the Company and/or any of their affiliates or their operation or business, whether before, on or after the Effective Time;

•	commence any legal proceeding, other than for the routine collection of invoices or enforcement of the Merger Agreement;

•	except as required by applicable law: (i) pay bonuses or increase the compensation payable or that could become payable by the Company or any of its subsidiaries to directors, officers or employees; (ii) enter into any new, or amend in any material respect any existing, employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, officers or employees; (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company benefit plan; (iv) enter into any third party contract with respect to a Company benefit plan; (v) accelerate any rights or benefits or, other than in the ordinary course of business consistent with past practice, interpret any Company benefit plan with respect to acceleration of benefits; (vi) grant or amend any equity or equity-based awards except as required by the Company equity incentive plan or otherwise permitted by the Merger Agreement; or (vii) hire, replace, or terminate the employment or services of any executive officer or key employee (other than for cause), except for the hiring or replacement of an employee who is not an executive officer so long as the compensation to be paid to such employee does not exceed $100,000 per annum;

•	undertake any internal reorganization;

•	cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any Company intellectual property material to the conduct of the business of the Company and its subsidiaries, other than if the Company determines in its reasonable judgment that maintaining, prosecuting, protecting, defending, and/or renewing such intellectual property is no longer in the best interest of the Company or its subsidiaries;

•	settle or compromise any material claim relating to taxes, amend any material tax return, or make or change any material tax election;

•	enter into any transaction that, if it existed on the date the Merger Agreement was signed would need to be disclosed on the confidential disclosure schedules; or

•	authorize any of, or commit, resolve or agree in writing or otherwise take any of, the foregoing actions.

Other Covenants and Agreements

No Solicitation

While the Merger is pending, subject to certain exceptions, the Company, its subsidiaries and their respective representatives are not permitted to:

•	solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (as defined below);

•	enter into, continue or participate in any discussions or negotiations regarding any Acquisition Proposal or furnish to any person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal;

•	enter into any letter of intent, acquisition agreement or other agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal or with respect to any proposal, offer or inquiry that would reasonably be expected to lead to an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

The Company is liable for any action or omission with respect to the above provisions taken by its representatives that would, if taken by the Company, breach the Merger Agreement.

As used in the Merger Agreement, “Acquisition Proposal” means any offer, proposal or inquiry (other than from OpenText or any of its affiliates) to purchase or acquire, in one or a series of transactions:

•	securities representing more than 15% of the outstanding shares of any class of securities of the Company and/or any one or more of its subsidiaries pursuant to a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or similar transaction; or

•	assets of the Company or any of its subsidiaries representing 15% or more of (i) the consolidated net revenues of the Company, (ii) the consolidated net income of the Company or (iii) the fair market value of the assets of the Company and its subsidiaries, taken as a whole pursuant to a sale, lease, exchange, transfer, acquisition or disposition of any assets.

Upon the execution of the Merger Agreement, the Company became required with respect to itself and its subsidiaries to, and required to direct its or their respective representatives to:

•	immediately cease and cause to be terminated all discussions or negotiations with any person (other than OpenText and its representatives) previously conducted with respect to any Acquisition Proposal;

•	terminate access by any third party (other than OpenText and its representatives) to any electronic or physical data room relating to an Acquisition Proposal;

•	request the prompt return or destruction of any confidential or proprietary information previously provided by the Company, any of its subsidiaries or any of their respective representatives to any third party within the last 12 months in connection with an Acquisition Proposal; and

•	enforce the provisions of any existing confidentiality or non-disclosure agreement entered into in connection with an Acquisition Proposal.

Notwithstanding the provisions of the Merger Agreement described above, if, prior to the Effective Time, the Company or any of its subsidiaries, or any of its or their respective representatives receives a unsolicited bona fide written Acquisition Proposal that did not result from a breach of the obligations described in this Other Covenants and Agreements—No Solicitation section and that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), then the Company may, upon a good faith determination by the Board (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law:

•	furnish information to the person making the Acquisition Proposal, subject to specified procedural requirements; and

•	engage in discussions or negotiations with the person making such Acquisition Proposal.

If the Company receives an Acquisition Proposal, the Company is required to:

•	promptly (and in any event within 24 hours) notify OpenText of its receipt of the Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal and the identity of the person making the Acquisition Proposal, as well as any non-public information with respect to the Acquisition Proposal that is requested from the Company;

•	promptly (and in any event within 24 hours) notify OpenText if the Board determines to begin providing information or engaging in discussions or negotiations concerning such Acquisition Proposal;

•	keep OpenText reasonably informed of any material developments affecting the terms and conditions of such Acquisition Proposal; and

•	promptly notify OpenText of any decision by the Company and such person not to pursue such Acquisition Proposal.

While the Merger is pending, subject to certain exceptions, the Board is not permitted to:

•	withhold, withdraw or rescind (or modify or qualify in a manner adverse to OpenText or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to OpenText or Merger Sub), the Board’s recommendation to shareholders in favor of approval of the Merger Agreement;

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend any Acquisition Proposal;

•	fail to include the Board’s recommendation to shareholders in favor of approval of the Merger Agreement in this proxy statement when disseminated to the Company’s shareholders;

•	if a tender offer for the Common Stock that constitutes an Acquisition Proposal is commenced, fail to recommend against such offer by the Company’s shareholders within 10 business days after such commencement thereof;

•	take any action to exempt any person or group from Section 778(2) of the MBCA or any other applicable state anti-takeover law; or

•	fail to publicly affirm the Board’s recommendation to shareholders in favor of approval of the Merger Agreement within three business days after written request from OpenText following an Acquisition Proposal being publicly announced or publicly or privately made known to the Company’s shareholders.

In addition, the Company or its subsidiaries may not enter into any agreement or commitment relating to any acquisition transaction or an offer, proposal or inquiry relating to a potential Acquisition Proposal or that might require or reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede or interfere with, the Merger Agreement and the Merger.

As used in the Merger Agreement, “Superior Proposal” means a bona fide written acquisition transaction that the Board determines, in good faith (after consultation with its financial advisor and outside legal counsel), to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger and reasonably capable of being consummated on a timely basis, in each case, taking into account at the time of determination, all legal, financial and regulatory considerations of such acquisition transaction and the terms of the acquisition transaction and the Merger Agreement (including any modifications proposed by OpenText that the Board determines to be relevant), except that, for purposes of determining whether an acquisition transaction is a Superior Proposal, all references to “15%” in the above definition of acquisition transaction shall be deemed to be “50%”.

In addition and notwithstanding anything to the contrary contained elsewhere in the Merger Agreement, if the Company receives a Superior Proposal made after the date of the Merger Agreement that did not result from a breach of the Merger Agreement, then the Board may terminate the Merger Agreement to enter into a definitive agreement with respect to that Superior Proposal, subject to the concurrent payment of a $3,850,000 termination fee, if and only if:

•	the Company provides OpenText with written notice of its intention to take such action at least four business days in advance, and provides OpenText a summary of the material terms and conditions of the Superior Proposal and, if available, a copy of any relevant proposal transaction agreements;

•	during such four business day period, the Company negotiates, and causes its representatives to negotiate, in good faith with OpenText (to the extent OpenText wishes to negotiate) to enable OpenText to propose revisions or modifications to the terms of the Merger Agreement such that the Superior Proposal no longer constitutes a Superior Proposal; and

•	at the end of such four business day period, taking into account any modifications to the terms of the Merger Agreement proposed in writing by OpenText, the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal still constitutes a Superior Proposal and that, therefore, failure to terminate the Merger Agreement would be inconsistent with the Board’s fiduciary obligations under applicable law.

Each time a material change to the financial terms or other material terms of the Superior Proposal is made, the Company must notify OpenText of such changes and comply again with the requirements described in the preceding three bullet points, except that the notice and negotiation period will be two business days.

Notwithstanding anything to the contrary contained elsewhere in the Merger Agreement, the Board may withhold, withdraw, amend, qualify or modify its recommendation to shareholders in favor of the approval of the Merger Agreement in connection with an Intervening Event (as defined below), if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary obligations under applicable law if and only if:

•	the Company provides OpenText with written notice of its intention to such take such action at least four business days in advance, specifying the reasons for such action and providing reasonable supporting documentation;

•	during such four business day period, the Company negotiates, and causes its representatives to negotiate, in good faith with OpenText (to the extent OpenText wishes to negotiate) to enable OpenText to propose revisions or modifications to the terms of the Merger Agreement such that it would permit the Board to avoid taking the proposed action; and

•	at the end of such four business day period, the Board determines in good faith, taking into account any changes to the terms of the Merger Agreement proposed in writing by OpenText, that failure to take the proposed action would continue to be inconsistent with its fiduciary obligations under applicable law.

The Company may, subject to the concurrent payment of a $3,850,000 termination fee, terminate the Merger Agreement in connection with an Intervening Event.

As used in the Merger Agreement, “Intervening Event” means any effect, change, condition, event, occurrence, circumstance or development that materially affects the business, assets or operations of the Company and its subsidiaries that (i) was not known to or reasonably foreseeable by the Board on or prior to the date of the Merger Agreement and (ii) first becomes known to the Board before receipt of the required shareholder approval, but not including any Acquisition Proposal or Superior Proposal.

The Merger Agreement also provides that nothing in the Merger Agreement will prohibit the Company or the Board from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the Company’s shareholders if the Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable law, (iii) informing any persons of the provisions of the non-solicitation section of the Merger Agreement, or (iv) making any “stop, look and listen” communication to its shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act. Any public disclosure pursuant to clause (ii) above (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Board (or any Board committee) will constitute a change in the Board’s recommendation to the Company’s shareholders unless the Board expressly and publicly reaffirms its recommendation in favor of the Merger Agreement in such disclosure.

Access to Information

Prior to the Effective Time and subject to certain exceptions and limitations set forth in the Merger Agreement, the Company and its subsidiaries must afford OpenText’s officers, employees, accountants, counsel, consultants, financial advisor and other representatives reasonable access, during normal business hours and upon reasonable prior notice, to all of the Company’s and its subsidiaries’ books, records, tax returns, material operating and financial reports, work papers and other documents and information relating to the Company and its subsidiaries. In addition, the Company must permit OpenText to meet, upon reasonable notice and during normal business hours, with the Company’s chief financial officer and other officers, managers and, with the Company’s consent (not to be unreasonably withheld, conditioned or delayed), employees. The Company will not be required to permit any inspection, or to disclose or provide any access to any information, that in the reasonable judgment of the Company would: (i) violate any obligations with respect to confidentiality to any person, or give any person the right to terminate or accelerate any obligations under any contract; (ii) result in any violations of law; or (iii) reasonably be expected to violate or result in a waiver, loss or impairment of any attorney-client privilege or work product doctrine or similar applicable privilege or legal protection.

Efforts to Complete the Merger

The parties to the Merger Agreement have agreed to use their reasonable best efforts, subject to certain qualifications described in the Merger Agreement, to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including:

•	causing the closing conditions set forth in the Merger Agreement to be satisfied as promptly as practicable;

•	obtaining and maintaining all necessary actions or non-actions and consents of any governmental authorities and customers and making all necessary registrations, declarations and filings to any governmental authorities that are necessary for consummation of the Merger; and

•	resisting, contesting, appealing and removing any legal proceeding applicable to the party and having vacated, lifted, reversed or overturned any restraint applicable to the party that would otherwise prohibit, prevent, restrict or restrain such party from completing the Merger and the other transactions contemplated by the Merger Agreement.

Employee Matters

During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, OpenText shall provide or cause the surviving corporation in the Merger (or its subsidiaries, as appropriate) to provide to each of the Company’s continuing employees: (i) an annual base salary or base wage rate and target annual cash bonus opportunity (specifically excluding one-time retention bonuses); (ii) employee benefits (but not equity or equity based compensation); and (iii) notice, termination or severance compensation and entitlements that are, taken as a whole, substantially similar in the aggregate to the level of compensation, employee benefits and notice, termination and severance entitlements, taken as a whole, provided to such employee immediately prior to the Effective Time.

After the Effective Time, OpenText must, and must cause the surviving corporation to use reasonable efforts to:

•	waive any pre-existing condition exclusions, actively-at-work requirements or eligibility waiting periods with respect to the Company’s continuing employees under any medical, dental or vision plan of OpenText or the surviving corporation;

•	credit each of the Company’s continuing employees under any benefit plan of OpenText or the surviving corporation with any deductible payments or co-payments paid by such employee under a comparable Company benefit plan prior to the Closing Date to the same extent such credit was given under the comparable Company benefit plan for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any such plan of OpenText or the surviving corporation; and

•	recognize all service of each such employee with the Company and its subsidiaries for purposes of eligibility and vesting in any employee benefit plan of OpenText or the surviving corporation in which such employee is eligible to participate.

OpenText’s obligations described above are subject to certain limitations and qualifications, including limitations relating to permissible actions under OpenText’s benefit programs.

Indemnification of Directors and Officers; Insurance

For six years following the Effective Time, OpenText must cause the surviving corporation, or any successor thereto, to the full extent permitted by applicable law and the applicable organizational documents of the Company or its subsidiaries as of the date of the Merger Agreement to: (i) indemnify, defend and hold harmless all past and present directors and officers of the Company in respect of acts or omissions occurring at or prior to the Effective Time; and (ii) include and maintain in effect provisions under the surviving corporation’s organizational documents regarding the elimination of liability of directors, indemnification of directors, officers and employees, and advancement of expenses that are no less advantageous to the intended beneficiaries than those in the Company’s current organizational documents.

The Merger Agreement also provides that, prior to the Effective Time, the Company will purchase a six year “tail” prepaid directors’ and officers’ liability (and fiduciary) insurance policy on the same terms and conditions as the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of the date of the Merger Agreement from insurance carriers with comparable credit ratings. However, the cost of such prepaid policy may not exceed 300% of the amount of the annual premium for the Company’s directors’ and officers’ liability (and fiduciary) insurance in place on the date of the Merger Agreement.

Other Covenants

The Merger Agreement contains additional agreements among the Company, OpenText and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC;

•	convening of the meeting of the Company’s shareholders to adopt the Merger Agreement;

•	consultation and cooperation in respect of shareholder litigation in connection with the Merger Agreement;

•	with respect to any antitakeover statute that may become applicable to the transactions contemplated by the Merger Agreement, the taking of such actions as are appropriate to ensure completion of the Merger;

•	the coordination of press releases and other public announcements relating to the transactions contemplated by the Merger Agreement; and

•	actions to cause the disposition of equity securities of the Company held by each director or officer of the Company pursuant to the transactions contemplated by the Merger Agreement to be exempt pursuant to Rule 16b-3 under the Exchange Act.

Conditions to the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction of the following conditions:

•	the absence of any law or restraint enacted, issued, promulgated or entered by a governmental body which is in effect and has the effect of making illegal or otherwise restraining or prohibiting the consummation of the Merger; and

•	the approval of the Merger Agreement by the required vote of the shareholders of the Company.

The obligations of OpenText and Merger Sub to complete the Merger are also subject to the satisfaction (or waiver by OpenText and Merger Sub, to the extent permitted by applicable law) of the following additional conditions:

•	(i) each of the representations and warranties of the Company with respect to the Company’s organization, existence and good standing, the Company’s authority to execute and deliver the Merger Agreement and the Board’s approval thereof, the vote of the Company’s shareholders necessary to adopt the Merger Agreement and the absence of any other vote of holders of the Company’s securities or other corporate proceedings of the Company required to approve the transactions contemplated by the Merger Agreement, broker and financial advisory fees that may become payable by the Company in connection with the Merger and the absence of appraisal rights must be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time); (ii) each of the specified representations and warranties of the Company with respect to its capitalization (including equity awards) must be true and correct in all respects (except for any inaccuracies in the specified representations and warranties regarding capitalization (including equity awards) that do not individually or in the aggregate increase the aggregate consideration required to be paid by OpenText and/or Merger Sub in the Merger by more than a de minimis amount); and (iii) each of the other representations and warranties of the Company set forth in the Merger Agreement must be true and correct as of the Effective Time with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a specific date, which must remain true and correct as of that date), except where the failure of such representations and warranties referred to in clause (iii) to be so true and correct as of the Effective Time (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) has not had a Company Material Adverse Effect;

•	the Company shall have performed in all material respects its obligations and covenants under the Merger Agreement;

•	since the date of the Merger Agreement, no event has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

•	the Company must have delivered an officer’s certificate confirming that the conditions described in the three preceding bullet points have been satisfied; and

•	the Company must have delivered an officer’s certificate certifying that the shares of Common Stock being acquired in the Merger are not U.S. real property interests for purposes of Section 1445 of the Code.

The obligations of the Company to complete the Merger are also subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable law) of the following additional conditions:

•	each of the representations and warranties of OpenText and Merger Sub must be true and correct on and as of the Effective Time (other than representations and warranties which address matters only as of a specific date, which must remain true and correct as of that date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) has not had an OpenText material adverse effect;

•	OpenText and Merger Sub shall have performed in all material respects their respective obligations and covenants under the Merger Agreement; and

•	OpenText must have delivered an officer’s certificate confirming that the conditions described in the two preceding bullet points have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

•	by mutual written consent of OpenText and the Company;

•	by either OpenText or the Company if:

•	the closing of the Merger has not occurred on or before the Outside Date, except that this termination right will not be available to OpenText or the Company (as applicable) if the failure to complete the Merger by the Outside Date is primarily attributable to a failure of such party to perform any of its covenants or obligations under the Merger Agreement;

•	a governmental body of competent jurisdiction in the United States has enacted, issued or promulgated a law or has issued or granted a final, non-appealable injunction or similar order, in either case, that is in effect as of immediately prior to the Effective Time and which has the effect of prohibiting the Merger or making the consummation of the Merger illegal in the United States, except that this termination right will not be available to OpenText or the Company (as applicable) if the issuance of the injunction or order was caused by its failure to perform or comply with any of its obligations under the Merger Agreement; or

•	the required vote of the Company’s shareholders to adopt the Merger Agreement has not been obtained at the Company shareholder meeting (or any adjournment or postponement thereof) at which a final vote was taken, except that this termination right will not be available to the Company if it has breached its obligations under the Merger Agreement in a manner that is the primary cause of, or resulted in, the failure to obtain the required vote of the Company’s shareholders;

•	by OpenText:

•	if a change in Company Board recommendation has occurred;

•	if the Company has willfully breached its non-solicitation obligations; or

•	if the Company has breached any of its covenants or agreements contained in the Merger Agreement, or any representation or warranty of the Company made in Article III of the Merger Agreement shall have been inaccurate as of the Effective Time which breach or inaccuracy (i) would result in the failure to satisfy a closing condition and (ii) is not capable of being cured within 20 calendar days following written notice thereof from OpenText;

•	by the Company:

•	if OpenText or Merger Sub has breached any of its covenants or agreements contained in the Merger Agreement, or any representation or warranty of the Company made in Article IV of the Merger Agreement shall have been inaccurate as of the Effective Time which breach or inaccuracy (i) would result in the failure to satisfy a closing condition and (ii) is not capable of being cured within 20 calendar days following written notice thereof from the Company; or

•	(i) to enter into a definitive agreement providing for a Superior Proposal, but only so long as the Company has complied with its non-solicitation and notice obligations under the Merger Agreement, as further described under “—Other Covenants and Agreements—No Solicitation” or (ii) in order for the Board to change its recommendation to shareholders regarding approval of the Merger as a result of an Intervening Event, and, in each case, the Company pays the termination fee of $3,850,000 to OpenText prior to or concurrently with such termination.

Termination Fee; Reimbursement of Expenses

The Company must pay OpenText a termination fee of $3,850,000 in cash if the Merger Agreement is terminated:

•	by OpenText upon a change in the Board’s recommendation to shareholders regarding the Merger or a willful breach of the non-solicitation obligations by the Company or its subsidiaries or representatives;

•	by the Company (i) to accept a Superior Proposal or (ii) to effect a change in the Board’s recommendation to shareholders regarding the Merger as a result of an Intervening Event; or

•	(i) by OpenText or the Company because (1) the Effective Time has not occurred by the Outside Date or (2) the required vote of the Company’s shareholders to adopt the Merger Agreement is not obtained at a Company shareholder meeting (or any adjournment or postponement thereof) at which a final vote was taken, or (3) by OpenText as a result of the Company’s breach of its covenants in the Merger Agreement (other than the non-solicitation clause); (ii) prior to the termination, an Acquisition Proposal has been publicly announced or publicly or privately made known to the Company’s shareholders and not withdrawn; and (iii) the Company enters into a definitive agreement that provides for an acquisition transaction (whether or not such acquisition transaction is the same as the original acquisition transaction publicly made known or publicly announced) within 12 months after such termination (and such acquisition transaction is subsequently consummated), in which case the Company must pay the termination fee to OpenText upon the completion of such transaction.

If the Merger Agreement is terminated by OpenText or the Company because: (i) the closing of the Merger has not occurred on or before the Outside Date (unless the failure of the Effective Time to occur by the Outside Date is primarily attributable to the failure of OpenText or Merger Sub to perform any of its covenants or obligations under the Merger Agreement); or (ii) the required vote of the Company’s shareholders to adopt the Merger Agreement is not obtained at a Company shareholder meeting (or any adjournment or postponement thereof) at which a final vote was taken, but no termination fee is then payable, the Company must pay OpenText’s reasonable out-of-pocket expenses incurred in connection with the Merger Agreement up to an aggregate of $750,000, which will reduce the amount of the termination fee that may become payable if the Company later completes an acquisition transaction.

The Company will never be required to pay the termination fee more than once. If OpenText receives payment of the termination fee, then that fee will be the sole and exclusive remedy of OpenText and Merger Sub against the Company, its subsidiaries and other specified related parties for all losses and damages suffered as a result of the Merger Agreement, any breach or failure to perform by the Company or the failure to consummate the Merger or any other transactions contemplated by the Merger Agreement, except in the case of fraud or willful breaches of the Merger Agreement by the Company.

THE VOTING AGREEMENTS

The following is a summary of the material provisions of the Voting Agreements, a copy of the form of which is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read carefully the Voting Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.

In connection with the execution and delivery of the Merger Agreement, on June 5, 2017, the Voting Agreement Shareholders entered into Voting Agreements in favor of OpenText. As of June [●], 2017, the latest practicable date before the printing of this proxy statement, the shares of the Company’s Common Stock beneficially owned by the Voting Agreement Shareholders, and thus subject to the Voting Agreements, constituted approximately [●]% of the total outstanding shares of the Company’s Common Stock, which represents aggregate Merger Consideration to the Voting Agreement Shareholders of $[●].

Agreement to Vote and Irrevocable Proxy

Each of the Voting Agreement Shareholders has agreed to vote all shares of the Company’s Common Stock owned now or in the future, whether beneficially or of record, by such Voting Agreement Shareholder (the “Subject Shares”) at any meeting of the Company’s shareholders, or at any adjournment thereof, and on every action by written consent taken by the Company’s shareholders:

•	in favor of the Merger Agreement and the approval of any proposal to adjourn or postpone any meeting of the Company’s shareholders to a later date if there are not sufficient votes in favor of the Merger Agreement on the date on which such meeting is held;

•	against any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

•	against any acquisition transaction and any other action or agreement involving the Company that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

In furtherance of the foregoing, pursuant to the Voting Agreements, each Voting Agreement Shareholder granted to OpenText an irrevocable proxy and irrevocably appointed the members of the board of directors of OpenText as their proxies to vote their respective Subject Shares in accordance with the terms of the Voting Agreements.

The Voting Agreement Shareholders may vote their respective Subject Shares on all other matters not referred to in the irrevocable proxy in any manner they deem appropriate, and the OpenText proxies may not exercise the proxy with respect to such other matters. The irrevocable proxy is binding upon the heirs and assigns of the Voting Agreement Shareholders.

Additional Covenants in the Voting Agreements

Pursuant to the Voting Agreements, each Voting Agreement Shareholder has agreed not to take any actions that the Company is prohibited from taking pursuant to the no solicitation restrictions contained in the Merger Agreement (see the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”).

Termination of the Voting Agreements

The Voting Agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) at the option of each Voting Agreement Shareholder, the date on which an amendment to the Merger Agreement is effected that materially and adversely affects such Voting Agreement Shareholder.

VOTE ON ADJOURNMENT (PROPOSAL 2)

The Company’s shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies in favor of the approval of the Merger Agreement if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. If this Adjournment Proposal is approved, the special meeting could be adjourned by the Board to any date, subject to specified limitations set forth in the Merger Agreement. In addition, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our Common Stock present by remote communication or represented by proxy at the special meeting and entitled to vote thereon.

The Board unanimously recommends a vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of June 15, 2017, the beneficial ownership of shares of our Common Stock for (i) all shareholders known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (ii) each of our current directors, (iii) our named executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise noted, and subject to the Voting Agreements (see the section entitled “The Voting Agreements”), to the Company’s knowledge, these persons have sole voting and investment power over the shares listed below. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC. Except as otherwise indicated, addresses are c/o Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
FMR, LLC(2)	6,038,094	14.8%
Vector Capital Management, LP(3)	3,469,853	8.5%
J. Goldman & Co., L.P.(4)	3,377,746	8.3%
Neuberger Berman Group, LLC(5)	3,355,239	8.2%
BR Dialectic Capital Management, LLC(6)	3,141,213	7.7%
Elliott Associates, LP(7)	2,952,357	7.2%
Steven R. Asam(8)	191,480	*
Enrico Digirolamo(9)	204,750	*
Bernard M. Goldsmith(10)	195,560	*
William O. Grabe(11)	324,088	*
Lawrence David Hansen(12)	76,065	*
Samuel M. Inman, III(13)	913,002	2.2%
Andreas Mai	—	—
John F. Smith	—	—
Jonathon Yaron	—	—
All directors and executive officers as a group (9 persons)	1,904,945	4.5%

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of our Common Stock that may be acquired pursuant to stock options exercisable and restricted stock units that will vest within 60 days of June 15, 2017. The table does not reflect acquisitions or dispositions of shares of our Common Stock, including grants or exercises of stock options, after June 15, 2017.
(2)	Based solely on a Schedule 13G/A, dated February 14, 2017, filed by FMR LLC, 245 Summer Street, Boston, MA 02210.
(3)	Based solely on a Schedule 13D/A, dated May 23, 2016, filed by Vector Capital IV LP, Vector Capital Partners IV, LP, Vector Entrepreneur Fund III, LP, Vector Capital Partners III, LP, Vector Capital, LLC, and Alexander R. Slusky, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105.
(4)	Based solely on a Schedule 13G/A, dated February 14, 2017, filed by J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman, 510 Madison Avenue, 26th Floor, New York, NY 10022.
(5)	Based solely on a Schedule 13G/A, dated February 14, 2017, filed by Neuberger Berman Group LLC and Neuberger Berman Investment Advisors LLC, 605 Third Avenue, 21st Floor, New York, NY 10159.
(6)	Based solely on a Schedule 13D/A, dated June 6, 2017, filed by BR Dialectic Capital Management LLC, Dialectic Capital LLC and John Fichthorn, 119 Rowayton Ave., 2nd Floor, Norwalk, CT 06853.
(7)	Based solely on a Schedule 13G, dated February 17, 2015, filed by Elliott Associates, L.P. and its wholly owned subsidiaries, Elliott International, L.P. and Elliott International Capital Advisors, 40 West 57th Street, New York, New York 10019.
(8)	Includes 107,132 option shares exercisable within 60 days of June 15, 2017.

(9)	Includes 178,750 option shares exercisable within 60 days of June 15, 2017.
(10)	Includes 100,500 option shares exercisable within 60 days of June 15, 2017.
(11)	Includes 100,500 option shares exercisable within 60 days of June 15, 2017.
(12)	Includes 20,000 option shares exercisable within 60 days of June 15, 2017.
(13)	Includes 810,731 option shares exercisable and restricted stock units that will vest within 60 days of June 15, 2017.

APPRAISAL RIGHTS

Under Section 762(2)(a) of the MBCA, as well as the governing documents of Covisint, Company shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Covisint Corporation, Attention: Secretary, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076 or by calling (248) 483-2000. In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

If the Merger is completed, we will not hold an annual meeting of shareholders in 2017. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2017 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2017 annual meeting will be held. If the 2017 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2017 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our Amended and Restated Bylaws, as described below.

In order to be included in our proxy materials for the 2017 annual meeting of shareholders, a shareholder proposal must have been submitted to the attention of the Secretary at our offices at 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076 by May 19, 2017 and must have otherwise complied with all requirements of the SEC for shareholder proposals. In order to avoid controversy, shareholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

In addition, our Amended and Restated Bylaws require that we be given advance written notice for nominations for election to the Board and of other business that shareholders wish to present for consideration at an annual meeting of shareholders (other than those proposals of business intended to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the shareholder and received by our Secretary at our offices, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076, and must otherwise meet the requirements set forth in our Amended and Restated Bylaws. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Secretary at our principal offices, and received not later than the close of business on July 26, 2017, but not before June 26, 2017, which is not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the 2016 annual meeting. However, in the event the 2017 annual meeting is scheduled to be held on a date before September 24, 2017, or after December 23, 2017, which are dates 30 calendar days before or 60 calendar days after the first anniversary of the annual meeting, then such advance notice must be received by us not later than the close of business on the later of (i) the 90th calendar day prior to the 2017 annual meeting and (ii) the 10th calendar day following the day on which notice of the date of the 2017 annual meeting is mailed or public disclosure of the date of the 2017 annual meeting is made, whichever first occurs (or if that day is not a business day for the Company, on the next succeeding business day). For each matter the shareholder proposes to bring before the 2017 annual meeting, the shareholder’s notice to our secretary must include specific information called for in our Amended and Restated Bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website under the “Investors” section of www.covisint.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: Covisint Corporation, Attention: Secretary, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076 or by calling (248) 483-2000. Each such request must set forth a good-faith representation that, as of the close of business on the Record Date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a shareholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to the foregoing address or telephone number.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed June 5, 2017;

•	our Definitive Proxy Statement for our 2016 Annual Meeting of Shareholders, filed September 14, 2016; and

•	our Current Report on Form 8-K (File Number 001-36088, Film Number 17891932), filed on June 5, 2017.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

OPEN TEXT CORPORATION,

a Canadian corporation,

CYPRESS MERGER SUB, INC.,

a Michigan corporation, and

COVISINT CORPORATION,

a Michigan corporation

Dated as of June 5, 2017

Page

ARTICLE I DEFINITIONS		A-1
1.1	Definitions	A-1

ARTICLE II THE MERGER		A-9
2.1	The Merger	A-9
2.2	Closing; Effective Time	A-9
2.3	Effect of the Merger	A-9
2.4	Articles of Incorporation; Bylaws; Directors and Officers	A-9
2.5	Conversion of Shares	A-10
2.6	Company Equity Based Awards	A-10
2.7	Closing of the Company’s Transfer Books	A-12
2.8	Surrender of Company Shares	A-12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-13
3.1	Qualifications, Organization, etc	A-13
3.2	Subsidiaries	A-13
3.3	Corporate Authority; Non-contravention	A-14
3.4	Capitalization	A-15
3.5	SEC Filings; Financial Statements	A-16
3.6	No Undisclosed Liabilities	A-18
3.7	Interested Party Transactions	A-18
3.8	Absence of Changes	A-18
3.9	Title to Assets	A-18
3.10	Intellectual Property	A-19
3.11	Contracts	A-21
3.12	Compliance with Law; Permits	A-23
3.13	Governmental Authorizations	A-23
3.14	Tax Matters	A-24
3.15	Escheat of Abandoned Property	A-25
3.16	Employee Benefit Matters	A-25
3.17	Labor and Employment Matters	A-27
3.18	Real Property; Leasehold	A-28
3.19	Insurance	A-28
3.20	Legal Proceedings	A-29
3.21	Environmental Matters	A-29
3.22	Customers; Suppliers	A-29
3.23	Sanctions Laws	A-30
3.24	Fairness Opinion	A-30
3.25	Brokers	A-30
3.26	Appraisal Rights	A-30
3.27	Information in Proxy Statement	A-30
3.28	No Other Representations	A-31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-31
4.1	Qualifications; Organization	A-31
4.2	Corporate Authority; Non-contravention	A-32
4.3	No Legal Proceedings Challenging the Merger	A-32
4.4	Activities of Merger Sub	A-32
4.5	Information Supplied	A-33

A-i

(continued)

Page

4.6	Availability of Funds	A-33
4.7	Brokers	A-33
4.8	Interested Shareholder	A-33
4.9	No Other Company Representations or Warranties	A-33

ARTICLE V COVENANTS		A-33
5.1	Access and Investigation	A-33
5.2	Operation of the Company’s Business	A-34
5.3	No Solicitation by the Company; Other Offers	A-36
5.4	Company Shareholders Meeting	A-40
5.5	Reasonable Best Efforts to Complete	A-41
5.6	Reserved	A-42
5.7	Public Statements and Disclosure	A-42
5.8	Director and Officer Liability	A-42
5.9	Notification of Certain Events	A-43
5.10	Employee Matters	A-44
5.11	Confidentiality	A-45
5.12	Shareholder Litigation	A-45
5.13	Section 16b Exemption	A-45
5.14	Takeover Laws	A-45
5.15	NASDAQ; Post-Closing Reports	A-46
5.16	FIRPTA	A-46

ARTICLE VI CONDITIONS TO MERGER		A-46
6.1	Conditions to Obligations of all Parties	A-46
6.2	Conditions to Obligations of Parent and Merger Sub	A-46
6.3	Conditions to Obligations of the Company	A-47

ARTICLE VII TERMINATION		A-47
7.1	Termination	A-47
7.2	Effect of Termination	A-48
7.3	Expenses; Termination Fees	A-49

ARTICLE VIII MISCELLANEOUS PROVISIONS		A-50
8.1	Notices	A-50
8.2	No Survival	A-50
8.3	Amendment or Supplement	A-51
8.4	Waiver	A-51
8.5	Entire Agreement; No Third Party Beneficiary	A-51
8.6	Governing Law; Jurisdiction	A-51
8.7	Specific Enforcement	A-51
8.8	Assignment	A-52
8.9	Severability	A-52
8.10	Construction	A-52
8.11	Descriptive Headings	A-53
8.12	Disclosure Schedule	A-53
8.13	Counterparts; Signatures	A-53

A-ii

SCHEDULES

Part 1.1	Specified Individuals
Part 3.2	Company’s Subsidiaries
Part 3.3(b)	Company’s Approvals
Part 3.3(c)	No Conflicts
Part 3.4(a)	Company Capitalization
Part 3.4(b)	Company Options and Other Company Equity Based Awards
Part 3.5(e)	Accounting Practices
Part 3.6	No Undisclosed Liabilities
Part 3.9	Encumbrances
Part 3.10(e)	Source Code
Part 3.10(g)	Software Defects
Part 3.10(i)	Company Intellectual Property Ownership Rights
Part 3.10(j)	Company Registered Intellectual Property
Part 3.11(a)	Material Contracts
Part 3.11(b)	Top Contract Consents
Part 3.11(c)	Compuware Liabilities and Obligations
Part 3.13	Governmental Authorizations Required
Part 3.16(a)	ERISA
Part 3.16(d)	Company Benefit Plan Material Liability
Part 3.16(e)	Post-Employment Coverage
Part 3.16(f)	Collective Bargaining Agreement
Part 3.18(b)	Leased Real Property
Part 3.19	Insurance
Part 3.20(a)	Legal Proceedings
Part 3.20(b)	Settlement Agreement
Part 3.22	Customers; Suppliers
Part 3.23(d)	Export Control Classification Number
Part 4.2(b)	Corporate Authority
Part 5.2(a)	Operation of Company’s Business
Part 5.2(b)	Pre-Closing Covenants

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 5, 2017 (the “Agreement Date”) by and among Covisint Corporation, a Michigan corporation (the “Company”), Open Text Corporation, a Canadian corporation (“Parent”), and Cypress Merger Sub, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, each of the respective boards of directors of the Company, Parent and Merger Sub have determined that it is advisable to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company remaining as the surviving corporation in the Merger in accordance with and pursuant to the Michigan Business Corporation Act (the “MBCA”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its shareholders, and (iii) subject to Section 5.3, resolved to recommend approval of the Agreement by the Company’s shareholders (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved, adopted and declared advisable this Agreement and the Merger, upon and subject to the terms of this Agreement;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to consummate the Merger;

WHEREAS, concurrently with the execution of this Agreement, certain of the officers and each of the directors of the Company has delivered, or caused to be delivered, to Parent a duly executed support agreement in favor of Parent (the “Support Agreements”), each of which such Support Agreements is effective upon execution by such party and execution of this Agreement; and

WHEREAS, Parent, as the sole shareholder of Merger Sub, has adopted and approved this Agreement and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings, which meanings shall be applicable equally to the singular or plural of the terms defined:

“Acceptable Confidentiality Agreement” shall mean an agreement which contains provisions limiting disclosure or use of non-public information with respect to the Company that (x) are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (provided that such agreement need not contain a “standstill” or similar provision) and (y) does not prohibit the Company from complying with its disclosure obligations to Parent hereunder.

“Acquisition Proposal” shall mean any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (excluding the Merger and other transactions contemplated by this Agreement) involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (A) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding shares of any class of securities of the Company and/or any one or more Subsidiaries thereof, or (B) the Company issues, or if consummated in accordance with its terms would issue, securities representing more than fifteen percent (15%) of the outstanding shares of any class of securities of the Company and/or any one or more Subsidiaries thereof; or (ii) any sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and/or any one or more of its Subsidiaries that, individually or in the aggregate, constitute or account for (or, if consummated in accordance with its terms, would constitute or account for) fifteen percent (15%) or more of the consolidated net revenues of the Company or consolidated net income of the Company or fifteen percent (15%) or more of the fair market value of the assets of the Company and/or any of its Subsidiaries, in each case of this clause (ii) taken as a whole.

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Adverse Recommendation Change Notice” has the meaning set forth in Section 5.3(e)(ii).

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Toronto, Ontario or is a day on which banking institutions located in the State of New York or Toronto, Ontario, are authorized or required by Law or other governmental action to close.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Company Approvals” has the meaning set forth in Section 3.3(b).

“Company Balance Sheet” has the meaning set forth in Section 3.6.

“Company Balance Sheet Date” has the meaning set forth in Section 3.6.

“Company Benefit Plan” has the meaning set forth in Section 3.16(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as adopted and with effect from December 14, 2015.

“Company Charter Documents” has the meaning set forth in Section 3.3(c).

“Company Common Stock” shall mean the common stock, no par value, of the Company.

“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is currently a party or bound.

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Insurance Policy” has the meaning set forth in Section 3.19.

“Company Intellectual Property” shall mean Intellectual Property owned by the Company or any Subsidiary, regardless of whether such Intellectual Property is currently marketed, licensed, or distributed by the Company or any of its Subsidiaries or under development.

“Company Material Adverse Effect” shall mean any Effect or Effects that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets (tangible or intangible), financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes, or materially delays the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect, any Effect with respect to, or resulting from: (A) changes in the U.S. or global economy, changes in geopolitical conditions, or changes in general economic conditions, including changes in the credit, debt, financial or capital markets, in each case, in the United States of America or anywhere else in the world; (B) operating, business, regulatory or other conditions generally affecting the industry in which the Company or any of its Subsidiaries conducts business; (C) changes in applicable Law or in GAAP or other applicable accounting rules or the interpretation or enforcement thereof; (D) changes in the market price or trading volume of the Company Common Stock on NASDAQ (but excluding the underlying cause of such changes, unless the underlying cause of such changes would be excluded from this definition); (E) failure(s) by the Company or any of its Subsidiaries to meet any operating projections or forecasts, or published revenue or earnings predictions or estimates (but excluding the underlying cause of such failure(s), unless the underlying cause of such failure(s) would be excluded from this definition); (F) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; (G) any Legal Proceeding against the Company or any of its directors by the shareholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement; (H) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company or any of its Subsidiaries), or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s or any of its Subsidiaries’ relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners; or (I) any action taken or the failure to take action by the Company or its Subsidiaries pursuant to Parent’s or its Affiliates’ or their respective Representatives’ written request or any action expressly permitted or required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or consented to by Parent in writing; provided, however, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C) or (F) above may constitute, and may be taken into account in determining the occurrence of, a Company Material Adverse Effect if such change or event has a disproportionate adverse impact on the Company and the Company’s Subsidiaries, taken as a whole, as compared to other companies that operate in the industries in which the Company and its Subsidiaries operate.

“Company Option Plan” shall mean the 2009 Long-Term Incentive Plan, as amended.

“Company Options” has the meaning set forth in Section 3.4(a).

“Company Permits” has the meaning set forth in Section 3.12(b).

“Company Registered Intellectual Property” shall mean all: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications, in each case, included in the Company Intellectual Property.

“Company Restricted Stock Award” has the meaning set forth in Section 3.4(a).

“Company RSUs” has the meaning set forth in Section 3.4(a).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Share” has the meaning set forth in Section 2.5(a)(iii).

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a).

“Company Shareholders Meeting” has the meaning set forth in Section 5.4(e).

“Company Software” shall mean all Software that constitutes Company Intellectual Property.

“Confidentiality Agreement” has the meaning set forth in Section 5.11.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuation Period” has the meaning set forth in Section 5.10(a).

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Covered Employees” shall mean each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation or its Subsidiaries) immediately prior to the Effective Date.

“Customer Information” has the meaning set forth in Section 3.10(h).

“Data Room” shall mean the electronic data site established for Project Cypress by RRDonnelley Venue on behalf of the Company and to which Parent and its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Delisting Period” has the meaning set forth in Section 5.15.

“Disclosure Schedule” has the meaning set forth in Article III.

“Effect” shall mean any effect, change, condition, event, occurrence, circumstance or development.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, deed of trust, encumbrance, encroachment claim, interference, option, right of first refusal, preemptive right, adverse interest, community property interest or restriction of any kind.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Expenses” shall mean all reasonable out-of-pocket third party expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Foreign Employee” has the meaning set forth in Section 3.16(h).

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” has the meaning set forth in Section 3.5(b).

“Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, domain names, uniform resource locators and trade names, together with all goodwill associated with the foregoing; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, renewals, provisionals, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) works of authorship, all copyrightable works (including Software) and all copyrights including all applications, registrations and renewals thereof; (iv) trade secrets (including without limitation as defined in the Uniform Trade Secrets Act and under corresponding state or foreign Law), business, technical and know-how information that has not been made publicly available by the Company or any of its Subsidiaries, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (“Proprietary Information”); (v) other business, technical and know-how information, (vi) mask works; and (vii) all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Interim Period” has the meaning set forth in Section 5.1.

“International Employee Plan” has the meaning set forth in Section 3.16(g).

“Intervening Event” shall mean any Effect that materially affects the business, assets or operations of the Company and its Subsidiaries which is (a) not known or reasonably foreseeable to the Company Board on or prior to the Agreement Date, and (b) which Effect first becomes known to the Company Board before receipt of the Company Shareholder Approval; provided, however, that in no event shall any Acquisition Proposal or Superior Proposal be deemed an Intervening Event.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the knowledge of those individuals set forth in Part 1.1 of the Disclosure Schedule that such persons actually have or that persons holding such positions would reasonably be expected to have.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lease Agreement” has the meaning set forth in Section 3.18(b).

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract or Legal Proceeding.

“Made Available” shall mean that, not later than 1:00 pm Eastern time on June 5, 2017, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room.

“Major Customer” has the meaning set forth in Section 3.22.

“Major Supplier” has the meaning set forth in Section 3.22.

“Material Contract” has the meaning set forth in Section 3.11(a).

“MBCA” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” shall mean the aggregate amount of consideration to be paid to the holders of equity pursuant to this Agreement, including pursuant to Section 2.5(a)(iii) and Section 2.6.

“Merger Sub” has the meaning set forth in the Preamble.

“Michigan LARA” shall mean the Michigan Department of Licensing and Regulatory Affairs.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“New Plans” has the meaning set forth in Section 5.10(b).

“Option Consideration” has the meaning set forth in Section 2.6(a).

“Other Company Equity Based Award” shall mean each equity or other award measured by the value of Shares (or pursuant to which Shares may be delivered) granted under the Company Option Plan, other than Company Options.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Payment Fund” has the meaning set forth in Section 2.8(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Permitted Encumbrance” shall mean: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been specifically established on the Company Balance Sheet; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company’s Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Company Balance Sheet and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company’s Subsidiaries, taken as a whole; and (v) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

“Person” shall mean any individual, Entity or Governmental Body.

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors (including financial advisors and investment bankers), consultants and other representatives.

“Restraint” shall mean any order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent) entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Body or arbitrator.

“Sanctioned Country” has the meaning set forth in Section 3.23(b).

“Sanctions” has the meaning set forth in Section 3.23(b).

“Sanctions Laws” shall mean all applicable Laws concerning the import, export or re-export of products, software, services or technology, transactions involving foreign persons, and transactions in a country other than the United States, including but not limited to those administered by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Energy, the U.S. Nuclear Regulatory Commission or the U.S. Department of Treasury, and the U.S. Customs and Border Protection, including the Tariff Act of 1930, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the Trading with the Enemy Act, the International Traffic in Arms Regulations, embargoes, sanctions and trade restrictions promulgated under executive orders of the President of the United States or administered by the U.S. Treasury Department’s Office of Foreign Assets Control, anti-boycott regulations, anti-dumping and countervailing duty Laws and regulations, or any other applicable international trade Law or regulations administered by a governmental agency and similar laws of other jurisdictions.

“Sanctioned Person” shall mean any Person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, and the United States Department of State; (B) the government of the United Kingdom, including HM Treasury; (C) the European Union; or (D) the United Nations Security Council, (ii) any Person located, organized, or resident in, or a government instrumentality of, any

Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote 25% or more of outstanding voting securities presumptively constituting control and the right to receive 50% or more of assets or profits presumptively constituting ownership).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Settlement Agreement” means the settlement agreement, dated May 5, 2016, among the parties to the class action lawsuit captioned Desrocher v. Covisint Corporation, et al., No. 14-cv-03878.

“Shrink Wrap License” shall mean third party software licenses for software that is commercially available to the public with annual royalties or other fees not exceeding $50,000.

“Software” shall mean computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation.

“Source Code” shall mean Software in a form which is readable by humans without reverse assembly, reverse-compiling or reverse engineering but not suitable for machine execution without the intervening steps of interpretation, assembly or compilation.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written proposal for an Acquisition Transaction that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, (i) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and (ii) is reasonably capable of being consummated on a timely basis, in each case, taking into account at the time of determination, all legal, financial and regulatory considerations of such Acquisition Transaction (including any conditions applicable to such Acquisition Transaction, such as but not limited to financing conditions, the terms of the transactions contemplated thereby and the certainty of close of such Acquisition Transaction) and this Agreement (including any modification to the terms of this Agreement as may be proposed by Parent pursuant to Section 5.3(e)(i) that the Company Board determines to be relevant); provided that for purposes of this definition of Superior Proposal, the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be “50%”.

“Superior Proposal Notice” has the meaning set forth in Section 5.3(e)(i).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” shall mean an amount, in cash, equal to $3,850,000.

“Top Contract” has the meaning set forth in Section 3.11(a)(x).

“Trade Authorizations” has the meaning set forth in Section 3.23(a).

“Willful Breach” or “Willfully Breached” (or any similar variation or derivation thereof) shall mean with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach or failure to perform that is a consequence of an act or a failure to act undertaken by the breaching party with actual knowledge (or the knowledge that a reasonable person in such party or Representative’s position with knowledge of the terms of this Agreement would be expected to have) that such party’s act or failure to act constitutes, or will result in, a material breach of this Agreement. For the sake of clarity, references to “party” in this definition include Representatives for which the party is liable for their act or failure to act under Section 5.3(a).

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by and shall be effected under the MBCA. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective at the Closing in accordance with the MBCA.

2.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Paul Hastings LLP located at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, CA 92626, at 1:00 pm New York time, on the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date and time as Parent and the Company shall mutually designate. The date on which the Closing takes place is referred to herein as the “Closing Date.” On the Closing Date, a certificate of merger satisfying the applicable requirements of the MBCA (the “Certificate of Merger”) shall be duly executed by the Company and Merger Sub and simultaneously with the Closing shall be filed with the Michigan LARA. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Michigan LARA or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to hereinafter as the “Effective Time”).

2.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the MBCA.

2.4 Articles of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) the articles of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law;

(b) the bylaws of the Company shall be amended and restated to be substantially identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Covisint Corporation”) and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law; and

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, to serve until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i) all shares of Company Common Stock held by the Company (or held in the Company’s treasury) or any of its Subsidiaries immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock held by Parent, Merger Sub or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.8, each share of Company Common Stock outstanding immediately prior to the Effective Time (each a “Company Share”) shall be converted into the right to receive cash in the amount of $2.45 (the “Per Share Merger Consideration”), less any required withholding Taxes if any, as described in Section 2.8(e). As of the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holders immediately prior to the Effective Time of Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration to be paid in consideration therefor upon surrender of such Company Shares in accordance with Section 2.8; and

(iv) each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, no par value, of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding Company Shares are changed into a different number or class of shares (including by reason of any reclassification, recapitalization, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, or other similar transaction, but excluding any change that results from any exercise of Company Options to purchase Company Shares granted under the Company’s stock option or compensation plan or arrangements), the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

2.6 Company Equity Based Awards.

(a) Neither Parent nor Merger Sub shall assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. At the Effective Time, each Company Option, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of any option holder, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the Option Consideration, subject to, and in accordance with, the terms and conditions applicable to such award (including, but not limited to, any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) under the Company Option Plan and the individual award agreement granted thereunder applicable to such Company Options, and without interest and subject to deduction for any required withholding Tax. To the extent not exercised prior to the Effective Time, upon the Effective Time, each Company Option that is vested and exercisable at such time pursuant to and as required by the terms of the Company Option Plan and the individual award agreement granted thereunder shall be canceled and converted into the right to receive from Parent or the Surviving Corporation, at the Effective Time, an amount in cash equal to the Option Consideration, without interest and subject to deduction for any required withholding Tax. “Option Consideration” means, with respect to each Company Option, the product of: (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option; and (ii) the number of shares of Company Common Stock that may be acquired upon exercise of such Company Option (assuming that all such Company Options are fully vested and exercisable) immediately prior to the Effective Time; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be canceled and terminated without any payment being made in respect thereof.

(b) Neither Parent nor Merger Sub shall assume any Other Company Equity Based Award in connection with the Merger or any other transactions contemplated by this Agreement. At the Effective Time, each Other Company Equity Based Award that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by the holder thereof, whether or not then vested, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, subject to, and in accordance with, the terms and conditions applicable to such award (including, but not limited to any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) under the Company Option Plan and the individual award agreement granted thereunder applicable to such Other Company Equity Based Award, and without interest and subject to deduction for any required withholding Tax, equal to the product of: (i) the excess, if any, of the Per Share Merger Consideration over the exercise or purchase price payable by the holder thereof upon exercise or settlement of such award (to the extent applicable); and (ii) the number of shares of Company Common Stock subject to (or deliverable under) such Other Company Equity Based Award (assuming, to the extent applicable, that all such awards are fully vested and exercisable) immediately prior to the Effective Time (or in the case of unvested, in whole or in part, and/or performance-based Other Company Equity Based Awards, the number of shares of Company Common Stock that would be issuable upon settlement of such award based on the actual achievement (in whole or in part) of the applicable performance goals as of the Effective Time, and/or under such conditions to which the award is subject under the Company Option Plan and the individual award agreement granted thereunder applicable to such Other Company Equity Based Award); provided, however, that if the exercise price per share of any such Other Company Equity Based Awards is equal to or greater than the Per Share Merger Consideration, such Other Company Based Equity Awards shall be canceled and terminated without any payment being made in respect thereof.

(c) Neither Parent nor Merger Sub shall assume any Other Company Equity Based Award that is a Company Restricted Stock Award or Company RSU in connection with the Merger or any other transactions contemplated by this Agreement. With respect to any Other Company Equity Based Award that is a Company Restricted Stock Award or Company RSU that has not been settled immediately prior to the Effective Time (whether vested or unvested at such time) shall be canceled and converted into the right to receive from Parent or the Surviving Corporation, an amount in cash, subject to and in accordance with the terms and conditions applicable to such award (including, but not limited to, any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) pursuant to the Company Option Plan and the individual award agreement granted thereunder, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each such Company Restricted Stock Award and Company RSU, at the Effective Time, shall be converted into the right to receive the Per Share Merger Consideration in respect of each share underlying the Company Restricted Stock Award or Company RSU, subject to, and in accordance with, the terms and conditions applicable to such award (including, but not limited to, any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) under the Company Option Plan and the individual award agreement granted thereunder applicable to such Other Company Equity Based Award, and subject to any applicable Tax withholding thereof.

(d) The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/or resolutions of the Company Board (or a duly authorized committee thereof) or any administrator of a Company Option Plan as may be necessary. The Company shall not accelerate the vesting of any Company Options or Other Company Equity Based Awards to the extent it is not contractually obligated to do so.

2.7 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no further registration of the transfer of Company Shares. If, after the Effective Time, Company Shares are presented to the Exchange Agent, they shall be canceled and shall be exchanged for the Per Share Merger Consideration as provided for, and in accordance with the procedures set forth in this Article II.

2.8 Surrender of Company Shares.

(a) On or prior to the Closing Date, Parent shall designate a reputable bank or trust company reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as exchange agent with respect to the Merger (the “Exchange Agent”). At or prior to the Closing, Parent shall irrevocably deposit, or cause to be deposited, with the Exchange Agent a cash amount in immediately available funds necessary for the Exchange Agent to make all payments of the Merger Consideration as contemplated by Section 2.5(a)(iii). The cash amount so deposited with the Exchange Agent is referred to as the “Payment Fund.” The Exchange Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that: (i) no such investment or losses thereon shall relieve Parent or the Surviving Corporation or the Exchange Agent from making the payments of Merger Consideration required to be paid under Section 2.5(a)(iii); (ii) in the event there are any losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall immediately provide additional funds to the Exchange Agent to the extent of such insufficiency; and (iii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) As soon as practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form for the acquisition of a public company (which form shall not include a shareholder release of claims); and (ii) instructions for use in effecting the surrender of the Company Shares in exchange for payment of the Merger Consideration, in each case, in a customary form to be reasonably agreed upon by Parent and the Company prior to Closing. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Company Share shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, subject to any required withholding Taxes, the Merger Consideration without interest.

(c) If any portion of the Merger Consideration is to be paid to any Person other than the Person in whose name the Company Share is registered, it shall be a condition to such payment that: (i) such documentation as may be reasonably requested by the Exchange Agent is provided; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of such Company Share or to otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Any portion of the Payment Fund that remains undistributed to holders of Company Shares as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Shares who have not theretofore surrendered such Company Shares in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of Company Shares (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed with the SEC on or after March 31, 2014 and prior to the Agreement Date (other than as set forth in the forward looking statements or the risk factors contained therein) or (b) in the disclosure schedule delivered by the Company to Parent (the “Disclosure Schedule”) immediately prior to the execution of this Agreement (providing that a matter disclosed in the Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is on its face reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Qualifications, Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2 Subsidiaries.

(a) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite and corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operations of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Part 3.2 of the Disclosure Schedule lists (i) each of the Company’s Subsidiaries as of the date hereof and its place of organization, (ii) the number and type of any capital stock of, or other voting or equity interests in, such Subsidiary that is outstanding as of the date hereof and (iii) the number and type of shares of capital stock of, or other voting or equity interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by each holder.

(c) All of the outstanding equity interests in each of the Company’s Subsidiaries: (i) have been duly authorized, validly issued and, if applicable, are fully paid and nonassessable; (ii) are owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) are not subject to any preemptive rights or any other restriction; and (iv) were not issued in violation of any applicable Law, preemptive rights or the organizational documents of such Subsidiary.

(d) Neither the Company nor any of the Company’s Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company’s Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

3.3 Corporate Authority; Non-contravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, except for the receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Shares having the right to vote is the only vote of the holders of the Company’s Shares required in connection with the consummation of the Merger (the “Company Shareholder Approval”). The Company Board at a duly called and held meeting, at which all directors of the Company were present and voting in favor, has, pursuant to duly and unanimously adopted resolutions (which, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way): (i) determined that the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, and declared it advisable to enter into this Agreement; (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (iii) taken all actions necessary so that the restrictions on business combinations and shareholder vote requirements contained in the MBCA and any other applicable Law with respect to “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement or the transactions contemplated hereby; and (iv) subject to Section 5.3, resolved to recommend that the Shareholders of the Company vote in favor of the adoption of this Agreement and the Merger at the Company Shareholders Meeting. Except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Michigan LARA, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.

(b) The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body or NASDAQ other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar Laws of any foreign jurisdiction; (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement in connection with the Company Shareholders Meeting; (iv) compliance with the rules and regulations of NASDAQ; (v) compliance with any applicable foreign or state, securities or blue sky laws; and (vi) the other consents and/or notices set forth on Part 3.3(b) of the Disclosure Schedule (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. The approvals of the Company Board referred to in Section 3.3(a) constitute all necessary approvals of the Company Board such that no restrictions of any takeover Laws apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Company Approvals and the receipt of the Company Shareholder Approval, except as set forth in Part 3.3(c) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the articles of incorporation and bylaws of the Company, including all amendments thereto (collectively, the “Company Charter Documents”) or the organizational or governing documents of any of its Subsidiaries; (ii) contravene or conflict with in any material respect or constitute a violation in any material respect of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Top Contract binding upon the Company or any of its Subsidiaries; or (iv) result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries.

3.4 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of the Company consisted of 50,000,000 shares of Company Common Stock, no par value, of which 40,865,897 shares were issued and outstanding; and 5,000,000 shares of preferred stock, no par value, of the Company, of which no shares were issued or outstanding. As of the Agreement Date: (i) Zero (0) shares of Company Common Stock were held in the treasury of the Company; (ii) 2,482,736 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Company Option Plan (stock options granted by the Company pursuant to the Company Option Plan are referred to collectively herein as “Company Options”); (iii) Zero (0) shares of Company Common Stock were subject to issuance pursuant to unvested restricted stock awards granted under the Company Option Plan (restricted stock awards granted by the Company pursuant to the Company Option Plan are referred to collectively herein as “Company Restricted Stock Awards”); and (iv) 954,179 shares of Company Common Stock were subject to issuance pursuant to restricted stock unit awards granted under the Company Option Plan (restricted stock unit awards granted by the Company pursuant to the Company Option Plan are referred to collectively herein as “Company RSUs”). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable. All of the outstanding shares of Company Common Stock have been issued as uncertificated shares in book-entry form. There are no shares of Company Common Stock held by any of its Subsidiaries. Except as described in Part 3.4(a) of the Disclosure Schedule, as of the Agreement Date: (A) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal in favor of the Company; (B) there is no voting trust, proxy or similar Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock; (C) the Company is not under any obligation or bound by any Company Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock; and (D) there are no outstanding contractual obligations or commitments of any character to which the Company or any of the Company’s Subsidiaries is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of the Company’s Subsidiaries. The Company Option Plan is the only plan or program the Company or any of the Company’s Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Options, Company Restricted Stock Awards and Company RSUs were granted under the Company Stock Plan or otherwise.

(b) Part 3.4(b) of the Disclosure Schedule sets forth a correct and complete list of all Company Options and Other Company Equity Based Awards outstanding as of the Agreement Date, including with respect to each such option or award: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such option or other award; (iii) the grant or issuance date; (iv) any applicable vesting schedule; and (v) with respect to each Company Option, (A) the exercise price and (B) the expiration date.

(c) Except as set forth in this Section 3.4 and Parts 3.4(a) or 3.4(b) of the Disclosure Schedule, as of the Agreement Date, there are no: (i) shares of capital stock or voting securities of the Company outstanding;

(ii) subscriptions, options, calls, warrants or similar rights (whether or not currently exercisable) to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of the capital stock or other securities or equity interests of the Company or of its Subsidiaries; (iii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company’s Subsidiaries (including any Material Ownership Interests (as defined in the Company Bylaws)); or (v) rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) All outstanding shares of Company Common Stock, Company Options, Company Restricted Stock Awards, Company RSUs and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities Laws and other applicable Laws; (ii) the terms of the Company Stock Plan; and (iii) all requirements set forth in applicable Company Contracts. Each such grant was properly accounted for substantially in accordance with GAAP in the Company SEC Documents (including financial statements) and each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant.

(e) All of the shares of capital stock of the Company’s Subsidiaries identified as being held by the Company in Part 3.2 of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or a wholly-owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws.

(f) Since March 31, 2014, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options and Other Company Equity Based Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5 SEC Filings; Financial Statements.

(a) The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Company with the SEC since March 31, 2014 (the “Company SEC Documents”) at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective filing or submission dates (after giving effect to any amendments or supplements thereto), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed or furnished, as applicable, Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents: (i) complied at the time it was filed (after giving effect to any amendments or supplements thereto filed before the Agreement Date) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared in accordance with the books and records of the Company and its Subsidiaries and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC, and except that the unaudited financial statements may not contain all of the footnotes required in annual audited financial statements and are subject to year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) The Company is and, to the Company’s Knowledge, each of its officers is, and has been since March 31, 2014, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to reasonably ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since the date of the filing of the Company’s most recent annual report on Form 10-K and prior to the Agreement Date, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any material weaknesses or significant deficiencies in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed and each material weakness and significant deficiency previously so disclosed has been remediated.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since March 31, 2014 was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, to the Company’s Knowledge, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act that apply to the Company. None of the Company, any current executive officer of the Company or, to the Company’s Knowledge, any former executive officer of the Company has received written notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the Agreement Date.

(e) Except as set forth in Part 3.5(e) of the Disclosure Schedule, since March 31, 2014, (i) neither the Company nor any of the Company’s Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company’s Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company’s Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Company’s Subsidiaries, whether or not employed by the Company or any of the Company’s Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f) The Company has Made Available to Parent copies of all comment letters received by the Company from the SEC since March 31, 2014 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the Agreement Date, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

3.6 No Undisclosed Liabilities. Except as set forth in Part 3.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities: (a) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2017, including the notes thereto (the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”) included in the SEC Documents; (b) incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice; (c) incurred in connection with this Agreement and the transactions contemplated hereby; or (d) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 Interested Party Transactions. Except as disclosed in the Company SEC Documents, (i) since December 31, 2014, no event has occurred that was or would be required to be reported by the Company pursuant to Item 404 of Regulation S-K), (ii) neither the Company nor any of the Company’s Subsidiaries is indebted to any current or former director, officer or employee (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), consultant, or equity holder (or Affiliate or family member or associate thereof) of the Company or any of the Company’s Subsidiaries, and (iii) no Person referred to in clause (ii), (A) is indebted to Company or any of the Company’s Subsidiaries, (B) is a party to any Contract with the Company or any Affiliate thereof, (C) to the Company’s Knowledge, owns or has any interest in any material property (real or personal, tangible or intangible), used in or pertaining to the business of, the Company or any of the Company’s Subsidiaries other than as a result of his, her or its ownership of or interest in Company Stock or (D) to the Company’s Knowledge, has any claim or cause of action against the Company or any of the Company’s Subsidiaries.

3.8 Absence of Changes. Except in connection with this Agreement and the transactions contemplated hereby and as required by applicable Law, between the Company Balance Sheet Date and the Agreement Date: (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects; (b) there has not been any Company Material Adverse Effect; and (c) except as to the actions specified in Sections 5.2(b)(iv) and 5.2(b)(xviii), neither the Company nor any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would require the prior written consent of Parent under Section 5.2(b).

3.9 Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, all tangible assets purported to be owned by it on the Company Balance Sheet. All of said assets are owned by the

Company or one of its Subsidiaries free and clear of any Encumbrances, except for: (a) Permitted Encumbrances; and (b) Encumbrances described in Part 3.9 of the Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them on the Company Balance Sheet.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company Registered Intellectual Property is, in all material respects, valid and enforceable, and the Company has all material rights necessary to enforce all other Company Intellectual Property in the U.S. against a third party (subject to obtaining registrations from at the U.S. Copyright Office with respect to any unregistered copyrights). Neither the Company nor any of the Company’s Subsidiaries has granted any Person any exclusive rights in, to or under any Company Intellectual Property that is material to any aspect of the Company’s or any of its Subsidiaries’ businesses. Neither the Company nor any Subsidiary has, in the past six (6) years, received any written or, to the Company’s Knowledge, oral notice or claim challenging the Company’s or the applicable Subsidiary’s ownership of any Company Intellectual Property or asserting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, except for claims received more than twelve (12) months prior to the date hereof and that have been settled or otherwise fully resolved or as to which no communication has been received within the past twelve (12) months, nor, to the Company’s Knowledge, is there a reasonable basis for any such notice or claim. The closing of the transactions contemplated by this Agreement will not result in any change in the Company’s or the applicable Subsidiary’s ownership rights in any Company Intellectual Property that is material to any aspect of the Company’s or any of its Subsidiaries’ businesses. Neither the Company nor any of its Subsidiaries is subject to any outstanding or pending Restraint or Legal Proceeding with respect to any material Company Registered Intellectual Property (excluding ordinary course office actions). Neither the Company nor any of its Subsidiaries has received in the past six (6) years any written charge, complaint, claim or demand from a third party in any case which challenges or would restrict the legality, validity, enforceability, use, or ownership by the Company or any of its Subsidiaries of any Company Intellectual Property that is material to any aspect of the Company’s or any of its Subsidiaries’ businesses, except for claims received more than twelve (12) months prior to the date hereof and that have been settled or otherwise fully resolved or as to which no communication has been received within the past twelve (12) months.

(b) To the Company’s Knowledge, the Company and its Subsidiaries own or otherwise have all necessary licenses or rights to use all Intellectual Property which is material to the conduct of the business of the Company and such Subsidiaries as currently conducted, and all rights to license and sublicense all Intellectual Property which is licensed or sublicensed by the Company or any Subsidiary to any third party.

(c) The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the secrecy of all Proprietary Information that is material to the conduct of the business of the Company and such Subsidiaries as currently conducted or proposed to be conducted. To the Company’s Knowledge, there are no unauthorized uses, disclosures or misappropriations of any such Proprietary Information by any Person. To the Company’s Knowledge, for each employee, consultant and contractor who is or has been involved in the creation, invention or development of Intellectual Property for and on behalf of the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary (i) the Company or a Company Subsidiary has caused such employee, consultant, or contractor to assign to the Company or a Company Subsidiary such Intellectual Property, or (ii) the Company or a Company Subsidiary otherwise owns such Intellectual Property by operation of law. To the Company’s Knowledge, no such employee, consultant or contractor has incorporated any of his or her own Intellectual Property in any material Intellectual Property that is assigned by such individual to the Company and/or its Subsidiaries, and neither the Company nor any of its Subsidiaries otherwise use in the operation of their businesses any material Intellectual Property owned by any such employee, consultant or contractor. The Company and its Subsidiaries have used commercially reasonable efforts to ensure that each employee, consultant and contractor who has access to material Proprietary Information or Source Code has signed an appropriate confidentiality agreement.

To the Company’s Knowledge, no Company Intellectual Property that is material to the business of the Company or its Subsidiaries is in jeopardy of being lost or abandoned through failure to act of the Company or any of its Subsidiaries.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, or violate, and has not in the six (6) year period prior to the date hereof, infringed, misappropriated, or violated any Intellectual Property rights of any other Person. None of the Company or any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral, charge, complaint, claim, demand, unsolicited offer to license or notice alleging any such infringement, misappropriation or violation, except for notices received more than twelve (12) months prior to the date hereof and that have been settled or otherwise fully resolved or as to which no communication has been received within the past twelve (12) months. To the Company’s Knowledge, no other Person is infringing, misappropriating or violating any Company Intellectual Property. This Section 3.10(d) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation, or other violation of any Intellectual Property rights of any other Person.

(e) No Source Code for any Company Software has been delivered, licensed, or made available to any Person, other than employees, consultants and contractors of Company or its Subsidiaries or an escrow agent in connection with an escrow agreement listed on Part 3.10(e) of the Disclosure Schedule. To the Company’s Knowledge, no condition has occurred, and no circumstance or condition exists, that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any Source Code to require release of such Source Code. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any Source Code to require release of such Source Code.

(f) No Company Software is subject to any “copyleft” or other similar obligation or condition that requires or conditions the distribution of such Company Software on the disclosure, licensing, or distribution of the Source Code for the Company Software.

(g) To the Company’s Knowledge, except as set forth on Part 3.10(g) of the Disclosure Schedule, as of the date hereof, none of the Software currently marketed, licensed, distributed or used in production by the Company and its Subsidiaries (i) contains any computer code or any other procedures, routines or mechanisms which permit a third party (other than the Company and its Subsidiaries) to access such Software without authorization; or (ii) contains any element which may irreparably disrupt, disable, erase or harm operation of such Software, or cause any such Software to irreparably damage or corrupt any data, hardware, storage media, programs, equipment or communications. The Company and its Subsidiaries have in place, consistent with general industry practices, systems intended to identify and detect any such computer code.

(h) The Company and its Subsidiaries are in material compliance with: (i) all applicable Laws relating to the security, privacy and protection of individually identifiable information that is protected by Law or by contract (including personally identifiable information) (such information, “Customer Information”), including all Laws related to data location and residence; and (ii) all of the Company’s or its Subsidiaries’ policies, procedures, practices and contractual obligations, in each case relating to security, data privacy, data protection, and the collection and use of personal information collected, used, or held for use by, or on behalf of, the Company and its Subsidiaries. To the Company’s Knowledge, the Company and its Subsidiaries maintain commercially reasonable policies, procedures, practices and security measures with respect to the physical and electronic security and privacy of Customer Information. To the Company’s Knowledge, during the six (6) years prior the date hereof, there have been no material breaches or violations of any such security measures, any unauthorized access to or unauthorized acquisition of any Customer Information or any disclosure of Customer Information that compromises the security, confidentiality or integrity of Customer Information except for any such breaches, violations, or disclosures occurring more than twelve (12) months prior to the Agreement Date and have been fully resolved and remedied. No written claim is pending against the Company or any of its Subsidiaries, nor to the Company’s Knowledge, threatened, relating to any such policy, procedure or measure, applicable Law in relation to Customer Information or any breach or alleged breach thereof.

(i) Except as set forth on Part 3.10(i) of the Disclosure Schedule, no funding, facilities or resources of any Governmental Body, university, college, other educational institution or research center was used in the development of the Company Intellectual Property and no such entity has the right to obtain ownership of or other right or interest in or to any Company Intellectual Property.

(j) Part 3.10(j) of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of all Company Registered Intellectual Property, including, to the extent applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. As of the Agreement Date, all necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States of America or foreign jurisdictions, as the case may be, for the purposes of maintaining the foregoing.

3.11 Contracts.

(a) Part 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of the following Contracts to which the Company or any of the Company’s Subsidiaries is party or by which any of the Company’s or any of the Company’s Subsidiaries’ assets or properties are bound and under which the Company or any of the Company’s Subsidiaries has ongoing obligations or the ability to enforce rights thereunder (collectively, and together with any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, but excluding those material contracts described in clause (iii) thereof) and is not otherwise set forth on Part 3.11(a) of the Disclosure Schedule, the “Material Contracts”):

(i) any Contract with a total contract value in excess of $200,000 per annum that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions but excluding subscription arrangements with suppliers that are entered into in the ordinary course of business consistent with past practice;

(ii) any Contract that contains a “most-favored-nation” clause;

(iii) any Contract that limits or purports to limit (or that following the consummation of the Merger, could materially limit) the ability of the Company or any of the Company’s Subsidiaries or Parent or any of its Affiliates (including the Surviving Corporation) to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) in the case of any Top Contract, solicit any customers or individuals for employment;

(iv) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of the Company’s Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate;

(v) any Contract that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries under such Contract of more than $200,000 per fiscal year over the remaining term of such Contract (other than this Agreement, Contracts between or among any of the Company and any of its Subsidiaries, Contracts that are the subject of another subsection of this Section 3.11(a) or Lease Agreements);

(vi) any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness in excess of $50,000 individually, other than any Contract for intercompany indebtedness for borrowed money owing by the Company to any of the Company’s Subsidiaries or any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(vii) any Contract that provides for indemnification of the Company’s directors and executive officers or any other person who would be entitled to contractual indemnification rights (other than under the Certificate of Incorporation or Bylaws of the Company and/or its Subsidiaries) pursuant to Section 5.8 following the Closing;

(viii) any Contract that provides for indemnification or assumption of Liability without limit as to aggregate amount but excluding any Contract with indemnification provisions for the indemnification of customers or suppliers that were entered into in the ordinary course of business;

(ix) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;

(xi) any Contract to which a (A) Major Customer is a party or (B) Major Supplier is a party (each such Contract, a “Top Contract”);

(xii) any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding with a value in excess of $50,000 individually or that provides for any injunctive or other non-monetary relief;

(xiii) any hedging, swap, derivative or similar Contract;

(xiv) excluding Contracts set forth in Part 3.11(a)(xi) of the Disclosure Schedule, any Contract under which (A) the Company or any of the Company’s Subsidiaries has licensed or provided any material Company Intellectual Property to a third party, including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions (except for (1) non-exclusive Contracts with customers of the Company or any of its Subsidiaries that are entered into in the ordinary course of business that do not grant to such customers of the Company or any of its Subsidiaries any ownership interest in any material Company Intellectual Property, (2) non-disclosure and confidentiality agreements, and (3) Contracts with employees, consultants and contractors of the Company or its Subsidiaries) and/or (B) pursuant to which material Intellectual Property is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of the Company’s Subsidiaries by any Person (except for (x) non-disclosure and confidentiality agreements in the Company’s standard forms, copies of which have been provided to Parent, (y) invention assignment agreements and other Contracts pursuant to which employees, consultants or contractors of the Company have agreed to license to the Company and/or its Subsidiaries Intellectual Property owned by such Person and which may be incorporated into Intellectual Property assigned by such individual to the Company and/or its Subsidiaries, (z) Shrink Wrap Licenses);

(xv) any labor, collective bargaining agreement or similar agreements;

(xvi) any Contract with any director, officer or Affiliate of the Company or any of the Company’s Subsidiaries;

(xvii) any Contract that (A) provides for the acceleration of the vesting of any Company Option or Other Company Equity Based Award or (B) requires the Company or any of its Subsidiaries to make any payment, in each case, as a result of the transactions contemplated by this Agreement; and

(xviii) any Contract (in the case of a Contract with a municipality, county or similar level Governmental Body in excess of $10,000) with a Governmental Body or upper tier or prime contractor, in each case for the provision of products or services to a Governmental Body as a customer.

(b) The Company has Made Available to Parent true, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company’s Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the Agreement Date, none of the Company nor any of the Company’s Subsidiaries party to, nor, to the Company’s Knowledge, any other party to any Material Contract is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty, (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company or (iv) result in the loss of any material benefit of the Company, in each case, under any Material Contract. Part 3.11(b) of the Disclosure Schedule sets forth all Top Contracts that require consent, approval, authorization, permits, action, filing or notification in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.

(c) Except as set forth on Part 3.11(c)) of the Disclosure Schedule (and whether or not disclosed in the Company SEC Documents), (i) the Company and its Subsidiaries have no outstanding Liabilities or ongoing obligations to Compuware Corporation or its Affiliates and (ii) Compuware Corporation and its Affiliates have no right, title or interest in any Intellectual Property or other asset used by the Company and its Subsidiaries in their business.

3.12 Compliance with Law; Permits.

(a) Since March 31, 2014, the Company and each of its Subsidiaries have been in compliance in all material respects with and have not been in default under or in violation of any applicable Law. Neither the Company nor any of the Company’s Subsidiaries has received any written notice or to the Company’s Knowledge, oral notice, since March 31, 2014 that remains unresolved (i) of any Legal Proceeding by any Governmental Body relating to the Company or any of the Company’s Subsidiaries or (ii) from any Governmental Body alleging that the Company or any of the Company’s Subsidiaries are not in compliance with any applicable Law in any material respect.

(b) The Company and its Subsidiaries are in possession of, and are in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any Company Permit or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Company Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Since March 31, 2014, (i) neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person acting on their behalf, violated or made any unlawful payment under any anti-bribery, anti-corruption or similar Laws and (ii) neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Body that alleges any of the foregoing. To the Company’s Knowledge, there is no allegation, investigation or inquiry regarding the Company’s or any of its Subsidiaries’ actual or possible violation of any anti-bribery, anti-corruption or similar Laws. No director or officer of the Company or any of the Company’s Subsidiaries has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of the Company’s Subsidiaries.

3.13 Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Schedule: (a) to the Company’s Knowledge, the Company and its Subsidiaries are, and at all times since March 31, 2014, have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations; and (b) since March 31, 2014, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except in each case, for any violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification which would not reasonably be expected to have a Company Material Adverse Effect.

3.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the Company or its Subsidiaries with any Governmental Body on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in compliance with all applicable Laws. All Taxes required to be paid by the Company or its Subsidiaries on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with Section 3.14(b) below.

(b) The Company Balance Sheet fully accrues all actual and contingent Liabilities for Taxes of the Company or any of its Subsidiaries with respect to all periods through the Company Balance Sheet Date in accordance with GAAP, except for Liabilities for Taxes incurred since the Company Balance Sheet Date in the ordinary course of the operation of the business of the Company and its Subsidiaries.

(c) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or its Subsidiaries and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company or any of its Subsidiaries has been granted (by the Company or any other Person), and no such extension or waiver has been requested by the Company. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has been, and the Company and its Subsidiaries will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code or a determination within the meaning of Section 1313(a) of the Code or any other agreement settling Tax Liabilities or any comparable provision under state or foreign tax Laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where neither the Company nor any of its Subsidiaries files a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) Other than the Second Amended and Restated Tax Sharing Agreement, dated as of October 31, 2014, by and among Compuware Corporation and its Affiliates and Covisint Corporation and its Affiliates, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any contractual obligation under any Tax allocation or sharing agreement (except for customary agreements to indemnify lenders or security holders in respect of Taxes or other agreements of which the primary subject matter is not Taxes).

(f) Other than by reason of the distribution by Compuware Corporation to its shareholders of approximately 80% of the shares of Covisint Corporation as of October 31, 2014, the Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. The Company is not, nor has it been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, and neither Parent nor Merger Sub will be required to withhold any Tax on the purchase of the Company by reason of Section 1445 of the Code.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent and the affiliated group of which Compuware Corporation was the common parent for periods ending on or before October 31, 2014.

(h) The Company has disclosed on its federal Tax Returns all positions that would give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Law.

(i) The Company has not participated, nor is it currently participating, in a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or in a similar transaction under any corresponding or similar Law.

(j) Any “non-qualified deferred compensation plan” (as such term is defined under Code Section 409A(d)(1) and the guidance issued thereunder) of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries is obligated to make any payments or other awards (i) is either exempt from, or is subject to and meets and has met the requirements of Code Sections 409A(a)(2), (3) and (4), (ii) is and has been operated in all material respects in operational and documentary compliance with such requirements, (iii) is and has been operated in good faith compliance with the transitional relief and all guidance and regulations provided by the Internal Revenue Service under Section 409A of the Code, and (iv) has not been funded by an off-shore arrangement described in Code Section 409A(b)(1).

3.15 Escheat of Abandoned Property.

(a) The Company and its Subsidiaries have not filed with the appropriate Governmental Bodies, including the State of Michigan, any reports related to any abandoned or unclaimed property.

(b) To the Company’s Knowledge, neither Company nor any of its Subsidiaries is currently under audit with respect to the Revised Uniform Unclaimed Property Act or similar laws, whether by a Governmental Body or its agent or consultant, nor has any such audit been threatened by a Governmental Body or its agent or consultant, nor has a Governmental Body or its agent or consultant requested information in preparation for a potential such audit.

3.16 Employee Benefit Matters.

(a) Part 3.16(a) of the Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, and any other pension, retirement, incentive, bonus, employment, consulting, change in control, retention, severance, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plan, policy, program, practice, agreement, understanding or arrangement (whether formal or informal, written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company or any Subsidiary (or to any dependent or beneficiary thereof) (collectively, “Company Employees”), which is maintained, sponsored or contributed to by the Company or any Subsidiary, or under which the Company or any Subsidiary has any material Liability, whether actual or contingent (each a “Company Benefit Plan”). The Company has made available to Parent copies of all material documents evidencing the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents, to the extent applicable. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(b) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s Knowledge, no event has occurred that would reasonably be expected to result in a disqualification of any such Company Benefit Plan; (ii) to the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that would reasonably be expected to result in a Company Material Adverse Effect; and (iii) no suit, administrative proceeding, Action or other litigation has been brought, or to the Company’s Knowledge, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefit claims and appeals).

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. The Company has no Liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder.

(d) Except as set forth in Part 3.16(d) of the Disclosure Schedule, the consummation of any of the transactions contemplated by this Agreement, alone or in combination with a termination of any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any material Liability under any Company Benefit Plan, or accelerate the time of payment or funding or vesting or increase the amount of compensation or benefits due to any such person. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of any of the transactions contemplated by this Agreement, by any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. Neither the Company nor any of the Company’s Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company’s Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision. Each Company Benefit Plan that is a “group health plan” (as defined in Code Section 5000(b)) has at all times been in material compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable Law.

(e) Except as set forth in Part 3.16(e) of the Disclosure Schedule or as required by Law, no Company Benefit Plan or any other arrangement provides any post-employment medical, welfare or life insurance benefit coverage.

(f) There is no pending or, to the Company’s Knowledge, threatened: (i) strike; (ii) work stoppage; or (iii) other labor dispute against the Company that may interfere with the business activities of the Company, except in the case of (iii) where such dispute would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Part 3.16(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or collective bargaining relationship with any labor organization.

(g) To the Company’s Knowledge, (i) each Company Benefit Plan that is maintained outside the United States (an “International Employee Plan”) is, and has been, established, registered (where required),

qualified, administered, operated, funded (where required) and invested in compliance in all material respects with the terms thereof and applicable Law, (ii) with respect to each material International Employee Plan, all required material filings and reports have been made in a timely manner with all Governmental Bodies, (iii) all material obligations of the Company and the Company’s Subsidiaries to or under the material International Employee Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of the Company’s Subsidiaries, (iv) full payment has been made in a timely manner of all material amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no material Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (vi) to the Company’s Knowledge, no event has occurred with respect to any material registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or would otherwise reasonably be expected to have an adverse effect on the tax status of any such material International Employee Plan and (vii) no contribution holidays have been taken under any of the material International Employee Plans, and there have been no material withdrawals of assets or transfers from any material International Employee Plan, except in accordance with applicable Law.

(h) To the Company’s Knowledge, all contracts of employment with any employee of the Company or any of the Company’s Subsidiaries who provide services outside the United States (“Foreign Employees”), director or consultant can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of applicable Law, compensation for unfair dismissal applicable by virtue of applicable Law or compensation for services rendered prior to such termination).

3.17 Labor and Employment Matters.

(a) The Company and each of the Company’s Subsidiaries are in material compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination Laws. As of the Agreement Date, (i) there are no material charges, complaints, audits or investigations pending or scheduled by any Governmental Body pertaining to the employment practices of the Company or, to the Company’s Knowledge, otherwise threatened in writing against it, and (ii) no written complaints relating to employment practices of the Company have been made to any Governmental Body or submitted to the Company. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(b) The Company and each of the Company’s Subsidiaries, with respect to each Company Employee: (i) has withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employees, consultants, independent contractors and directors, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees, consultants, independent contractors and directors (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Neither the Company nor any of the Company’s Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, Contract or understanding with a labor union, organization, group or association, works council or other employee representative body. The Company and each of the Company’s Subsidiaries are in compliance in all material respects with the terms of the collective bargaining agreements and applicable Law with respect thereto. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened in writing, labor strike, lockout, slowdown or work stoppage involving the Company or any of the Company’s Subsidiaries or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last five (5) years. Neither the Company nor any of the Company’s Subsidiaries has informed and consulted or is required to inform and/or consult any works council or similar body in connection with the signing of this Agreement and the transactions contemplated hereunder.

(d) WARN Act. Since March 31, 2014, neither the Company nor any of the Company’s Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law, and no such action will be implemented without advance notice and consent of Parent.

(e) Key Employees. As of the Agreement Date, (i) no employee who has target annual cash compensation of at least $200,000 has given written notice that such employee is resigning or, to the Company’s Knowledge, intends to resign within 90 days following consummation of the transactions contemplated herein, and (ii) the Company has not given any notice to terminate any such employee.

3.18 Real Property; Leasehold.

(a) Neither the Company nor any of its Subsidiaries owns a fee interest in any real property.

(b) Part 3.18(b) of the Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Company’s Subsidiaries (each, a “Leased Real Property”). The Company has Made Available to Parent complete and correct and executed copies of each lease, sublease or other occupancy agreement, in each case including all amendments thereto (each, a “Lease Agreement”) for each Leased Real Property. All of the Lease Agreements are valid and binding obligations of the Company or one of the Company’s Subsidiaries, as applicable, and are in full force and effect. The Company or one of the Company’s Subsidiaries has a valid leasehold, subleasehold or similar interest in each Leased Real Property, to the Company’s Knowledge, free and clear of all Encumbrances except for Permitted Encumbrances. Either the Company or one of the Company’s Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by the Company or any of the Company’s Subsidiaries or, to the Company’s Knowledge, by any counterparty under any Lease Agreement.

(c) The premises demised pursuant to the Lease Agreements are in all material respects in sufficient condition for the operation of the Company’s business as currently conducted by the Company.

3.19 Insurance. Part 3.19 of the Disclosure Schedule sets forth a true, complete and correct list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company’s Subsidiaries (each a “Company Insurance Policy”). Each such Company Insurance Policy is in full force and effect and all premiums due thereon as of the Agreement Date have been paid in full. To the Company’s Knowledge: (a) neither the Company nor any of its Subsidiaries is in material breach or default under any Company Insurance Policy; and (b) no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination or material modification, under any Company Insurance Policy. Neither the Company nor any of the Company’s Subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to dispute or deny any material claim thereunder. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will result in the termination or cancellation of such Company Insurance Policies.

3.20 Legal Proceedings.

(a) As of the Agreement Date, there is no Legal Proceeding pending (or, to the Company’s Knowledge, threatened): (i) by any Governmental Body with respect to the Company or any of its Subsidiaries; (ii) that involves a controversy over $50,000; (iii) that if determined adversely would have or would reasonably be expected to have a Company Material Adverse Effect; or (iv) that challenges or seeks to prevent, delay or make illegal the Merger or any of the other transactions contemplated by this Agreement. As of the Agreement Date, there is no existing (or, to the Company’s Knowledge, threatened) Restraint to which the Company, its Subsidiaries or any of the assets owned or leased by the Company or its Subsidiaries, is subject. Part 3.20(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Legal Proceedings, investigations and examinations resolved or settled between January 1, 2014 and the Agreement Date that would be, but for such resolution or settlement, material to the Company and the Company’s Subsidiaries, taken as a whole.

(b) Except as set forth on Part 3.20(b) of the Disclosure Schedule (and whether or not set forth in the Company SEC Documents), neither the Company nor any of its Subsidiaries has any outstanding Liabilities under the Settlement Agreement and the Settlement Agreement fully and finally resolved all matters in dispute among the parties thereto.

3.21 Environmental Matters. Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries;

(b) there are no pending or, to the Company’s Knowledge, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or its Subsidiaries or, to the Company’s Knowledge, any property leased by the Company or its Subsidiaries alleging non-compliance with or Liability under any Environmental Law; and

(c) neither the Company nor any of its Subsidiaries has stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to Liability under any Environmental Laws.

3.22 Customers; Suppliers. Part 3.22 of the Disclosure Schedule sets forth a correct and complete list, as of the Agreement Date of (a) the third party customers, resellers and/or distributors that make up no less than sixty-five percent (65%) of the revenue of the Company and the Company’s Subsidiaries, taken as a whole, for the combined two-year period ended March 31, 2017 (each, a “Major Customer”) and the amount of consideration paid to the Company and the Company’s Subsidiaries by each Major Customer during such period and (b) the top ten (10) third party suppliers and service providers for the Company and the Company’s Subsidiaries, taken as a whole, for the two-year period ended March 31, 2017 (each, a “Major Supplier”) and the amount of consideration paid to each Major Supplier by the Company and the Company’s Subsidiaries during such period. To the Company’s Knowledge, during the twelve (12) month period prior to the Agreement Date, neither the Company nor any of its Affiliates (including the Company’s Subsidiaries) has received from any Major

Customer or Major Supplier any serious indication of an intent to cancel, terminate or otherwise adversely modify in any material respect its relationship with, or materially decrease its usage of, the Company or any of the Company’s Subsidiaries or their services.

3.23 Sanctions Laws.

(a) The Company and its Subsidiaries, taken as a whole, conduct, and have at all times within the past five (5) years conducted, all trade activities in compliance with all Sanctions Laws applicable to or governing the conduct of the Company’s and its Subsidiaries’ business. Without limiting the foregoing, since March 31, 2012: (i) the Company and its Subsidiaries have obtained all export licenses or other authorizations and invoked all license exceptions related to any activity of the Company and its Subsidiaries that is governed by Sanctions Laws (collectively, “Trade Authorizations”), including authorizations (whether licenses, approvals, license exceptions or license exemptions) required for (A) the import, export or re-export of products, services, software and technologies, (B) releases of technologies and software to non-U.S. nationals whether located in the United States or abroad, and (C) transactions with foreign persons; (ii) the Company and its Subsidiaries are and have been in compliance with the material terms of all applicable Trade Authorizations; and (iii) there are no pending actions, investigations or inquiries by any Governmental Body with respect to Sanctions Laws involving the Company or its Subsidiaries (nor, to the Company’s Knowledge, has any such action, investigation or inquiry been threatened in writing).

(b) None of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any officer or director of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority in any jurisdiction where the Company or any of its Subsidiaries conducts material business (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”).

(c) Neither the Company nor any of the Company’s Subsidiaries, directly or indirectly, has or in the past five (5) years has had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.

(d) Part 3.23(d) of the Disclosure Schedule sets forth the export control classification number for each of the Company’s products. The export control classification numbers are true and correct in all respects, and none of the Company’s products are subject to the International Traffic in Arms Regulations (ITAR).

3.24 Fairness Opinion. The Company Board has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Shares and, as of the Agreement Date, such opinion has not been withdrawn, revoked or modified.

3.25 Brokers. Except for Evercore Group L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by the Company.

3.26 Appraisal Rights. The Company Board has not adopted any resolution that would have the effect of granting the Company’s shareholders dissenter’s or appraisal (or similar) rights.

3.27 Information in Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement that are supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

3.28 No Other Representations.

(a) Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company hereunder, neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated in this Agreement.

(b) Neither the Company, its Subsidiaries nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or its or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in the Data Room or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated in this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or any certificate delivered by the Company hereunder.

(c) Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges and agrees that: (i) neither Parent nor Merger Sub nor any of their Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or operations, including with respect to any information provided or made available to the Company or any of their respective Affiliates or Representatives or any other Person; and (ii) it is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

(d) Nothing in the foregoing paragraphs of this Section 3.28 shall in any way lessen or limit the representations and warranties of the Company in this Article III or the covenants or agreements of the Company in this Agreement, as well as Parent and Merger Sub’s right to rely upon such representations, warranties, covenants and agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1 Qualifications; Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, restrict, prevent, prohibit, impede or materially delay the consummation of Merger and the transactions contemplated by this Agreement or prevent or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger (any such prevention, delay or impairment, a “Parent Material Adverse Effect”).

4.2 Corporate Authority; Non-contravention.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and except for the filing of the Certificate of Merger with the Michigan LARA, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar Laws of any foreign jurisdiction; and (iii) the other consents and/or notices set forth on Part 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (iii), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 4.2(b), and receipt of the Parent Approvals, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational documents of Parent or Merger Sub; (ii) contravene or conflict with in any material respect or constitute a violation in any material respect of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material contract binding upon Parent or Merger Sub or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3 No Legal Proceedings Challenging the Merger. As of the Agreement Date: (a) there is no Legal Proceeding pending against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement; and (b) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement.

4.4 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no Liabilities other than those contemplated by this Agreement.

4.5 Information Supplied. None of the information supplied or to be supplied to the Company in writing by or on behalf of Parent, Merger Sub or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6 Availability of Funds. Parent has available to it as of the Agreement Date and will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all Company Shares outstanding at the Effective Time. Each of Parent and Merger Sub expressly acknowledge and agree that its obligation to consummate the Merger and the other transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent or Merger Sub.

4.8 Interested Shareholder. None of Parent, Merger Sub, any of Parent’s Subsidiaries and any of their respective Affiliates, is or has been, an “interested shareholder” of the Company as defined in Section 778(2) of the MBCA. None of Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

4.9 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, each of Parent and Merger Sub hereby acknowledges and agrees that: (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person; and (b) it is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V COVENANTS

5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of: (a) the Effective Time; and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours, upon reasonable notice by Parent, to the respective Representatives of the Company and each of its Subsidiaries, and to the books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Company and its Subsidiaries; and (ii) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company and, with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to the employees of the Company and its Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. Information obtained by Parent or Merger Sub pursuant to this

Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any of its Subsidiaries to permit any inspection, or to disclose or provide any access to any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality to any Person or otherwise breach, contravene or violate, or constitute a default under, or give any Person the right to terminate or accelerate any obligations under, any Contract in effect as of the date hereof to which the Company or any of its Subsidiaries is a party; (B) result in a violation of applicable Law; or (C) reasonably be expected to violate or result in a waiver, loss or impairment of any attorney-client privilege or work product doctrine or similar applicable privilege or legal protection. Any investigation conducted pursuant to this Section 5.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s existing security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 5.1. Nothing in this Section 5.1 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any appraisals or opinions. No information or knowledge obtained by Parent or Merger Sub pursuant to this Section 5.1 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

5.2 Operation of the Company’s Business.

(a) Except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(a) of the Disclosure Schedule or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and consistent with past practices and in compliance in all material respects with applicable Law, and the Company will use and will cause its Subsidiaries to use commercially reasonable efforts to (i) maintain and preserve intact its (A) business organization, assets and technology, and (B) present relationships with those Persons having significant business relationships with the Company or its Subsidiaries, (ii) keep available the services of its current executive officers and key employees and (iii) maintain in effect all material Governmental Authorizations.

(b) Without limiting the generality of the foregoing, except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(b) of the Disclosure Schedule, or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed with respect to clauses (viii), (x), (xi), (xii), (xiii), (xviii), (xxi) and (xxii) below), during the Interim Period, the Company shall not, and shall not cause, permit or authorize any of its Subsidiaries to:

(i) amend or permit the adoption of any amendment to the Company Charter Documents;

(ii) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(iii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine or reclassify any capital stock; or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(iv) sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (x) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or the vesting of any Other Company Equity Based Award under the Company Option Plan, in each case, to the extent such Company Options or Other Company Equity Based Awards are outstanding on the Agreement Date; and (y) the Company may adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company shareholders in connection therewith;

(v) amend any term of any Company Security or any security of any of the Company’s Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(vi) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company’s Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of the Company or any of the Company’s Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company’s Subsidiaries under any similar Law;

(vii) create any Subsidiary of the Company or any of the Company’s Subsidiaries or establish a branch or other permanent establishment of the Company or any of the Company’s Subsidiaries;

(viii) make or forgive any loan to any Person (other than advances to Company Employees in the ordinary course of business consistent with past practice for travel and other routine expense reimbursement), or incur or guarantee any indebtedness for borrowed money;

(ix) other than as required by GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(x) change in any material respect the policies or practices regarding the collection or payment of accounts receivable or accounts payable or fail to comply in any material respect with such policies or practices;

(xi) except in the ordinary course of business consistent with past practice, (A) accelerate, terminate (unless such termination occurs by its terms), cancel, materially amend, grant a material waiver under or otherwise materially modify any Material Contract or Lease Agreement or any Contract that would constitute a Material Contract if in effect as of the Agreement Date or (B) enter into any Lease Agreement or any Contract that would constitute a Material Contract if in effect as of the Agreement Date;

(xii) make any capital expenditures in excess of $100,000 in the aggregate;

(xiii) grant or suffer to exist any material Encumbrance on any properties or assets, tangible or intangible, of the Company or any of the Company’s Subsidiaries other than Permitted Encumbrances;

(xiv) sell, lease, pledge, abandon, license, assign or otherwise dispose of any of the material tangible or intangible assets, properties or rights of the Company or any of the Company’s Subsidiaries except for (A) non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice and (B) the sale, lease, license or disposal of the products and services of the Company and its Subsidiaries in the ordinary course of business;

(xv) make any Company Software available to the public, or cause such Company Software to be subject to any “copyleft” or other similar obligation or condition that requires or conditions the distribution of such Company Software on the disclosure, licensing, or distribution of the Source Code for the Company Software, except to the extent the same has been in accordance with past practices that have been disclosed to Parent prior to the Agreement Date;

(xvi) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in or all or substantially all of the assets of any Person;

(xvii) enter into a new line of business or abandon or discontinue any existing line of business;

(xviii) settle, pay, discharge or satisfy any Legal Proceeding (other than a Shareholder Proceeding, which is addressed exclusively in Section 5.12) where such settlement, payment, discharge or satisfaction would (A) require the payment by the Company and/or any of the Company’s Subsidiaries of an amount in excess of $50,000 or (B) impose any material restrictions or limitations upon Parent, Merger Sub, the Company and/or their Affiliates (including the Surviving Corporation) or their operations or business, whether before, on or after the Effective Time;

(xix) commence any Legal Proceeding other than for the routine collection of invoices or enforcement of this Agreement;

(xx) except as required by applicable Law or agreements existing as of the Agreement Date, (A) pay bonuses or increase the compensation payable or that could become payable by the Company or any of the Company’s Subsidiaries to directors, officers or employees, (B) enter into any new or amend in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, officers or employees, (C) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plan, International Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan or International Employee Plan if it were in existence as of the Agreement Date, except in each case as permitted by Section 2.6, (D) enter into any third party Contract with respect to a Company Benefit Plan or International Employee Plan (including contracts for the provision of services to such Company Benefit Plan or International Employee Plan, including benefits administration), (E) except in each case as permitted by Section 2.6, accelerate any rights or benefits or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Company Benefit Plan or International Employee Plan with respect to the matters described in Section 2.6, (F) grant or amend any equity or equity-based awards except as required by the Company Option Plan or as provided in Sections 2.6 or 5.2(b)(iv) or (G) (1) hire, replace, or terminate the employment or services of any executive officer or key employee (other than for cause) or (2) replace a departing executive officer; provided, that, in the case of clause (2) such consent not to be unreasonably withheld, conditioned or delayed so long as the compensation to be paid to the replacement executive officer is on substantially the same terms as the compensation paid to such departing executive officer); provided, further, that no such prior written consent shall be required to hire or replace a Person who is not an executive officer so long as the compensation to be paid to such Person shall not exceed $100,000 per annum;

(xxi) undertake any internal reorganization;

(xxii) cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any Company Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, other than if the Company determines in its reasonable judgment that maintaining, prosecuting, protecting, defending, and/or renewing such Company Intellectual Property is no longer in the best interest of the Company or its Subsidiaries;

(xxiii) settle or compromise any material claim relating to Taxes, amend any material Tax Return, or make or change any material Tax election;

(xxiv) enter into any transaction that, if it existed on the Agreement Date, would be required to be disclosed in Part 3.7 of the Disclosure Schedule; or

(xxv) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.3 No Solicitation by the Company; Other Offers.

(a) Subject to Section 5.3(b) and the remainder of this Section 5.3, from the Agreement Date until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the

Company shall not, nor shall it authorize or permit any of its Subsidiaries or authorize or direct any of its or their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or furnish to any Person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating any Acquisition Proposal; (iii) enter into any letter of intent, acquisition agreement or other agreement (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal or with respect to any proposal, offer or inquiry that would reasonably be expected to lead to an Acquisition Proposal; or (iv) resolve or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries or its or their respective directors and officers to, and shall direct its and their other Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person (other than Parent and its Representatives) previously conducted with respect to any Acquisition Proposal, (B) terminate access by any third party (other than Parent and its Representatives) to any due diligence or electronic or physical data room with respect to any Acquisition Transaction, (C) request the prompt return or destruction of any confidential or proprietary information provided to any third party (other than Parent and its Representatives) in connection with an Acquisition Proposal during the preceding twelve (12) months and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into in connection with an Acquisition Transaction; provided, that nothing in this Section 5.3 shall prohibit the Company from granting waivers of any standstill provision to the extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Company Board in accordance with the terms of this Section 5.3. Any act or omission by a Representative of the Company or its Subsidiaries that would, if taken by the Company, constitute a violation of this Section 5.3, shall constitute a violation of this Section 5.3 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if after the Agreement Date but prior to the Effective Time, (i) the Company or any of its Subsidiaries, or any of its or their respective Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group that did not result from a breach of this Section 5.3 by the Company, and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel and based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the actions described in clause (A) or (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company Board (or a duly authorized committee thereof), subject to compliance with this Section 5.3, shall be permitted to: (A) furnish information with respect to the Company and each of its Subsidiaries to the Person or group who has made the Acquisition Proposal; provided that the Company shall (x) promptly (and in any event within twenty-four (24) hours) have Made Available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or Made Available to such Person or group and that was not previously provided or Made Available to Parent, and (y) prior to furnishing any material non-public information, the Company shall have first entered into an Acceptable Confidentiality Agreement with such Person or group; and (B) engage in discussions or negotiations with such Person or group regarding such Acquisition Proposal.

(c) Except as otherwise provided in this Agreement (including Section 5.3(d), Section 5.3(e) or Section 5.3(f)), neither the Company Board nor any duly authorized committee thereof shall: (i)(A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the holders of Company Shares; (D) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement thereof; (E) take any action to exempt any Person or group (other than Parent and its Affiliates) from Section 778(2) of the MBCA or any other applicable state takeover statue; or (F) fail to publicly affirm the Company Board Recommendation within three (3) Business Days after written request from Parent following an Acquisition Proposal that has been publicly announced or publicly or privately made known to the shareholders of the Company (any action being described in clause (i) being referred to herein as an “Adverse Recommendation Change”); or (ii) cause or permit the Company or any one or more Subsidiaries thereof to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement (including any joint venture agreement, partnership agreement or other similar agreement) or commitment (other than an Acceptable Confidentiality Agreement) to undertake an Acquisition Transaction with any Person or group from whom the Company has received an Acquisition Proposal or an offer, proposal or inquiry relating to a potential Acquisition Proposal, or requiring or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede or interfere with this Agreement and the transactions contemplated hereby (including the Merger), or requiring or reasonably expected to cause the Company to fail to comply with this Agreement (a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement (but subject to compliance with Section 5.3(e) and the other paragraphs of this Section 5.3), at any time after the Agreement Date but prior to the Effective Time, if, in response to an unsolicited written Acquisition Proposal made after the Agreement Date that did not result from a breach of this Section 5.3, the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.1(d)(ii) unless the Company (A) has complied with its obligations set forth in Section 5.3(e), (B) pays, or causes to be paid, to Parent, the Termination Fee payable pursuant to Section 7.3 prior to or concurrently with such termination and (C) concurrently with such termination, enters into a definitive Company Acquisition Agreement with respect to such Superior Proposal.

(e) Notwithstanding anything to the contrary set forth in Section 5.3(c) or any other provision contained in this Agreement:

(i) if the Company has received a Superior Proposal, the Company Board (or a duly authorized committee thereof) may terminate this Agreement pursuant to Section 7.1(d)(ii) to accept such Superior Proposal, but only if (1) the Company provides Parent prior written notice of its intent to terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action (a “Superior Proposal Notice”) and specifying in reasonable detail the reasons for such actions, the material terms and conditions of such Superior Proposal and, if available, including in the Superior Proposal Notice a copy of the relevant proposed transaction agreement (it being understood that such Superior Proposal Notice shall not in itself be deemed a notice to terminate this Agreement, subject to the Company’s compliance otherwise with this Section 5.3); (2) during such four (4) Business Day period following Parent’s receipt of the Superior Proposal Notice, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate in good faith with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate such Superior Proposal constituting a Superior Proposal (and therefore constituting the basis for the termination of this Agreement pursuant to Section 7.1(d)(ii)); and (3) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with financial advisors and outside legal counsel) that such Superior Proposal, taking into account any adjustments proposed by Parent pursuant to the preceding clause (2) of this Section 5.3(e)(i), still constitutes a Superior Proposal and therefore that the failure to terminate this Agreement pursuant to Section 7.1(d)(ii) would be inconsistent with its fiduciary duties under applicable Law; or

(ii) other than in connection with a Superior Proposal, the Company Board (or a duly authorized committee thereof) may make an Adverse Recommendation Change in response to an Intervening Event, if and only if: (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) the Company then provides Parent prior written notice of its intent to make an Adverse Recommendation Change at least four (4) Business Days prior to the taking of such action (an “Adverse Recommendation Change Notice”) and describing the Intervening Event that is the basis for such action in reasonable detail (it being understood that such Adverse Recommendation Change Notice shall not in itself be deemed an Adverse Recommendation Change) and providing reasonable supporting documentation relating to the basis or bases therefor; (C) during the four (4) Business Day period following Parent’s receipt of the Adverse Recommendation Change Notice related to the Intervening Event, the Company shall, and shall cause its financial advisors and outside legal counsel and other Representatives to, negotiate with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate the basis for an Adverse Recommendation Change; and (D) following the end of such four (4) Business Day period, the Company Board (or a duly authorized committee thereof) shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer in response to the Adverse Recommendation Change Notice, that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

For purposes of clauses (i) and (ii) of this Section 5.3(e), if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice or an Adverse Recommendation Change Notice, makes an offer that, as determined in good faith by the Company Board (after consultation with its financial advisors and outside legal counsel) results in the applicable Acquisition Proposal no longer being a Superior Proposal or the Intervening Event not otherwise constituting a basis for an Adverse Recommendation Change, then the Company shall have no right to terminate this Agreement pursuant to Section 7.1(d)(ii) as a result of such Acquisition Proposal or Intervening Event. Any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice; provided, however, that the four (4) Business Day periods in this Section 5.3(e) otherwise applicable to such revised Superior Proposal shall thereafter instead be two (2) Business Day periods.

(f) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing in the event that the Company or its Representatives receive any offers, proposals or inquiries relating to any Acquisition Proposal or any non-public information with respect to any Acquisition Proposal that is requested from the Company and its Representatives, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including the identity of the third party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) promptly notify Parent if the Company or such third party has decided to not pursue such Acquisition Proposal and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Acquisition Agreements and any financing commitments related thereto. The Company shall keep Parent reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of any such Acquisition Proposals. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing if the Company Board determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b).

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by or otherwise complying with Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company). No disclosures under this Section 5.3(g) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) pursuant to clause (ii) of this Section 5.3(g) shall constitute an Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

5.4 Company Shareholders Meeting.

(a) As promptly as reasonably practicable following the Agreement Date (and in any event within ten (10) calendar days hereof), subject to the Company having received all information required from Parent and the Company’s financial advisors, the Company shall prepare and file with the SEC a proxy statement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”), which shall, subject to Section 5.3, include the Company Board Recommendation. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC, and the Company shall consider in good faith Parent and its counsel’s comments and discuss the same with them. The Company shall promptly provide Parent and Merger Sub, and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such comments and proposed responses and the Company shall consider the same in good faith and discuss the same with Parent and its counsel.

(c) The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to and to otherwise resolve all comments received on the Proxy Statement by the SEC, and Parent shall cooperate in good faith therewith. The Company shall cause the definitive Proxy Statement to be mailed promptly after the earlier of such time as the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Body in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each party will cause the information relating to such party supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Company Shareholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that: (i) no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement; and (ii) no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(e) Subject to the other provisions of this Agreement, the Company shall: (i) take all action necessary in accordance with the MBCA and the Company Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the approval and adoption of this Agreement, including the Merger (the “Company Shareholders Meeting”), as soon following the Agreement Date and in any event within ten (10) calendar days following the earliest date that is permitted by the Company Charter Documents, applicable Law and NASDAQ listing requirements; and (ii) unless the Company Board shall have terminated this Agreement in accordance with Section 7.1(d)(ii), use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. Notwithstanding the foregoing, once the Company Shareholders Meeting has been noticed and called, any postponement or adjournment of the Company Shareholders Meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than in the event that the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that if the Company Shareholders Meeting is postponed or adjourned to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Company Shareholders Meeting has been postponed or adjourned (provided, that the foregoing proviso may not be used to delay the Outside Date to later than October 6, 2017). From and after the Agreement Date, unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its shareholders at the Company Shareholders Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so.

(f) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors, or Parent or any of its Affiliates or its or their respective officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as applicable, shall promptly inform Parent or the Company, respectively. Each of Parent, Merger Sub and the Company agree to use reasonable best efforts to correct as promptly as practicable any material information provided by it for use in the Proxy Statement which shall have become false or misleading.

5.5 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause each of the conditions applicable to it with respect to the Merger set forth in Article VI to be satisfied as promptly as practicable after the Agreement Date; (ii) obtain, as promptly as practicable after the Agreement Date, and maintain all necessary actions or non-actions and Consents from any Governmental Bodies and customers and make all necessary registrations, declarations and filings with any Governmental Bodies that are necessary for it to consummate the Merger and the other transactions contemplated hereby; and (iii) resist, contest, appeal and remove any Legal Proceeding applicable to such party and to have vacated, lifted, reversed or overturned any Restraint applicable to it, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains such party with respect to the transactions contemplated hereby; provided, however, that in the case of clauses (i) and (ii) no party shall be required to pay any material consideration therefor. Notwithstanding anything to the contrary herein, none of Parent, Merger Sub or the Company shall be required to pay, and the Company shall not pay (without the prior written consent of Parent), any consent or other similar fee or consideration or otherwise assume or incur or agree to assume or incur any Liability or forego any right, in each case that is material, to obtain any Consent of any Person (including any Governmental Body) under any Contract or otherwise, in connection with the transactions contemplated by this Agreement, including the Merger.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall provide such information and execute such further instruments and written assurances as may be reasonably requested by the other parties and assist and cooperate with the other parties, in each case in accordance with the terms of this Agreement, in order to carry into effect the intents and purposes of, and to consummate the transactions contemplated by, this Agreement as promptly as practicable after the Agreement Date; provided, however, that this Section 5.5(b) shall not require any party to incur any material Liability, obligation or expense, or forego any material benefit, right or privilege, or otherwise agree to change any terms of this Agreement.

5.6 Reserved.

5.7 Public Statements and Disclosure. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent reasonably practicable, consult with the other prior to issuing (or causing or permitting its Affiliates or Representatives to issue) any public release or make any public announcement (including by scheduling any press conference or conference call with investors or analysts) concerning this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or otherwise make any such public announcement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or any other applicable stock exchange on which Parent may be listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto a reasonable opportunity (taking into account the circumstances) to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made by the Company in compliance with Section 5.3(g). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 5.7, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement and (b) each party may, to the extent it has reasonably attempted to coordinate with the other party, where practicable, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7 and provided that such public statements do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby.

5.8 Director and Officer Liability.

(a) For six (6) years after the Effective Time, the Surviving Corporation (or any successor thereto) shall indemnify, defend and hold harmless the present and former, and any other persons who become prior to the Effective Time, directors and officers of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Michigan Law or provided under the Company Charter Documents as in effect on the Agreement Date.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter Documents in existence as of the Agreement Date.

(c) Prior to the Effective Time, the Company shall purchase a six (6) year fully prepaid non-cancellable “tail” or “runoff” directors and officers liability insurance (including fiduciary liability) policy from a carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of fiduciary duty or any other matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those contained in such policy in effect on the Agreement Date. In the event any such policy is not available on a fully prepaid basis, then the Company shall, prior to the Effective Time, purchase such policy for as long a term as is then available, and Parent shall or shall cause the Surviving Corporation or any successor thereto, for the remaining period up to and including six (6) years after the Closing Date, purchase and keep such policy available at all times during such period; provided that if the premiums required to be paid by Parent (or the Surviving Corporation or any successor thereto) for such insurance policy would exceed 300% of the current annual premium paid by the Company for the directors’ and officers’ liability insurance in effect as of the date hereof, then Parent or the Surviving Corporation (or any successor thereto) shall cause to be maintained policies of insurance that provide the maximum coverage available at an aggregate premium equal to 300% of the Company’s current premium for its insurance policy as of the date hereof.

(d) From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement between the Company or any of its Subsidiaries and any Indemnified Party; and (ii) any advancement of costs or expenses or indemnification provisions and any exculpation provision set forth in the Company Charter Documents as in effect on the Agreement Date. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent (or any successors thereto), as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clause (i) or (ii) of this Section 5.8(d), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved.

(e) If Parent or the Surviving Corporation or any of their successors or assigns, as the case may be, (A) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer or otherwise convey all or substantially all of its properties and assets to any other Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, shall assume in writing all of the obligations set forth in this Section 5.8.

(f) Except as required by applicable Law, the obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Parties (or any other person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c)) without the prior written consent of such affected Indemnified Parties or other person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c). Each of the Indemnified Parties or other persons who are beneficiaries under the “tail” or “runoff” policy referred to in Section 5.8(c) (and, if and to the extent applicable, their heirs and representatives) are intended to be third party beneficiaries of this Section 5.8, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and, if and to the extent applicable, their heirs and representatives) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the articles of incorporation, bylaws or other equivalent organizational documents of the Company or any Subsidiary of the Company, any and all indemnification agreements of or entered into by the Company or any Subsidiary of the Company, or applicable Law (whether at law or in equity).

5.9 Notification of Certain Events. During the Interim Period, each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.1(c)(ii)(A) or Section 7.1(d)(i)(A), as applicable;

(b) of any written communication from any Governmental Body related to the Merger or the other transactions contemplated by this Agreement;

(c) of any Legal Proceeding (including any Shareholder Proceeding) commenced and served upon it that challenges the Merger or would reasonably be expected to delay or materially impair the Closing of the Merger;

(d) of any Person holding a Synthetic Equity Position (as defined in the Company Bylaws) that was not set forth or otherwise accounted for in Section 3.4 or Parts 3.4(a) or 3.4(b) of the Disclosure Schedule; or

(e) of any notice or other communication received from a third party or any of its Subsidiaries alleging that such third party’s consent, approval, permission or waiver is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

5.10 Employee Matters.

(a) During the period beginning at the Effective Time and ending on the first anniversary thereafter (the “Continuation Period”), Parent shall provide, or cause to be provided, to each Covered Employee (i) annual base salary or base wage and target annual cash bonus opportunity (specifically excluding one-time retention bonuses), (ii) employee benefits and (iii) notice, termination or severance compensation and entitlements that are, in the case of the items addressed by clauses (i), (ii) and (iii) taken as a whole, substantially similar in the aggregate to the level of compensation, employee benefits and notice, termination or severance entitlements, taken as a whole, provided to such Covered Employee immediately prior to the Effective Time (or that would have been provided to such Covered Employee by the Company if such Covered Employee’s employment was terminated immediately prior to the Effective Time), provided that the items set forth in clauses (i), (ii) and (iii) are set forth with respect to each such Covered Employee on Part 5.10(a) of the Disclosure Schedule; and provided further, that no equity or equity based compensation that any Covered Employee received prior to the Closing shall be included within the scope of this Section 5.10.

(b) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (the “New Plans”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to use reasonable efforts to: (i) waive any preexisting condition exclusions, “actively-at-work” requirements and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any New Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any New Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan, in satisfying any applicable deductible or out-of-pocket requirements under the New Plan. Parent’s and Surviving Corporation are only obligated under this Section 5.10(b) (i) to the extent that such benefits were provided under any plans of the Company in effect immediately prior to the Closing and (ii) to the extent that the provisions hereof are permitted under the terms of the New Plans in effect on the Agreement Date, and neither Parent nor Surviving Corporation shall be obligated to amend the terms of any New Plans.

(c) As of the Effective Time and thereafter, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the

Effective Time, to the Company or its Subsidiaries (or any predecessor entities of the Company or its Subsidiaries) for vesting and eligibility purposes, to the extent permitted under the terms of the New Plans; provided, however, that in no event shall anything contained in this Section 5.10(c) result in any duplication of benefits for the same period of service.

(d) As of the Effective Time, the Company shall take all necessary actions to provide for full vesting of all amounts credited to the account of each Covered Employee under the Company’s 401(k) plan.

Nothing in this Section 5.10 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.10 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time; provided that Parent otherwise complies with its obligations under this Section 5.10. This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained herein, express or implied shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

5.11 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of January 11, 2017 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.12 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any threatened or commenced shareholder litigation, arbitration, class action or derivative proceeding against the Company or its directors or officers directly or indirectly relating to this Agreement, the Merger or the other transactions contemplated hereby (including any such claim relating to disclosures made under securities laws and regulations) (a “Shareholder Proceeding”) and shall keep Parent reasonably informed regarding any such shareholder litigation; (b) the Company shall give Parent the opportunity, at Parent’s sole cost and expense, to participate in the defense or settlement of any Shareholder Proceeding; and (c) other than settlements providing solely for supplemental disclosures to the Company’s shareholders, neither the Company nor Parent shall agree to any settlement of any Shareholder Proceeding without the other party’s consent to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent may be withheld in such party’s sole discretion if such agreement to settle would require such party to incur any material Liability, obligation, or expense (other than costs and expenses incurred in defending such Shareholder Proceeding or other Liabilities, obligation or expenses covered by applicable insurance policies, it being understood that any deductible with respect to any such insurance policies shall not be considered a material Liability, obligation, or expense hereunder); provided, further, that the Company shall not be obligated to agree to any settlement unless such settlement includes a full release of any director or executive officer of the Company that was a party to such litigation.

5.13 Section 16b Exemption. Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent by any director or executive officer of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall grant any approvals and otherwise take such actions as are appropriate to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate (or if not possible to eliminate, to minimize) the effect of such law on this Agreement and the transactions contemplated by this Agreement.

5.15 NASDAQ; Post-Closing Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Shares from NASDAQ and the deregistration of the Company Shares under the Exchange Act promptly after the Effective Time. Parent will use all commercially reasonable efforts to cause the Surviving Corporation to file with the SEC: (a) a Form 25 on the Closing Date (if not filed by NASDAQ on behalf of the Company); and (b) a Form 15 on the first Business Day that is at least ten (10) calendar days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing Date a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period.

5.16 FIRPTA. At Closing or no more than thirty (30) calendar days prior to the Closing, the Company shall deliver a statement described in Treasury Regulations Section 1.1445-2(c)(3) certifying that none of the interests in the Company being acquired pursuant to this Agreement are U.S. real property interests for purposes of Code Section 1445.

ARTICLE VI

CONDITIONS TO MERGER

6.1 Conditions to Obligations of all Parties. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a) No Governmental Body shall have enacted, issued, promulgated or entered any Law or Restraint which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and

(b) The Company Shareholder Approval shall have been obtained.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:

(a) The representations and warranties of the Company contained in: (i) Sections 3.1, 3.3(a), 3.25 and 3.26 shall be true and correct in all respects as of the Agreement Date and as of the Effective Time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time); (ii) Sections 3.4(a), 3.4(b) and 3.4(c) shall be true and correct in all respects as of the Agreement Date and as of the Effective Time (except for any inaccuracies in such representations and warranties that do not individually or in the aggregate increase the aggregate consideration required to be paid by Parent and/or Merger Sub under Article II by more than a de minimis amount); and (iii) any other representation and warranty of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except in the case of this clause (iii) where the failure of such representations and warranties, individually or in the aggregate, to be true and correct as of the Effective Time (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects its obligations and covenants contained in this Agreement at or prior to the Closing.

(c) Since the Agreement Date, there shall not have occurred any event that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a statement described in Treasury Regulations Section 1.1445-2(c)(3) certifying that none of the interests in the Company being acquired pursuant to this Agreement are U.S. real property interests for purposes of Code Section 1445.

(e) The Company shall have provided to Parent a certificate dated the Closing Date signed on its behalf by the chief financial officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) has not had a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects their obligations and covenants contained in this Agreement at or prior to the Closing.

(c) Parent shall have provided to the Company a certificate dated the Closing Date signed on its behalf by the chief financial officer of Parent to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if:

(i) the Effective Time shall not have occurred on or prior to the close of banking business, New York time, on September 30, 2017 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of the Effective Time to occur by the Outside Date is primarily attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its covenants or obligations under this Agreement;

(ii) any Governmental Body of competent jurisdiction in the United States shall have (A) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (B) issued or granted any Restraint that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, and such Restraint is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Restraint is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under this Agreement;

(iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if it has breached its obligations under this Agreement in any manner that shall have been the primary cause of, or resulted in, the failure to obtain the approval of its shareholders to this Agreement;

(c) by Parent, upon written notice to the Company, if:

(i) the Company Board shall have made an Adverse Recommendation Change; it being understood that any actions permitted to be taken by the Company or the Company Board under Section 5.3(g) shall not give rise to a right to terminate under this Section 7.1(c)(i);

(ii) the Company shall have Willfully Breached Section 5.3; or

(iii) (A) there shall have been a breach of any covenant or agreement on the part of the Company (other than Section 5.3) set forth in this Agreement; or (B) any representation or warranty of the Company set forth in Article III shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in either case of clauses (A) or (B), result in the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable or capable of being cured, or, if curable, is not cured within twenty (20) calendar days following written notice thereof by Parent;

(d) by the Company, upon written notice to Parent, if:

(i) (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement; or (B) any representation or warranty of Parent and Merger Sub set forth in Article IV shall have been inaccurate when made or shall have become inaccurate, that would, in either case of clauses (A) or (B), result in the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable, or, if curable, is not cured within twenty (20) calendar days following written notice thereof by the Company; or

(ii) the Company Board shall have (A) determined to accept a Superior Proposal in accordance with, and in compliance with the requirements of, Section 5.3 or (B) effected an Adverse Recommendation Change with respect to an Intervening Event in accordance with, and in compliance with the requirements of, Section 5.3, and concurrently with the termination hereunder, the Company shall have (1) in the case of a termination in connection with a Superior Proposal, entered into a Company Acquisition Agreement and (2) in each case paid the Termination Fee in accordance with Section 7.3(a).

7.2 Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party and such termination shall become effective immediately upon delivery of such notice; provided, however, that it shall be a condition precedent to the effectiveness of a termination by the Company pursuant to Section 7.1(d)(ii) that the Company shall have prior thereto paid or concurrently therewith be paying the Termination Fee specified in Section 7.3; provided, further, that it shall be a condition precedent to the effectiveness of a termination by the Company pursuant to Section 7.1(b)(iii) that the Company shall have prior thereto paid or concurrently therewith pay the Expenses of Parent and Merger Sub in accordance with Section 7.3. In the event this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and be of no further force or effect; provided, however, that Section 5.11 (together with the Confidentiality Agreement), this Section 7.2, Section 7.3, and Article VIII shall survive termination of this Agreement, and except as otherwise expressly provided herein (including Section 7.3), there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that no party shall be relieved or released from any Liabilities or damages arising out of any fraud or Willful Breach of any representations and warranties set forth in this Agreement or any Willful Breach of any covenant set forth in this Agreement, in each case, that occurred prior to such termination, in which case the aggrieved party shall be entitled to all remedies available to such party in law and equity.

7.3 Expenses; Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c) (other than Section 7.1(c)(iii)) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The Termination Fee payable pursuant to this Section 7.3(a) shall be paid (i) no later than two (2) Business Days following termination pursuant to Section 7.1(c) (other than Section 7.1(c)(iii)) and (ii) prior to or concurrently with any termination pursuant to Section 7.1(d)(ii) if Parent shall have provided wiring instructions for payment of the Termination Fee as of such termination, or if Parent has not then provided such wiring instructions, then such payment of the Termination Fee shall be made promptly following delivery of such wiring instructions by Parent (even if after such termination).

(b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and the Termination Fee is not otherwise payable to Parent pursuant to this Section 7.3 in connection with such termination, then the Company shall promptly, but in no event later than three (3) Business Days after delivery to the Company of a notice of demand for payment for all Expenses, including reasonable written documentation for all such Expenses, pay Parent an amount equal to the amount of such Expenses, up to a maximum of $750,000. Any amount paid pursuant to this Section 7.3(b) will be deducted from any amount that subsequently becomes payable under Section 7.3(c). Notwithstanding the foregoing, in the event this Agreement is terminated by the Company pursuant to Section 7.1(b)(i), Parent shall not be entitled to reimbursement of Expenses if the failure of the Effective Time to occur by the Outside Date is primarily attributable to a failure of Parent or Merger Sub to perform any of its covenants or obligations under this Agreement.

(c) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(iii) (other than as a result of a breach by the Company of its representations or warranties first arising following the Agreement Date), and (ii) (A) at any time on or after the Agreement Date and prior to such termination an Acquisition Proposal shall have been publicly announced or publicly or privately made known to shareholders of the Company and not withdrawn and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive acquisition agreement that provides for an Acquisition Transaction and thereafter an Acquisition Transaction is consummated (whether or not such consummation occurs within or after such twelve (12) month period), the Company shall pay Parent the Termination Fee (net of any amount paid under Section 7.3(b)) on the date of such consummation. For purposes of this Section 7.3(b), all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%)”.

(d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee or Expenses due under this Section 7.3 or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(f) Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 7.2 and Section 8.7, except in the case of a Willful Breach or fraud by or on behalf of the Company, Parent’s right to receive payment of the Expenses and/or Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Affiliates and Representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated hereunder.

ARTICLE VIII MISCELLANEOUS PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile; or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number, with email as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Open Text Corporation

105 Adelaide Street West

12th Floor

Toronto, Ontario M5H 1P9

Attention: Gordon Davies, EVP, Chief Legal Officer and Corporate Development

Facsimile No: (226) 315-0963

Email: gdavies@opentext.com

with a copy to (which copy shall not constitute notice):

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

Attention: Richard Holbrook

Facsimile No: (202) 628-5116

Email: rholbrook@crowell.com

if to the Company:

Covisint Corporation

26533 Evergreen Road, Suite 500

Southfield, Michigan 48076

Attention: Michael Sosin, General Counsel

Facsimile No: (248) 483-2900

Email: michael.sosin@covisint.com

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP

695 Town Center Dr., 17th Floor

Costa Mesa, CA 92626

Attention: William Simpson

Facsimile No: (858) 458-3130

Email: williamsimpson@paulhastings.com

8.2 No Survival. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Effective Time.

8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement and any exhibit attached hereto, may be amended or supplemented in any and all respects only by a written agreement signed by all of the parties hereto; provided that if in connection with any amendment or supplement, the Company Shareholder Approval is required under the MBCA, after the Company Shareholder Approval has been obtained there shall be no amendment or supplement that would require the further approval of the shareholders of the Company under the MBCA without such approval having first been obtained.

8.4 Waiver. Except as otherwise provided in this Agreement, any provision of this Agreement may be waived prior to the Effective Time, if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights provided by Law.

8.5 Entire Agreement; No Third Party Beneficiary. This Agreement, any exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement, and the Confidentiality Agreement, constitute the entire agreement, and supersedes and cancels all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third party beneficiary hereto, except with respect to: (a) the rights of holders of Company Shares to receive the Per Share Merger Consideration provided in Article II and the holders of Company Options and Other Company Equity Based Awards to receive the consideration described in Article II; and (b) the persons covered by Section 5.8.

8.6 Governing Law; Jurisdiction. This Agreement, and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent the laws of Michigan are mandatorily applicable to the Merger (including for the avoidance of doubt any laws relating to appraisal or dissenters’ rights) and the Company Shareholder Approval. The parties hereto agree that all actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger or the other transactions contemplated hereby shall be brought and heard in the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware), and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.6 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or by any other manner permitted by applicable Law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER SUCH ACTION OR LEGAL PROCEEDING IS BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

8.7 Specific Enforcement. Notwithstanding Section 7.3, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond or similar collateral in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10 Construction.

(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

(b) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.

8.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.12 Disclosure Schedule. Any matter disclosed in any section of the Disclosure Schedule shall qualify: (a) the correspondingly numbered and/or lettered section or paragraph of this Agreement; and (b) any other sections and paragraphs in this Agreement to the extent that it is reasonably apparent that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

8.13 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OPEN TEXT CORPORATION

By:
Name:
Title:

CYPRESS MERGER SUB, INC.

By:
Name:
Title:

COVISINT CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Amended and Restated Articles of Incorporation

Annex B

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2017 by and among Open Text Corporation, a Canadian corporation (“Parent”) and the undersigned shareholder (the “Shareholder”) of Covisint Corporation, a Michigan corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Cypress Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock and options or restricted stock units to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder, and in order to induce Parent to enter into the Merger Agreement, the Shareholder (solely in the Shareholder’s capacity as such) has agreed to, enter into this Agreement and vote all of the Subject Shares (as defined below), to the extent such Subject Shares are entitled to be voted, as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; (ii) the Effective Time; and (iii) at the option of the Shareholder, upon Parent’s receipt of written notice by the Shareholder following any amendment or modification to the Merger Agreement that materially adversely affects the Shareholder (including but not limited to any reduction or change in the amount of or form of the Merger Consideration or any change in the conditions to the Merger).

(b) “Subject Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units and other rights to acquire shares of Company Common Stock) owned by the Shareholder as of the date hereof; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units and other rights to acquire shares of Company Common Stock) of which the Shareholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of purchase, exercise of options, restricted stock units or other securities, the conversion or exchange of any securities, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c) A Person shall be deemed to have effected a “Transfer” of a Subject Share if such Person, directly or indirectly: (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of (including by gift or any Constructive Disposition) such Subject Share or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, assignment, grant of an option with respect to, transfer, tender or other disposition (including by gift or Constructive Disposition) of such Subject Share or any interest therein. As used herein, the term “Constructive Disposition” means, with respect to any Subject Share, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such Subject Share.

2. Transfer of Subject Shares.

(a) Transfer Restrictions. The Shareholder shall not (i) cause or permit any Transfer of any of the Subject Shares to be effected or (ii) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares. The Shareholder shall not, and shall not permit any Person under the Shareholder’s control or any of its or such Person’s respective Representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding.

(b) Transfer of Voting Rights. The Shareholder shall not deposit (or permit the deposit of) any Subject Shares into a voting trust or grant any proxy, power of attorney, right of first offer or refusal or enter into any voting agreement or similar agreement with respect to any of the Subject Shares in contravention of the obligations of the Shareholder under this Agreement.

(c) Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by the Shareholder: (i) if the Shareholder is an individual: (A) to any member of the Shareholder’s immediate family or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family; or (B) upon the death of the Shareholder; or (ii) if the Shareholder is a partnership or limited liability company, to one or more partners or members of the Shareholder or to an affiliated corporation under common control with the Shareholder; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement. Further, nothing in this Section 2 shall prohibit the Shareholder from holding any portion of the Subject Shares in a securities margin account, subject to the terms and conditions of such account.

(d) Stop Transfer Order. The Shareholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

3. Agreement to Vote Subject Shares.

(a) At every meeting of the shareholders of the Company however called (whether annual or special), and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, the Shareholder (solely in the Shareholder’s capacity as such) shall vote or deliver a written consent with respect to all of the Subject Shares to the fullest extent such Subject Shares are entitled to be voted (regardless of any Adverse Recommendation Change):

(i) in favor of the approval of the Merger Agreement and, without limitation of the preceding language, the approval of any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which such meeting is held to the extent Company shareholder approval is required for such adjournment or postponement and such adjournment or postponement is in accordance with Section 5.4(e) of the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions: (A) any Acquisition Transaction; and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the shareholders of the Company contemplated in clause (i) above) that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b) At any meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, the Shareholder shall cause the Subject Shares, to the extent applicable, to be counted as present thereat for purposes of establishing a quorum.

(c) The Shareholder shall not enter into any agreement or understanding with any Person to vote or give voting instructions in any manner in violation of the terms of this Section 3 and further hereby agrees not to commit or agree to take any action in violation of this Section 3.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Shareholder to attempt to) limit or restrict the Shareholder in his or her capacity as a director or officer of the Company, or any designee of the Shareholder who is a director or officer of the Company, from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of the Company).

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Subject Shares, which shall be irrevocable to the fullest extent permissible by law.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall not have the authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

7. Representations and Warranties of the Shareholder. Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with its terms;

(b) Title to Shares. Shareholder solely owns beneficially the Shares, free and clear of any Encumbrance, and such Shares represent the only securities of the Company owned by Shareholder; and

(c) Transfer Restriction. Except for this Agreement, Shareholder is not a party to any option, restricted stock unit, purchase right, or other Contract that could require Shareholder to sell, transfer or otherwise dispose of any equity or ownership interest in the Company or any of its Subsidiaries.

8. Representations and Warranties of Parent. Parent represents and warrants to the Shareholder as follows:

(a) Organization; Power; Binding Agreement. Parent is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute and deliver this Agreement, to perform all of Parent’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by the Shareholder of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Shareholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will: (i) conflict with or result in any breach of any organizational documents applicable to Parent; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent is a party or by which Parent or any of Parent’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

9. No Solicitation; Notification.

(a) No Solicitation. The Shareholder understands and acknowledges the obligations of the Company under Section 5.3(a) of the Merger Agreement and agrees that the Shareholder (solely in the Shareholder’s capacity as such) shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by the Shareholder to act on the Shareholder’s behalf to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 5.3(a) of the Merger Agreement or otherwise take any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.3(a) of the Merger Agreement.

(b) Notice of Certain Events. The Shareholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Shareholder set forth herein.

10. Disclosure. The Shareholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Shareholder’s identity and ownership of Subject Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

11. Consents and Waivers. The Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Shareholder is a party or pursuant to any rights the Shareholder may have.

12. Street Name Subject Shares. The Shareholder agrees to deliver a letter to each financial intermediary or other Person through which the Shareholder holds Subject Shares that informs such Person of the Shareholder’s obligations under this Agreement and that directs such Person to not act in disregard of such obligations without the prior written consent of Parent.

13. Further Assurances. The Shareholder agrees not to take any action which would make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect as of any time prior to the termination of this Agreement or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to the terms and conditions of this Agreement, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

14. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date; provided, that Section 15 shall survive such termination. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement. For the avoidance of doubt, this Agreement does not terminate upon any Adverse Recommendation Change unless the Merger Agreement is terminated in accordance with its terms.

15. Miscellaneous.

(a) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

(b) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(c) Specific Enforcement. The parties hereto agree that irreparable damage would occur to Parent for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached by the Shareholder, and that Parent, in addition to any other remedy to which Parent is entitled at law or in equity, shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches or threatened breaches. The Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Open Text Corporation

105 Adelaide Street West

12th Floor

Toronto, Ontario M5H 1P9

Attention: Gordon Davies, EVP, Chief Legal Officer and Corporate Development

Facsimile No: (226) 315-0963

Email: gdavies@opentext.com

with a copy to (which copy shall not constitute notice):

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

Attention: Richard Holbrook

Facsimile No: (202) 628-5116

Email: rholbrook@crowell.com

if to the Shareholder, to its address set forth on the Shareholder’s signature page hereto, with a copy to:

Paul Hastings LLP

695 Town Center Drive, 17th Floor

Costa Mesa, California 92626

Attention: William Simpson

Facsimile No: (858) 458-3130

Email: williamsimpson@paulhastings.com

(e) No Waiver. The failure of either party hereto to exercise any right or remedy provided under this Agreement, or to insist upon compliance by any other party with its obligations under this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such right or remedy or to demand such compliance.

(f) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under Section 15(d) or otherwise under the applicable laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Entire Agreement; No Third Party Beneficiary. This Agreement, including Exhibit A hereto, together with the Merger Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement, including Exhibit A, is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third party beneficiary hereto.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i) Construction.

(i) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa, and any reference to gender shall include the masculine, feminine and neuter genders.

(ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, unless the text otherwise requires, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed exclusive and shall mean “and/or.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(v) The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph or clause of this Agreement.

(j) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(k) Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

OPEN TEXT CORPORATION	SHAREHOLDER:

By:	By:

Name:

Title:
Subject Shares Beneficially Owned

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options shares of Company Common Stock underlying outstanding restricted stock units

ADDRESS:

**** VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of Covisint Corporation, a Michigan corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Open Text Corporation, a Canadian corporation (“Parent”), each of their designees, and each of them, as the sole and exclusive attorneys and proxies of the Shareholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the Shareholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the Shareholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Subject Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the Shareholder’s execution of this Irrevocable Proxy, any and all prior proxies given by the Shareholder with respect to any Subject Shares are hereby revoked and the Shareholder agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the Shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Cypress Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; (ii) the Effective Time (as defined in the Merger Agreement); and (iii) at the option of the Shareholder, upon Parent’s receipt of written notice by the Shareholder following any amendment or modification to the Merger Agreement that materially adversely affects the Shareholder (including but not limited to any reduction or change in the amount of or form of the Merger Consideration or any change in the conditions to the Merger).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Shareholder, at any time prior to the Expiration Date, to act as the Shareholder’s attorney and proxy to vote the Subject Shares to the fullest extent such Subject Shares are entitled to be voted, and to exercise all voting, consent and similar rights of the Shareholder with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting (regardless of any Adverse Recommendation Change, as such term is defined in the Merger Agreement): (i) in favor of the approval of the Merger Agreement and, without limitation of the preceding language, the approval of any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held to the extent Company shareholder approval is required for such adjournment or postponement and such adjournment or postponement is in accordance with Section 5.4(e) of the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions: (A) any Acquisition Transaction; and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the shareholders of the Company contemplated in clause (i) above) that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The Shareholder may vote the Subject Shares to the extent such Subject Shares are entitled to be voted on all other matters.

Any obligation of the Shareholder hereunder shall be binding upon the successors and permitted assigns of the Shareholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

The Shareholder acknowledges and agrees that neither Parent nor any of its successors, permitted assigns, Affiliates (as such term is defined in the Merger Agreement), employees, shareholders, agents or other representatives, shall incur any liability to the Shareholder in connection with or as a result of any exercise of the proxy granted to Parent pursuant to this Irrevocable Proxy, other than in connection with any such exercise that results in a breach by Parent of this Irrevocable Proxy (in which case, only Parent may incur any liability therefor).

Dated: June , 2017	SHAREHOLDER:

By:

Name:

Title:

***** IRREVOCABLE PROXY *****

Annex C

June 5, 2017

The Board of Directors of

Covisint Corporation

26533 Evergreen Road, Suite 500

Southfield, Ml 48076

Members of the Board of Directors:

We understand that Covisint Corporation, a Michigan corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Open Text Corporation, a Canadian corporation (“Parent”), and Cypress Merger Sub, Inc., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Transaction”) with the Company remaining as the surviving corporation.

As a result of the Transaction, each share of common stock, no par value, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time, other than shares of Company Common Stock held, directly or indirectly, by the Company (or held in the Company’s treasury) or any of its Subsidiaries or Parent, Merger Sub or any Subsidiary of Parent immediately prior the Effective Time, will be converted into the right to receive $2.45 per share in cash, without interest and less any required withholding Taxes, if any (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(iv)	reviewed certain non-public projected financial data relating to the Company, including the future growth prospects of the Company under alternative business assumptions, prepared and furnished to us by management of the Company;

(v)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

EVERCORE    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

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The Board of Directors of Covisint Corporation

June 5, 2017

(vi)	participated in various meetings of the Board during which the possibility of the Transaction was discussed;

(vii)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(viii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	compared the financial performance of the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(x)	compared the financial terms of the Transaction, including the premiums paid, to the extent publicly available, with those of certain other transactions that we deemed relevant;

(xi)	reviewed certain analyses related to the tax attributes of the Company in connection with the Transaction, furnished to us by management of the Company;

(xii)	performed discounted cash flow analyses based on forecasts and other data provided by management of the Company;

(xiii)	reviewed a draft of the Merger Agreement, dated June 2, 2017, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

(xiv)	reviewed a draft of the form of voting agreement in favor of Parent to be executed by each of the officers and directors of the Company, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis (“Voting Agreement”); and

(xv)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement and in the Voting Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Voting Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have assumed that each of the executed Merger Agreement and Voting Agreement will conform in all material respects to the drafts we reviewed. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits to the holders of the Company Common Stock of the Transaction.

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The Board of Directors of Covisint Corporation

June 5, 2017

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of Company Common Stock (other than the Company or any of its Subsidiaries or Parent, Merger Sub or any Subsidiary of Parent), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company or Parent will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. We will also be entitled to receive a success fee if the Transaction is consummated. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

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The Board of Directors of Covisint Corporation

June 5, 2017

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ J. Stephen Worth
J. Stephen Worth Senior Managing Director

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PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION COVISINT CORPORATION VOTE BY INTERNET 26533 EVERGREEN ROAD Before The Meeting—Go to www.proxyvote.com SUITE 500 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date SOUTHFIELD, MI 48076 or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/COVS2017SM You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E30997-S60150 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COVISINT CORPORATION The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1. Approval of the Merger Agreement To approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 5, 2017, ! ! ! among Covisint Corporation, a Michigan corporation, OpenText Corporation, a Canadian corporation (“OpenText”) and Cypress Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of OpenText. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Vote on Adjournment To approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insuf?cient votes at ! ! ! the time of the special meeting to approve the Merger Agreement. NOTE: If any other business is properly presented at the special meeting or any adjournment or postponement thereof, the holders of proxies will have discretion to vote on these matters in accordance with their best judgment. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E30998-S60150 COVISINT CORPORATION Special Meeting of Shareholders July [?], 2017 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Samuel M. Inman, III and Enrico Digirolamo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of COVISINT CORPORATION that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 AM, Eastern Time on July [·], 2017, live via the Internet, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side.